SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934 (Amendment No. ^ 3)

Check the appropriate box:

?     Preliminary Information Statement

?     Confidential, for Use of the Commission Only
 (as permitted by Rule 14c-5(d)(2))

?     Definitive Information Statement

          ELECTRONIC RETAILING SYSTEMS INTERNATIONAL, INC.
 (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box)

?    No fee required
?    Fee computed on table below per Exchange Act Rules 14c-5(g)
      and 0-11.

(1) Title of each class of securities to which transaction applies:

		Common Stock, $.01 par value
	   ----------------------------
(2) Aggregate number of securities to which transaction applies:

		8,649,187*
		----------
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined)

		$0.26**
		-------
(4) Proposed maximum aggregate value of transaction:

		$2,248,788.62
		-------------
(5) Total fee paid:

		$449.76***
		----------
*	Based upon the maximum number of shares of the Registrant's
Common Stock to be converted in the proposed merger to the right to receive cash (including shares issuable upon the exercise of outstanding stock options of the Registrant which have an exercise price below the per share merger consideration and excluding: (x) shares beneficially owned by the acquisition company that will not be converted into cash in the proposed merger and (y) shares issuable upon the exercise of outstanding stock options and warrants of the Registrant which have an exercise price in excess of the per share merger consideration).

**	 Equal to the proposed cash payment to holders of the shares set forth in (2) above.

*** Determined by multiplying the amount calculated under (4) above by 1/50 of one percent.


? Fee paid previously with preliminary materials.
? Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

	N/A

(2) Form, Schedule or Registration Statement No.:

	N/A

(3) Filing Party:

	N/A

(4) Date Filed:

	N/A


ELECTRONIC RETAILING SYSTEMS INTERNATIONAL, INC.

November 29, 2001

Dear Stockholder:

	On July 2, 2001, your Board of Directors approved an agreement and plan of merger that provides for the payment by a newly-formed acquisition company, organized by ERS' principal stockholders, of $0.26 per share, in cash, to each holder of ERS Common Stock other than any stockholder who properly exercises dissenters' rights. Under the agreement, a wholly-owned subsidiary of the acquisition company will merge into ERS following the reclassification of the ERS Common Stock contributed to the acquisition company in connection with its organization as shares of a new Class B Common Stock, to be outstanding after the merger as the sole class of common equity of ERS.

	Stockholders of the acquisition company who own in excess of a majority of ERS' voting stock have executed a written consent as majority stockholders approving the merger and the reclassification. The written consent assures that the merger and the reclassification will occur without your vote.
Therefore, your vote is not required to complete the merger or the reclassification.

	Please note that this is not a request for your vote or a proxy statement, but rather an information statement designed to inform you of the merger, and the reclassification, and to provide you with information about the merger, and the reclassification, and the background of the transaction.

	WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT
TO SEND US A PROXY.

	The agreement and plan of merger approved by your Board of Directors provides that, subject to certain conditions, you are entitled to dissenters' rights in the merger if you dissent by December 19, 2001, as explained in this information statement.


	The date of this information statement is November 29, 2001. We mailed this information statement to you on or about
November 29, 2001.

								Sincerely,

								NORTON GARFINKLE
								Chairman of the Board

ELECTRONIC RETAILING SYSTEMS INTERNATIONAL, INC.
488 Main Avenue
Norwalk, Connecticut 06851
(203) 849-2500


NOTICE OF ADOPTION
OF
AGREEMENT AND PLAN OF MERGER
AND
AMENDMENT TO CERTIFICATE OF INCORPORATION
BY
WRITTEN CONSENT OF STOCKHOLDERS


	NOTICE IS HEREBY GIVEN, pursuant to Section 228 of the Delaware General Corporation Law, that on July 2, 2001, in accordance with Section 228, the record holders of a majority of the outstanding common stock, $.01 par value (the "ERS Common Stock"), of Electronic Retailing Systems International, Inc., a Delaware corporation ("ERS"), gave their written consent, without a stockholders' meeting, approving:

(1) an Agreement and Plan of Merger (the "Merger
Agreement") among ERS, Systems Holding, Inc., a newly-formed Delaware corporation ("Holdco"), and Systems Merger
Sub, Inc., a newly-formed Delaware corporation ("Merger
Sub"), and the transactions contemplated thereby, providing for, among other things, the merger (the "Merger") into ERS of Merger Sub, following the reclassification (the
"Reclassification") of the shares of ERS Common Stock contributed to Holdco as shares of a new Class B common stock, $.01 par value, of ERS, to be outstanding after the Merger as the sole class of common equity of ERS, and the consummation of the transactions contemplated by the Merger
Agreement, including the conversion of each share of ERS
Common Stock, other than dissenting shares, into the right to receive $0.26 in cash, without interest; and

(2) an amendment to ERS' certificate of incorporation
(the "Reclassification Amendment"), effective immediately prior to the Merger, providing for the Reclassification.

As permitted by Delaware law, no meeting of stockholders of ERS is being called for the purpose of voting on the Merger
Agreement and the Merger or the Reclassification Amendment.

Stockholders of ERS who have not consented to the proposed
Merger in writing pursuant to Section 228 of the Delaware General Corporation Law and who have complied with the requirements of the Delaware General Corporation Law have the right to seek appraisal of their shares. See "The Merger - Dissenter's Rights" in the accompanying Information Statement for a statement of the rights of dissenting stockholders and a summary description of the procedures required to be followed to seek appraisal and the text of Section 262 of the Delaware General Corporation Law annexed to the Information Statement which sets forth such procedures. Holders of ERS Common Stock, or of ERS' Series A-1 Preferred Stock, $1.00 par value, who wish to dissent must do so by December 19, 2001.


These items are more fully described in the enclosed
Information Statement, which is hereby made part of this Notice.


						NORTON GARFINKLE, Secretary



Norwalk, Connecticut

November 29, 2001


INFORMATION STATEMENT
INTRODUCTION
	This Information Statement of Electronic Retailing Systems International, Inc., a Delaware corporation ("ERS"), covers an agreement and plan of merger approved on July 2, 2001 by the Board of Directors and stockholders of ERS, that provides for the payment by a newly-formed acquisition company, organized by Norton Garfinkle and Bruce F. Failing, Jr., ERS' founders (the "Principal Stockholders"), of $0.26 per share in cash, without interest, to each of the holders of ERS' common stock, $.01 par value (the "ERS Common Stock"), other than the stockholders of the acquisition company.

Under the terms of the Agreement and Plan of Merger dated
July 2, 2001 (the "Merger Agreement") among ERS, Systems Holding, Inc., a newly-formed Delaware corporation ("Holdco"), and Systems Merger Sub, Inc., a newly-formed Delaware corporation ("Merger Sub") and wholly-owned subsidiary of Holdco, Merger Sub will merge (the "Merger") into ERS following the reclassification (the "Reclassification") of the shares of ERS Common Stock contributed to Holdco as shares of a new class B common stock, $.01 par value (the "ERS Class B Common Stock"), of ERS, and ERS will continue as the surviving corporation. As a result of the Merger, each share of ERS' Series A-1 Preferred Stock, $1.00 par value (the "ERS Series A-1 Preferred Stock"), and each share of ERS Class B Common Stock, outstanding immediately prior to the Merger, other than dissenting shares, will continue unchanged and remain outstanding as shares of the capital stock of ERS. At the effective time of the Merger, each share of ERS Common Stock outstanding immediately prior to the Merger, other than dissenting shares, will be converted into the right to receive $0.26 in cash, without interest. The Merger Agreement is annexed to this Information Statement as Annex A and is incorporated herein by reference.

	The Board of Directors of ERS, acting upon the recommendation of a Special Committee of the Board consisting entirely of the non-management director of ERS who is not an affiliate of Holdco or its stockholders, has approved the Merger Agreement, and the transactions contemplated thereby. The Special Committee and the full Board of Directors of ERS believe that the terms and provisions of the Merger Agreement are fair to and in the best interests of unaffiliated holders of the ERS Common Stock (the "Unaffiliated Stockholders").

	PLEASE NOTE THAT THIS IS NOT A REQUEST FOR YOUR VOTE OR A PROXY STATEMENT, BUT RATHER AN INFORMATION STATEMENT DESIGNED TO INFORM YOU OF THE MERGER AND THE RECLASSIFICATION AND TO PROVIDE YOU WITH INFORMATION ABOUT THE MERGER, THE RECLASSIFICATION AND THE BACKGROUND OF THESE TRANSACTIONS.

Stockholders of Holdco representing in excess of a majority of the outstanding ERS Common Stock, the sole class of voting securities of ERS, have executed a consent as majority stockholders approving the Merger Agreement, and the transactions contemplated thereby, including the amendment (the "Reclassification Amendment") to ERS' certificate of incorporation effectuating the Reclassification. No additional vote of the stockholders of ERS is required to complete the transactions contemplated by the Merger Agreement.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT
TO SEND US A PROXY.

THE MERGER AND THE RECLASSIFICATION HAVE NOT BEEN APPROVED
OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERIT OF THE MERGER OR THE RECLASSIFICATION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS INFORMATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

	BNY Capital Markets, Inc. ("BNY") , financial advisor to the Special Committee, has delivered to the Special Committee its written opinion to the effect that, as of the date of the Merger Agreement, the amount of cash per share to be paid under the Merger Agreement is fair, from a financial point of view, to the Unaffiliated Stockholders. The full text of the written opinion of BNY containing the assumptions made, the matters considered and the scope of the opinion is included in this Information Statement as Annex B and is incorporated herein by reference. Stockholders are urged to read the BNY opinion in its entirety.

In connection with the Merger, stockholders are entitled to exercise dissenter's rights. Stockholders who wish to dissent must do so by December 19, 2001. See "The Merger - Dissenters'
Rights."


This Information Statement is first being mailed to stockholders on or about November 29, 2001. As of the date of this Information Statement, there were 21,345,383 shares of ERS
Common Stock outstanding.


This Information Statement is dated November 29, 2001

TABLE OF CONTENTS
Page

QUESTIONS AND ANSWERS ABOUT THE MERGER	 1
FORWARD-LOOKING STATEMENTS	 6
SPECIAL FACTORS	 7
	Background of the Merger	 7
	Recommendation of the Special Committee and the Board
	 of Directors; Reasons for Approving the Merger
	 Agreement	13
	Opinion of BNY to the Special Committee	20
	Position of Holdco and Principal Stockholders
	 and their Affiliates as to the Fairness of the Merger	27
	Purposes and Structure of the Merger	31
	Certain Effects of the Merger	31
	Interests of Certain Persons in the Merger	32
	Certain United States Federal Income Tax Consequences	33
	Certain United Kingdom Tax Consequences	35

THE MERGER	37

	Basic Terms of Merger Agreement	37
	Dissenters' Rights	40
	Stockholder Consent to the Merger	42
	Financing of the Merger; Fees and Expenses	43
	Accounting Treatment	43
	Certain Legal Matters	44

THE RECLASSIFICATION AMENDMENT	45
PRICE OF ERS COMMON STOCK AND
 DIVIDEND POLICY	47
SELECTED HISTORICAL CONSOLIDATED
  FINANCIAL DATA	48

THE COMPANY	51

	Description of ERS	51
	Recent Developments	51
	Management	53
	Security Ownership of Principal Stockholders
	 and Management	55
	ERS Capital Stock	59

INFORMATION CONCERNING HOLDCO
  AND MERGER SUB	62


CERTAIN TRANSACTIONS AND RELATIONSHIPS	64

	Certain Transactions of ERS with Affiliates	64
	Other Relationships	66

OTHER MATTERS	68

	Independent Auditors	68
	Nominated Advisor	68
	Documents Accompanying Information Statement	68
	Available Information	68
	Incorporation of Certain Documents by Reference	69

Annex A  -  Agreement and Plan of Merger
Annex B  -  Opinion of BNY Capital Markets, Inc.
Annex C -   Section 262 of Delaware General Corporation Law


QUESTIONS AND ANSWERS ABOUT THE MERGER
	The following question and answer summary highlights
selected information from this Information Statement. You should carefully read the entire Information Statement and its annexes to obtain additional information concerning the proposed
transactions.
Q:	WHY DID I RECEIVE THIS INFORMATION STATEMENT?

A:	Applicable laws require us to provide you information
regarding the Merger and the Reclassification, even though your vote is neither required nor requested to complete the Merger or the Reclassification.

Q:	WHO ARE THE PARTIES TO THE MERGER?

A:	The Merger Agreement provides for the merger of a newly-
formed wholly-owned subsidiary of Holdco, organized by Norton Garfinkle and Bruce F. Failing, Jr., ERS' founders, into ERS. ERS would be the surviving corporation in the Merger.

	Mr. Garfinkle is the Chairman of the Board and a director of ERS, and beneficially owns (individually, and through Garfinkle Limited Partnership I and Garfinkle Limited
Partnership II, both family limited partnerships, and their sole general partner, G.F. Management Corp., an affiliate of Mr. Garfinkle) approximately 37.0% of the outstanding
ERS Common Stock. Mr. Failing is the Vice Chairman of the
Board and Chief Executive Officer and a director of ERS, and beneficially owns (individually, and through The
Failing Trust, a family trust) approximately 14.7% of the outstanding ERS Common Stock. Messrs. Garfinkle and Failing are both directors of Holdco and, together with their family companies and trust, beneficially own, respectively, approximately 60.8% and 24.2% of Holdco's common equity.
For more information concerning Holdco and Messrs.
Garfinkle and Failing and their family companies and trust, see "The Company - Management" and "- Security Ownership of Principal Stockholders and Management," "Information
Concerning Holdco and Merger Sub" and "Certain Transactions and Relationships."

Q:	HOW WILL THE MERGER BE ACCOMPLISHED?

A:	Prior to the Reclassification, the stockholders of Holdco
will contribute all of their shares of ERS Common Stock
(constituting approximately 60.2% of the outstanding ERS
Common Stock) to Holdco. For more information identifying the stockholders of Holdco other than Messrs. Garfinkle and Failing and their family companies and trust, see "The
Company Security Ownership of Principal Stockholders and
Management." Immediately prior to the effectiveness of the Merger, ERS will file the Reclassification Amendment with the Secretary of State of Delaware, and all shares of ERS
Common Stock contributed to Holdco will be reclassified as shares of ERS Class B Common Stock.

	At the Effective Time, the remaining shares of ERS Common Stock, other than dissenting shares, will be converted into the right to receive $0.26 per share in cash. All shares of ERS Series A-1 Preferred Stock and ERS Class B Common
Stock, other than dissenting shares, will continue unchanged and remain outstanding as shares of capital stock of ERS. As a result of the Merger, Holdco will become the sole holder of the common equity of ERS.

	At the Effective Time, each option to acquire ERS Common Stock which is outstanding at the Effective Time will be assumed by Holdco with its terms and conditions continuing in effect, except that it will become exercisable with respect to a number of common shares of Holdco equal to the number of shares of ERS Common Stock originally subject to such option. Each warrant to acquire ERS Common Stock outstanding at the Effective Time will, in accordance with its terms, be converted into the right to receive, instead of each share of ERS Common Stock originally issuable upon exercise, an amount, if any, equal to the amount by which the cash per share to be paid in the Merger exceeds the current exercise price per share of such warrant.

	For more information concerning the terms and provisions of the Merger Agreement and the Reclassification Agreement, see "The Merger" and "The Reclassification Amendment."

Q.	ARE THERE CONDITIONS TO COMPLETION OF THE MERGER?

A:	The completion of the Merger depends on certain conditions
being satisfied or waived before the Effective Time. The obligations of all parties to the Merger Agreement to complete the Merger are subject, among other conditions, to the distribution of this Information Statement and the expiration of the applicable 20 ^ business day notice period and the absence of any legal prohibition regarding completion of the Merger.

	In addition, ERS, on the one hand, and Holdco, on the other hand, will not be obligated to complete the Merger in the event of any material inaccuracy in the representations and warranties of the other such party contained in the Merger
Agreement, or any material breach in performance of the Merger Agreement by the other such party. These conditions will not apply if the inaccuracy or breach does not have a material adverse effect on the other such party's business or financial condition or its ability to complete the Merger.

	For more information concerning the conditions to completion of the Merger, see "The Merger - Basic Terms of
Merger Agreement."

Q:	HAS THE BOARD OF DIRECTORS RECOMMENDED THE MERGER?

A:	Yes. First, a Special Committee of the Board of Directors
of ERS approved the Merger Agreement, and recommended that the full Board of Directors adopt the Merger Agreement. The
ERS Board of Directors, having received the recommendation of the Special Committee, determined that the Merger is fair and in the best interests of ERS and the Unaffiliated
Stockholders, and has unanimously approved the Merger and the Reclassification.

	To review the background and reasons for the Merger and the Reclassification and the factors considered by the Special
Committee in approving and recommending the Merger and the Board of Directors in approving and recommending the Merger and the Reclassification in greater detail, see "Special
Factors - Recommendation of the Special Committee and the
Board of Directors; Reasons for Approving the Merger
Agreement."

Q:	WHY WAS THE SPECIAL COMMITTEE FORMED?

A:	The Board of Directors of ERS established the Special
Committee, consisting of David Diamond, the non-management director of ERS who is not an affiliate of Holdco or its stockholders, to consider the merger proposal from Messrs. Garfinkle and Failing, and to review, evaluate and negotiate the terms of the Merger Agreement. The Board of Directors of ERS formed the Special Committee because the merger transaction presents a potential conflict of interest for Messrs. Garfinkle and Failing, and for Donald Zilkha, a director of ERS who is an investor in Holdco, and for Michael Persky, a director of ERS who is, and after the Merger will continue as, a member of ERS' senior management. The ERS Board selected Mr. Diamond as the sole member of the Special Committee because he was the only director who does not have a potential conflict of interest with respect to the merger transaction and was not an officer or director, investor or other affiliate of the newly-formed acquisition company, or a member of ERS' management. Under Delaware law, in a related party transaction such as the Merger, if a company creates a special committee of disinterested directors and such special committee uses due care in evaluating the terms of the transaction and otherwise operates as an effective proxy for arms'-length, non-coerced bargaining, anyone challenging the transaction would be required to prove the transaction is unfair to stockholders unaffiliated with the acquiring group.

	The Special Committee independently selected and retained legal counsel and, as its financial advisor, BNY Capital
Markets, Inc., to assist it in its deliberations. The
Special Committee received an opinion from BNY that, on the date of the Merger Agreement, the $0.26 per share in cash to be paid in the Merger is fair from a financial point of view to the Unaffiliated Stockholders. For more information concerning the Special Committee, its activities and the opinion of the Special Committee's financial advisor, see " Special Factors - Background of the Merger," "-
Recommendation of the Special Committee and the Board of Directors; Reasons for Approving the Merger Agreement" and "-Opinion of BNY to the Special Committee."

Q:	WHAT IS THE POSITION OF HOLDCO AND ITS PRINCIPAL
STOCKHOLDERS AND THEIR AFFILIATES AS TO THE FAIRNESS OF THE
MERGER?

	Holdco, and its subsidiary, as well as Messrs. Garfinkle and Failing, and Garfinkle Limited Partnership I, Garfinkle Limited Partnership II, G.F. Management Corp. and The
Failing Trust, have considered the analysis and findings of the Special Committee and the full Board of Directors of ERS. Based in part on such analysis, each of them believes the Merger is fair to the Unaffiliated Stockholders.

	To review in greater detail the factors considered by Holdco, its subsidiary, Messrs. Garfinkle and Failing, and their respective family companies and trust in evaluating the Merger, see "Special Factors - Position of Holdco and Principal Stockholders and Their Affiliates as to the Fairness of the Merger."


Q:	WHY AM I NOT BEING ASKED TO VOTE?

A:	The stockholders of Holdco own sufficient shares of ERS
Common Stock to approve the Merger Agreement and the Reclassification Amendment without your vote, and the Merger Agreement and the Reclassification Amendment have already been approved by the required stockholder vote. See
"Stockholder Consent to the Merger."

Q:	WHAT WILL I RECEIVE IF THE MERGER IS COMPLETED?

A:	As described above, you will be entitled to receive $0.26
in cash, without interest, for each share of ERS Common
Stock that you own. For example, if you own 7,500 shares of ERS Common Stock, upon completion of the Merger, and subject to you properly submitting your stock certificates for cancellation, you will be entitled to receive $1,950 in cash. See "The Merger - Basic Terms of the Merger
Agreement."

Q:	WHAT WILL BE THE EFFECT OF THE MERGER?

A:	The Unaffiliated Stockholders will not have the opportunity
to participate in the earnings and growth of ERS after the Merger and will not have the right to vote on any corporate matters.

	Following completion of the Merger, the ERS Common Stock will no longer be authorized to be quoted on the OTC
Bulletin Board, the registration of the ERS Common Stock under the Securities Exchange Act of 1934 will be terminated and ERS will no longer file reports with the Securities and Exchange Commission and the listing of the ERS Common Stock on the Alternative Investment Market of the London Stock Exchange will be cancelled. See "Special
Factors - Certain Effects of the Merger."

Q:	WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A:	We anticipate that the Merger will be completed in the
fourth quarter of this year after the distribution of this Information Statement, and the expiration of the applicable notice period that requires that this Information Statement be distributed at least 20 ^ business days prior to the Effective Time. The Effective Time will occur at the time a certificate of merger is filed with the Secretary of State of Delaware, after the satisfaction or waiver of the conditions to the Merger contained in the Merger Agreement, as described above.

Q:	SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A:	No. After the effective time of the Merger, we will send
you written instructions for exchanging certificates representing your shares of ERS Common Stock for the payment of $0.26 per share in cash, without interest. For further information concerning procedures for delivery of your shares and receipt of the merger consideration, see
"The Merger - Basic Terms of the Merger Agreement."

Q:	HOW DO I DISSENT FROM THE MERGER?

A:	If you wish, you may dissent from the Merger and seek an
appraisal of the fair value of your shares of ERS Common
Stock, or ERS Series A-1 Preferred Stock, but only if you comply with the requirements of Delaware law which are annexed to this Information Statement. If you wish to dissent, you must do so by December 19, 2001, by delivering a written demand for appraisal to the Secretary of ERS at 488 Main Avenue, Norwalk, Connecticut 06851. Please refer to "The Merger - Dissenters' Rights."

Q:	WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME?

A:	Your tax consequences will depend on your personal
situation. You should consult your tax advisors for a full understanding of the tax consequences of the Merger to you.
See "Special Factors - Certain United States Federal Income
Tax Consequences" and "- Certain United Kingdom Tax
Consequences."

Q:	WHAT DO I NEED TO DO NOW?

A:	Nothing. This Information Statement is purely for your
information, and does not require or request you to do anything.

Q:	WHOM CAN I CONTACT WITH QUESTIONS?

A:	If you have any questions about the Merger or the
Reclassification, please address your inquiries to ERS at 488 Main Avenue, Norwalk, Connecticut 06851, Attention:
Corporate Secretary.



FORWARD-LOOKING STATEMENTS
	This Information Statement contains certain forward-looking statements. Because these forward-looking statements are being made in connection with a going private transaction, the safe harbor created by Section 21E of the Securities Exchange Act of 1934, as amended, does not apply to these statements. Such forward-looking statements involve risks and uncertainties and include, but are not limited to, statements regarding future events and our plans, goals and objectives. Such statements are generally accompanied by words such as "intend," "anticipate," "believe," "estimate," "expect," or similar terms. ERS' actual results may differ materially from such statements. Factors that could cause or contribute to such differences include, without limitation, the progress of the winding-down of ERS' electronic shelf label operations, ERS' arrangements with holders of its debt obligations, the prospects of NewCheck Corporation ("NewCheck"), in which ERS holds an interest, and other risks and uncertainties indicated from time to time in ERS' filings with the Securities and Exchange Commission (the "Commission").
	Although ERS believes that the assumptions underlying its forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there cannot be any assurance that the results contemplated in such forward-looking statements will be realized. The inclusion of such forward-looking information should not be regarded as a representation by ERS or any other person that the future events, plans or expectations contemplated by ERS will be achieved. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this Information Statement or to reflect the occurrence of unanticipated events.

SPECIAL FACTORS

Background of the Merger

	ERS, since its inception, has been engaged primarily in the development, design, market testing and sale of the ERS ShelfNet System(R) and its prior generation systems. The market for electronic shelf label systems, such as the ERS ShelfNet
System(R), remains in the development stage, and market acceptance of, and demand for, these systems are subject to a high level of uncertainty. ERS estimates that, as of September
30, 2001, of the approximately 31,800 supermarkets in the United States that constituted ERS' target market, only approximately
225 stores were operating electronic shelf label systems.

	ERS has never been profitable, and ERS has incurred significant net operating losses and negative cash flows from operations to date. ERS has historically funded its operations primarily through:

 .	loans from its principal stockholders;

 .	the sale of interests in an affiliated partnership;

 .	its initial public offering of ERS Common Stock
consummated in 1993;

 .	its arrangements with the Connecticut Development
Authority;

 .	the sale of preferred stock to ERS' principal
stockholders and members of the ERS Board of Directors and their affiliates;

 .	an offshore public offering and contemporaneous
private placement of ERS Common Stock in 1996; and

 .	the 1997 sale of units consisting of an aggregate of
$147.3 million principal amount at maturity of 13-1/4%
Senior Discount Notes due February 1, 2004 (the
"Senior Discount Notes'), and accompanying common stock purchase warrants, for a price aggregating $100 million.

The Senior Discount Notes originally provided for interest to be payable commencing August 1, 2000.

	In the third quarter of 2000, ERS completed the exchange of $76.4 million principal amount at maturity of Senior Discount
Notes for an aggregate of $13.8 million in cash, approximately
$10 million principal amount of new debt and shares of the newly-created ERS Series A-1 Preferred Stock. The notes submitted for exchange represented all of the remaining outstanding Senior Discount Notes, and followed the acquisition in open market transactions during the first quarter of 2000 of $24.5 million principal amount at maturity of Senior Discount
Notes for an aggregate purchase price of $4.7 million and the acquisition in open market transactions and as a result of a tender offer during the fourth quarter of 1999 of $46.3 million principal amount at maturity of Senior Discount Notes for an aggregate purchase price of $7.2 million.

	During the second half of 2000, ERS management continued to seek sources of additional financing in order to support operations and meet ERS' debt obligations that were to become due in the third quarter of 2001. During the second half of 2000, ERS management initiated discussions with: (1)
Commonwealth Associates, a venture capital firm, regarding a potential investment in, first, ERS' electronic shelf label operations and, subsequently, in ERS; (2) IBM, regarding prospective marketing arrangements for the ERS product and, subsequently, a sale and/or management arrangement regarding the electronic shelf label operation; and (3) Kohlberg Kravis
Roberts, to which management made a presentation relative to a financing for the electronic shelf label business or ERS. In each case, management sought to raise up to $5 million, or such lesser amount as might be proposed by such other parties, respectively. Subsequent to ERS' solicitation thereof, each of Commonwealth and IBM engaged in due diligence inquiries relative to ERS intermittently through the first quarter of 2001.
However, neither company submitted any proposal to ERS regarding any such transaction. Kohlberg Kravis did not pursue any discussions with ERS subsequent to the initial discussion.

At a meeting of the ERS Board of Directors held on December
5, 2000, the Board authorized the creation of a special Finance Committee, consisting of David Diamond, Michael Persky and Donald Zilkha, to consider and formulate and recommend to the Board a plan of financing for ERS, through the issuance of equity or debt securities, or any combination thereof, and directed management of ERS to report to the Finance Committee regarding management's solicitation of third party alternatives available to ERS. On January 18, 2001, the Finance Committee met, and reviewed the prospects for external financing, including management's report to the committee.

	At a meeting of the full Board of Directors of ERS held on January 26, 2001, the Finance Committee apprised the Board of its considerations and, in light of the absence of third party alternatives, recommended ratification of ERS' engagement of BNY Capital Markets, Inc. to advise the Finance Committee, that had been entered into by ERS in connection with proposals to raise funds through the placement of ERS securities with affiliates of ERS. These affiliates would include Norton Garfinkle, ERS' Chairman of the Board and a director, and the beneficial owner, individually, and through Garfinkle Limited Partnership
("G.P.I") and Garfinkle Limited Partnership II ("G.P.II"), both limited partnerships affiliated with Mr. Garfinkle (the sole general partner of which is G.F. Management Corp. ("G.F. Corp"), also affiliated with Mr. Garfinkle), of approximately 37.0% of the outstanding ERS Common Stock, and Bruce F. Failing, Jr.,
ERS' Vice Chairman of the Board and Chief Executive Officer and a director, and the beneficial owner, individually and through The Failing Trust (a family trust affiliated with Mr. Failing), of approximately 14.7% of the ERS Common Stock. At such meeting, the Board expanded the mandate of the Finance Committee to extend to authorization of the review and negotiation of the terms of any financing proposal made by affiliates of ERS and engagement of legal counsel, and ratified the engagement of BNY.

	During the first quarter of 2001, the Finance Committee reviewed a variety of options for raising funds of between $3 million and $5 million for ERS through a transaction potentially involving the placement of preferred stock accompanied by warrants, or common stock accompanied by warrants, to ERS' affiliates. In addition, Mr. Zilkha resigned from the Finance Committee to avoid any potential conflict in the event he might consider participating as an investor in such a transaction. ERS contemporaneously continued its discussions with its principal noteholders, commenced in December 2000, in order to modify the outstanding arrangements so as to address the payments due on August 1, 2001, and reviewed proposals that would entail significant cash payments by ERS to repurchase notes and, in some versions, guarantees of subsequent payments by ERS' principal stockholders. No agreement or other arrangement was concluded as a result of these discussions.

	At a meeting of the ERS Board of Directors held on April 17, 2001, the Board considered alternatives available to ERS in connection with its electronic shelf label business, and in the context of ERS' previously reported concerns regarding ERS' substantial doubt as to its ability to continue its operations as a going concern and its need to scale back or discontinue operations if additional financing was not raised. Among other matters, the Board reviewed ERS' availability of cash and cash equivalents at the end of the first quarter and its other assets, the financial requirements of the electronic shelf label business, the current and future requirements and prospects of ERS' arrangements with NewCheck, the feasibility of raising additional financing and the estimated costs of winding down ERS' electronic shelf label business.

At the meeting of the ERS Board held on April 17, 2001, ERS' management reported on ERS' current financial position and short-term cash equivalents. At the end of the first quarter of 2001, ERS had cash and cash equivalents of $0.5 million, and total current assets (including cash) of $3.3 million (representing a working capital deficiency of $4.5 million). In addition, management reviewed ERS' cash requirements, including estimates of $1.4 million in cash used to finance first quarter operating activities (reflecting the net loss of $3.6 million), estimated cash required to fund continuing electronic shelf label operations, remaining interim financing commitments to NewCheck of $0.6 million and approximately $5.6 million to repay debt that was to become due on August 1, 2001.

Management further reviewed with ERS' Board alternative strategies that had been investigated by management in order to sustain the electronic shelf label business, including potential marketing arrangements, joint venture arrangements, other customer alliances and financing arrangements with unaffiliated parties, none of which appeared feasible in the forseeable future. Management summarized for the ERS Board discussions initiated by management with Commonwealth Associates and IBM, which had continued through the first quarter 2001, and the presentation in the prior year to Kohlberg Kravis Roberts, which had not resulted in any continued interest in ERS. Management also summarized for the ERS Board other additional more recent inquiries initiated by management with: (1) Safeway, Inc., a supermarket chain, approached in first quarter 2001 with respect to a potential financing or joint venture arrangements to produce ERS' product; (2) Ahold Corporation, which includes the Stop & Shop supermarket chain, approached in first quarter 2001 relative to a prospective financing or acquisition of the electronic shelf label business; and (3) NCR Corporation, approached in first quarter 2001 relative to a prospective financing or acquisition of the electronic shelf label business. Management apprised the ERS Board, among other matters, that Safeway and Ahold had each indicated to ERS that, as a result of its internal evaluation processes, it was not prepared to make an investment in electronic shelf labels. In addition, in response to ERS' initiative, NCR declined to submit any proposal with respect to ERS' technology utilized in the electronic shelf label business.

Accordingly, management confirmed to the ERS Board that no substantive discussions with any such party were currently in progress. The ERS Board also reviewed the prospects of raising funds from affiliates of ERS, that were being investigated by the Board's Finance Committee, and the absence of any definitive arrangement resulting from such discussions.

In addition, at its April 17, 2001 meeting the ERS Board evaluated the prospects of NewCheck, in which ERS holds an equity interest and convertible debt acquired in February 2000 in exchange for payments aggregating $6.5 million and to which ERS in December 2000 committed to its portion, in the amount of approximately $2.5 million, of interim financing, as part of arrangements entered into by NewCheck's principal stockholders. Of such interim financing commitments, ERS had funded an amount aggregating approximately $1.9 million prior to the April 17 ERS Board meeting.

NewCheck is engaged in the development and commercialization of retailing productivity solutions for use in supermarkets and other retail environments similar to those addressed by the ERS system and is managed by ERS under a management contract obtained by ERS. The ERS Board, in the context of its determination regarding ERS' electronic shelf label business, evaluated ERS' rationale for its original interest in and continuing support to NewCheck, which extended to ERS' ability to utilize marketing efforts relative to the NewCheck product to familiarize the same customers with ERS' products and the ability to allocate significant portions of ERS' general, administrative and other costs to NewCheck through the management contract, as well as to participate in the potential gains from developing the NewCheck product. See "The Company - Recent Developments" and "Certain Transactions and Relationships" below for additional information concerning ERS' relationship with NewCheck. The Board also discussed NewCheck's need for additional capital to implement its business plan due to NewCheck's history of operating losses and uncertainties regarding ERS' ability to provide future funding to NewCheck.

	As a result of its consideration of ERS' and NewCheck's prospects, the ERS Board of Directors at its April 17 meeting, determined to commence the winding-down of ERS' electronic shelf label operations on an orderly basis, as a result of insufficient interest in the retail community for electronic shelf label systems to justify or attract further economic investment in the reasonably foreseeable future.

	On April 30, 2001, the Principal Stockholders delivered their proposal (the "Proposal") to ERS to acquire, for cash, the shares of ERS Common Stock not contributed by them and their affiliates and certain other investors who at the time had not been determined, to a newly-formed acquisition company to be organized by the Principal Stockholders. The transaction proposed by them would be accomplished through (i) the merger into ERS of a subsidiary of the acquisition company, following the reclassification of the ERS Common Stock contributed to the acquisition company as shares of ERS Class B Common Stock, to be outstanding after the merger as the sole class of common equity of ERS, and (ii) the payment by the acquisition company to the remaining holders of ERS Common Stock of $0.24 per share. The cash per share of ERS Common Stock contained in the Proposal was intended by the Principal Stockholders to represent a substantial premium to the Unaffiliated Stockholders on the trading value of the ERS Common Stock. The per share price contained in the Proposal represented a premium of approximately 85% over the trading price of the ERS Common Stock on the last day on which shares of ERS Common Stock traded prior to ERS' announcement on May 2, 2001 of the merger proposal.

	On April 30, 2001, the Board authorized the creation of a Special Committee of the Board, consisting of David Diamond, in order to review, evaluate, approve, disapprove and make recommendations to the Board with respect to the Proposal and any response thereto and to engage investment bankers and counsel to advise it. The ERS Board selected Mr. Diamond as the sole member of the Special Committee because he was the only director that does not have a potential conflict of interest with respect to the merger transaction and was not an officer or director, investor or other affiliate of the newly-formed acquisition company, or a member of ERS' management. ERS' other directors consisted of Messrs. Garfinkle and Failing, who organized Holdco, and Mr. Zilkha, who at the time of the initial Proposal was considering investing, and did ultimately invest, in Holdco, and Mr. Persky, the President of ERS, who after the Merger will continue in that position. Under Delaware law, in a related party transaction such as the Merger, if a company creates a special committee of disinterested directors and such special committee uses due care in evaluating the terms of a transaction and otherwise operates as an effective proxy for arms'-length, non-coerced bargaining, anyone challenging the transaction would be required to prove the transaction is unfair to stockholders unaffiliated with the acquiring group.

	On April 30, 2001, the Special Committee held a meeting to select legal counsel and a financial advisor. At the meeting, the Special Committee selected Hughes Hubbard & Reed LLP as legal counsel and BNY to assist the Special Committee in evaluating the Proposal. The Special Committee did not consider engaging any other financial advisors besides BNY because the Special Committee believed BNY's familiarity with ERS made it the most suitable choice to advise the Special Committee. At this meeting, Mr. Diamond requested that Kenneth Lefkowitz, Esq., of Hughes Hubbard & Reed LLP, inquire as to whether there were any circumstances under which the Principal Stockholders and their affiliates would be willing to sell their interests in ERS to a third party. On the same day, Mr. Lefkowitz contacted Howard Kailes, Esq., of Krugman & Kailes LLP, special counsel to the Principal Stockholders and their affiliates, regarding the Principal Stockholders' and their affiliates' interest in selling their shares in ERS to a third party. Mr. Kailes called Mr. Lefkowitz the following day to inform him that the Principal Stockholders and their affiliates did not believe that such a course of action was in the interests of ERS or its stockholders and, accordingly, were not interested in selling their ERS
Common Stock.

	On May 1, 2001, legal advisor to the Principal Stockholders submitted to the Special Committee's legal advisor the draft of an agreement and plan of merger intended to implement the Proposal. The initial draft merger agreement contained extensive representations and warranties regarding ERS' business, numerous restrictions on the operation of ERS' business between the signing and closing of the merger agreement and significant closing conditions.

During May and June 2001, BNY engaged in due diligence activities relative to the Proposal, and the Special Committee consulted with Investec Henderson Crosthwaite (a division of Investec Bank (UK) Limited), ERS' nominated advisor (the "Nominated Advisor") on the Alternative Investment Market (the "AIM") of the London Stock Exchange, for purposes of complying with the Rules of the London Stock Exchange relating to the AIM. In addition, during this period the Special Committee's legal advisor and the legal advisor to the Principal Stockholders and their affiliates negotiated the terms of the merger agreement. During these negotiations, the Special Committee was able to negotiate a significant reduction in the scope of representations and warranties to be made by ERS, as well as reducing the scope of limitations on the conduct of ERS' business between the signing and closing of the merger agreement. In addition, the Principal Stockholders agreed to eliminate some of the closing conditions initially proposed, such as those relating to the absence of material adverse changes in ERS and the failure of more than a specified number of stockholders to perfect dissenters' rights.

	On June 22, 2001, BNY met with Mr. Garfinkle, with Mr. Failing participating by telephone, to discuss an increase to the $0.24 per share in cash offered by the Principal Stockholders. During this meeting, the Principal Stockholders expressed to BNY their belief that the $0.24 per share in cash offered was fair to the Unaffiliated Stockholders and that an increase was not appropriate.

	On June 29, 2001, Mr. Diamond, BNY and the Special Committee's legal advisor met with Mr. Garfinkle and legal advisor to the Principal Stockholders and their affiliates and the acquisition company, newly incorporated as Systems Holding, Inc., in order to address (i) a request by the Special Committee that Holdco increase the offer of $0.24 per share in cash and
(ii) the remaining open issues in the proposed merger agreement. One of the principal remaining open issues was whether the Special Committee or the full Board of Directors of ERS should have the right on behalf of ERS to both modify or waive the terms of the merger agreement. The other open issue was whether the Special Committee or the full Board of Directors of ERS should have the right on behalf of ERS to terminate the merger agreement in order to act consistently with its fiduciary duties. As a result of these discussions, Holdco agreed to increase the offer from $0.24 per share in cash to $0.26 per share in cash. The Special Committee reviewed the increase to the proposed merger consideration with its advisors and then tentatively agreed to accept the $0.26 per share in cash offer subject to having a formal meeting to approve the transaction. The Special Committee and Holdco then agreed that the Board of Directors of ERS, consistent with the Board's fiduciary duties, would have the power on behalf of ERS to modify or waive the terms of the merger agreement and to terminate the merger agreement.

	On July 2, 2001, BNY delivered its oral opinion (which was confirmed in writing later on that day) to the Special Committee to the effect that, based on the assumptions made, the matters considered, and the limitations on the review undertaken, as of such date the cash per share to be received by the Unaffiliated Stockholders pursuant to the proposed merger was fair to the Unaffiliated Stockholders from a financial point of view. At the meeting, the Special Committee:

 .	determined that (x) the $0.26 per share in cash to be
received by the Unaffiliated Stockholders in the Merger is fair from a financial point of view to the Unaffiliated Stockholders, and (y) the Merger is advisable and in the best interests of ERS and the Unaffiliated Stockholders;

 .	approved, and declared the advisability of, the Merger
Agreement; and

 .	determined to recommend that the full Board of
Directors of ERS adopt the Merger Agreement.

Following the meeting of the Special Committee, the full Board met, reviewed the determinations of the Special Committee and unanimously accepted the recommendation of the Special Committee and authorized the execution and delivery of the Merger
Agreement and approved the Reclassification Amendment.

	On July 2, 2001, stockholders of Holdco owning in excess of a majority of the outstanding shares of ERS Common Stock approved the Merger Agreement and the Reclassification Amendment by written consent in accordance with Delaware law.

	On July 2, 2001, ERS, Holdco and Merger Sub executed the
Merger Agreement.


Recommendations of the Special Committee and
  the Board of Directors; Reasons for Approving
  the Merger Agreement
	The Special Committee. The Special Committee of the Board of Directors of ERS has:
 .	determined that (x) the $0.26 per share in cash to be
paid in the Merger is fair to the Unaffiliated
Stockholders; and (y) the Merger is advisable and in the
best interests of ERS and the Unaffiliated Stockholders;
 .	approved, and declared the advisability of the Merger
Agreement; and
 .	determined to recommend that the full Board of Directors
of ERS adopt the Merger Agreement.
In reaching these conclusions, the Special Committee considered a number of factors both for and against recommending the
Merger, including the following factors relating to the substantive fairness of the Merger and the amount to be paid to Unaffiliated Stockholders which weighed in favor of the Merger:
 .	Market Price Considerations.  The Special Committee
considered the historical market prices and recent
trading activity of the ERS Common Stock, including the
fact that the $0.26 per share in cash to be paid in the
Merger represents (1) a premium of 100.0% over the
closing price of the ERS Common Stock on the last trading
date on which the ERS Common Stock traded prior to the
public announcement of the proposed Merger on May 2,
2001, (2) a premium of 116.7% to the closing price of the
ERS Common Stock one week prior to May 2, 2001 and (3) a
premium of 116.7% to the closing price of the ERS Common
Stock one month prior to May 2 2001.
 .	Market Information Regarding Publicly Held Shares. The
Special Committee considered historical market prices and trading information with respect to the ERS Common Stock and a comparison of these market prices and trading information with those of selected publicly held companies operating in industries similar to that of ERS and the sales, earnings and price to earning multiples at which the ERS Common Stock and the securities of these other companies trade, as well as prices and premiums paid in recent acquisitions (both friendly and hostile) of other similar companies.

 .	Opinion of BNY that the Merger Consideration is Fair.
The Special Committee considered the financial advice of BNY and its opinion to the effect that, as of the date of such opinion and based upon and subject to the assumptions, factors and limitations set forth therein, the $0.26 per share in cash to be paid in the Merger is fair from a financial point of view to the Unaffiliated Stockholders. This opinion was expressed after reviewing with the Special Committee various financial criteria used in assessing the transaction and was based on various assumptions and subject to various limitations discussed with the Special Committee, including those contained in the summary of BNY's presentation delivered to the Special Committee. In addition, the Special
Committee reviewed, for accuracy and completeness, the financial information, forecasts, NewCheck projections, assumptions and other information provided by management to BNY and found BNY's reliance on those materials to be reasonable. See "Opinion of BNY to the Special Committee" below for a summary of the opinion of BNY.

 .	Special Committee's Evaluation of Cash Consideration to
be Paid in Merger. The Special Committee considered its belief that the $0.26 per share in cash to be paid in the Merger, under all the relevant circumstances, reflects the fair value of the ERS Common Stock, based on the Special Committee's familiarity with ERS' business, financial condition, results of operations, business strategy, and future prospects, as well as the nature of the markets in which ERS operates and the quality of its management team. In this regard the Special Committee, in consultation with BNY, identified several significant factors that would affect ERS' financial condition and business, including the following:

 .	ERS has sustained cumulative net operating losses in
the amount of $137.9 million (prior to recording extraordinary gains in connection with the acquisition of Senior Discount Notes) and negative cash flows from operations since its inception.

 .	ERS does not have funds to repay $10.0 million
original principal amount in guaranteed secured notes, $5.6 million of which (inclusive of accrued interest), absent waivers, had an original maturity date of August 2001.

 .	ERS and its competitors have been unable to penetrate
the ESL market, as evidenced by management's estimate that, as of June 30, 2001, only approximately 225 stores in the United States were operating shelf labeling systems out of approximately 31,800 supermarkets in the United States.

 .	ERS' declining financial condition and results of
operations due largely to insufficient interest in electronic shelf label operations in the retail community, including the absence of any feasible strategic alternative regarding the electronic shelf label business, which led to the determination, announced on May 2, 2001, to wind-down ERS' electronic shelf label operations.

 .	The fact that ERS is winding down its electronic shelf
label operations and may not have sufficient capital to complete this process, among other matters as a result of the absence of any feasible strategic alternatives regarding the electronic shelf label business.

 .	The absence of any demonstrable value in ERS' assets
and business relating to electronic shelf label operations, as a result, among other factors, of: (1) the failure of the market for electronic shelf label systems to develop; (2) the failure of ERS and its competitors to penetrate the market; (3) the failure of ERS management to elicit interest by unaffiliated parties in potential marketing arrangements, joint venture arrangements, other customer alliances and financing arrangements; and (4) the need for ERS to dispose of or abandon fixed assets in a relatively short period in order to curtail continuing operating losses and contribute to the costs of winding down the electronic shelf label business.

 .	ERS' only asset of any value being, consequently, its
non-controlling interest in NewCheck, and NewCheck's need for additional capital to implement its business plan due to NewCheck's history of operating losses and the unavailability of additional funds to invest in NewCheck if the Merger is not consummated.

In connection with the foregoing, the Special
Committee considered that, notwithstanding efforts by ERS management, including those spanning the second half of 2000 and the first part of 2001 until the ERS
Board's determination to wind-down electronic shelf label operations, ERS had been unsuccessful in eliciting unaffiliated party interest that would support realizing value through ERS' electronic shelf label patents or technology or related assets, or would curtail continuing losses attendant to customer arrangements and support ERS' cash requirements. In particular, the Special Committee considered the efforts of management over an extended period to seek proposals with respect to potential marketing arrangements, joint venture arrangements, other customer alliances and financing arrangements, and management's expertise in the relevant circumstances of the industry in which ERS operated and those interested in that industry.

The Special Committee also considered that ERS' inability to realize value through its electronic shelf label business through these strategic alternatives came in the context of a sustained period, since ERS' inception, of proactive efforts by ERS to develop that business, through ERS' marketing and cost reduction strategies, its customer relationships, and its aggressive intellectual property rights strategy, which were pursued by ERS until the Board's determination to wind-down the business. The Special Committee considered that, notwithstanding such efforts, ERS' installed base of electronic shelf label systems extended to some few dozen stores out of the approximately 31,800 supermarkets in the United States, and that, for the reasons supporting the Board's determination to wind-down the business, it was unlikely that consummation of the Merger would deprive Unaffiliated Stockholders of any opportunity to participate in a return on electronic shelf label operations. The Special
Committee considered, in this connection, that, subsequent to consummation of the Merger, any assets continued to be held by ERS from its electronic shelf label operations would be unlikely to result in any realization of value, since ERS' plan, to wind down operations during a relatively short period after the determination to do so, entailed the proposed delivery of inventory to former customers as spare parts for maintenance prior to termination of maintenance obligations 90 days after notice, the proposed disposal or abandonment of fixed assets prior to exiting facilities, the contribution of any proceeds therefrom to the costs of winding-down operations and the retention principally of intellectual property rights specific to the electronic shelf label business since no interest in such assets had been expressed by any likely purchaser or other third party.

 .	Merger Consideration is Payable in Cash.  The Special
Committee considered the fact that the $0.26 per share in
cash to be paid in the Merger is payable entirely in
cash, and  is  not  subject  to  any   financing
contingency thereby eliminating potential uncertainty regarding completion of the transaction that might otherwise have arisen from the inability of Holdco to raise funds from the transaction.

 .	Consultation with Investec Bank (UK) Limited. The Special
Committee consulted with the Nominated Advisor for the purposes of complying with the Rules of the London Stock
Exchange relating to the AIM.

 .	No Unusual Conditions to the Merger. The Special
Committee considered the likelihood that the Merger would be consummated. In this regard it took into consideration that there are no unusual requirements or conditions to the Merger, and the fact that Holdco has the financial resources to consummate the Merger expeditiously.

 .	Immediate Liquidity.  The Special Committee considered
the fact that historically there has been relatively low
trading volume of the ERS Common Stock. As a result, it
has become difficult for the Unaffiliated Stockholders to
dispose of any significant number of shares of ERS Common
Stock without significant adverse impact on the market
price of ERS Common Stock. The Merger will result in
immediate liquidity for the Unaffiliated Stockholders,
rather than their continuing to own these shares subject
to the risks presented by the limited trading market.
The Special Committee believes the Merger is procedurally
fair to the Unaffiliated Stockholders because, among other
things:
 .	Opinion of BNY that the Merger Consideration is Fair.
The Special Committee retained, was advised by, and
received an opinion from BNY, an independent financial
advisor.
 .	Negotiation of the Merger. The Special Committee took
account of its independence, and that of BNY  and the
Special Committee's legal counsel, in their negotiations
with Holdco and its legal counsel with respect to the
Merger, and the increase in the cash per share payable in
the Merger from $0.24 to $0.26, and the consequent belief
of the Special Committee that $0.26 per share in cash was
the highest value reasonably available that could be
obtained from Holdco under the circumstances.
 .	Dissenters' Rights.  The Special Committee also
considered that, if the Unaffiliated Stockholders do not
believe that the $0.26 per share in cash to be paid in
the Merger is fair, they have the option of obtaining
"fair value" for their shares by electing their statutory
right to appraisal under Delaware law, thereby providing Unaffiliated Stockholders with an alternative procedure for determining fair value in the event of disagreement
with the consideration in the Merger.
 .	Alternative Transactions. The Special Committee
considered that the Merger Agreement, under certain
limited circumstances, permits ERS to engage in
negotiations with, or to furnish information to, third
parties proposing an alternative transaction and to
terminate the Merger Agreement if the Board of Directors
of ERS determines that its failure to take such action
would be inconsistent with its fiduciary duties under
applicable law.
 .	Special Committee Structure.  The Special Committee, a
mechanism well established under Delaware law in
transactions of this type, consisted of an independent
director, who is not an officer or employee of ERS and
has no financial interest in the Merger different from
the Unaffiliated Stockholders generally, appointed to
represent the interests of the Unaffiliated Stockholders
and diligently evaluated the Merger, including terms that
were related to the interests of Holdco and the Principal Stockholders and their affiliates.
In its consideration of the fairness of the Merger and the
amount to be paid to Unaffiliated Stockholders, the Special Committee also considered a variety of risks and other potentially negative factors, including the following:
 .	No Participation in Future Growth.  The Special Committee
considered it to be a risk and potentially negative
factor to the substantive fairness of the Merger that Unaffiliated Stockholders will be precluded from having the opportunity to participate in the future growth
prospects or financial success of ERS.  However, the
Special Committee noted that this loss of opportunity was adequately reflected in the merger consideration of $0.26 per share in cash and that the Unaffiliated Stockholders,
upon consummation of the Merger, will not be exposed to
the possibility of future declines in the price at which
the ERS Common Stock trades.
 .	Alternatives Available.  The Special Committee considered
it to be a risk and a potentially negative factor to the procedural fairness of the Merger: (1) that the Principal Stockholders own a majority of the shares of ERS Common
Stock, and that ERS would not be able to effect a
transaction for the sale of ERS without the support of
the Principal Stockholders, as well as the unlikelihood
that a prospective acquiror would make a serious offer
for the shares not owned by the Principal Stockholders
without approval of the Principal Stockholders; (2) that
the Principal Stockholders and their affiliates stated
that they were not interested in selling their interests
to a third party; and (3) that the Special Committee and
the ERS Board did not solicit third party indications of
interest to acquire ERS or other strategic alternatives
and did not authorize BNY to do so.
 .	No Requirement for Approval by Majority of Unaffiliated
Stockholders.  The Special Committee considered that the
Merger is not structured so that approval of at least a
majority of unaffiliated stockholders is required.
In addition, the Special Committee considered the following additional reasons for engaging in the transaction as weighing in favor of the Merger:
 .	Ability to Pay ERS' Liabilities. Holdco has indicated
that, upon consummation of the Merger, it will have the
ability to address ERS' current liabilities, including
but not limited to an estimated cash deficit to fund the winding-down of the electronic shelf label business. In addition, Holdco indicated its willingness to purchase
the guaranteed secured notes of ERS plus accrued and
unpaid interest, with an original maturity date of August
2001, from the holders thereof in the event such holders
were to sell such debt as contemplated by Holdco (see
"The Company - Recent Developments-Debt Arrangements").
 .	Problems and Costs Associated with being a Public
Company. The Special Committee considered the limitations
ERS suffered and would likely continue to suffer
financially as a public company, including its limited
trading volume, lack of institutional sponsorship and
lack of research attention from analysts, all of which
adversely affect the trading market and the value of the
ERS Common Stock. In addition, the Special Committee
considered the cost to ERS of continuing to file periodic
reports with the Commission and complying with the proxy
and annual report requirements under the Securities
Exchange Act of 1934 (the "Exchange Act") compared to the benefits to ERS and its stockholders of continuing to incur these costs. Under these circumstances, the Special Committee determined that the benefits that ERS and the Unaffiliated Stockholders would typically expect to derive from ERS' status as a public corporation were not
being realized and were not likely to be realized in the foreseeable future. As a result, the Special Committee concluded that termination of ERS' reporting and other
compliance obligations under the Exchange Act following
the Merger, and the elimination of the related costs of compliance, outweighed the benefits of continuing to incur such costs.
The Special Committee gave little consideration to the book
value of ERS because the Special Committee believed that those values were not relevant to the market value of ERS' business. The Special Committee did not consider whether the cash per share to be paid in the Merger constitutes fair value in
relation to the liquidation value of ERS because there was no interest by third parties in purchasing ERS' electronic shelf label business. In addition, the Special Committee did not consider the going concern value of ERS because of the decision by the Board of Directors of ERS to wind-down ERS' electronic shelf label business. See "Special Factors - Background of the Merger" and "The Company - Recent Developments - Winding-Down of ESL Operations." None of ERS, Holdco, Merger Sub, either Principal Stockholder, nor any of G.P.I, G.P. II, G.F. Corp. nor The Failing Trust have purchased ERS Common Stock in the past two years (see "Certain Transactions and Relationships - Other Relationships" below for a description of arrangements to contribute ERS Common Stock to Holdco) nor have there been any firm offers (other than the Merger) to acquire ERS in the past two years, thus these events were not considered by the Special Committee.
The description set forth above of the factors considered
by the Special Committee is not intended to be exhaustive, but summarizes the material factors considered. The Special
Committee evaluated the Merger in light of its knowledge of the business, financial condition and prospects of ERS, and based upon the advice of its legal counsel and its financial advisors. After considering the factors determined by the Special
Committee to be relevant to its evaluation of the Merger, the Special Committee concluded that the positive factors outweighed the negative factors. In light of the number and variety of factors that the Special Committee considered in connection with its evaluation of the Merger, the Special Committee found it impracticable to assign relative or specific weights to the foregoing factors, and, accordingly, the Special Committee did not do so. Throughout its deliberations, the Special Committee received the advice of BNY and its legal counsel.
The ERS Board of Directors. Based on the recommendation and approval of the Special Committee, the Board of Directors of ERS has unanimously deemed it advisable, fair and in the best interests of ERS and the Unaffiliated Stockholders, that: (1) following the Reclassification, Merger Sub be merged into and with ERS, and (2) pursuant to the Merger, all remaining shares of ERS Common Stock other than dissenting shares be converted into and represent the right to receive $0.26 per share in cash, without interest. In reaching these conclusions, the Board of Directors of ERS considered the following factors relating to the fairness of the Merger and the amount to be paid to Unaffiliated Stockholders as weighing in favor of the Merger:
 .	The recommendation of the Special Committee to the full
ERS Board of Directors made on July 2, 2001; and
 .	The presentation on July 2, 2001 to the Special Committee
by BNY of its analysis and conclusions concerning the
fairness of the transaction, as summarized to the full
Board (but not delivered to or reviewed in its entirety
by the full Board).
In particular, the Board of Directors of ERS evaluated the determination by the Special Committee not to assign value to ERS' electronic shelf label business, and the factors taken into account by the Special Committee supporting such determination, including the historical and substantial losses of that business, which supported the Special Committee's conclusion that the value of ERS was substantially represented by NewCheck. After reviewing the factors taken into account by the Special Committee with respect to such matters, and the costs to ERS of winding down the electronic shelf label business, the ERS Board concurred with the Special Committee's assessment of such factors, and its determination and conclusion, which the Board considered to weigh in favor of the substantive fairness of the Merger.
In evaluating the presentation by BNY of its analysis and conclusions, the full Board took into account that members of the full Board who were also members of management had provided to BNY certain of the financial information, forecasts, assumptions and other information utilized by BNY in its analysis, which management believed to be reasonable. Accordingly, in view of the determinations of management and the recommendations of the Special Committee, the ERS Board believed BNY's reliance on those materials to be reasonable. In addition, the Board of Directors of ERS evaluated the additional factors relating to the fairness of the Merger and the amount to be paid to Unaffiliated Stockholders referred to above as having been taken into account by the Special Committee as weighing in favor of the Merger and those referred to above as having been considered by the Special Committee as risks and other potentially negative factors, and the additional reasons for engaging in the transaction considered by the Special Committee as weighing in favor of the Merger, as well as the procedural factors described below.
Among other matters, the ERS Board considered it to be a
risk and potentially negative factor to the procedural fairness of the Merger that neither the Special Committee nor the full
ERS Board took steps to procure offers from third parties with regard to strategic alternatives for ERS, nor did the Special Committee nor the full ERS Board authorize BNY to seek out offers for strategic transactions from any third parties.
After taking into account the risks and potentially
negative factors considered by the Special Committee, the Board of Directors of ERS believes that the Merger is procedurally fair to the Unaffiliated Stockholders because, among other
things:
 .	The Special Committee consisted of a non-management,
independent director appointed by the Board to represent
solely the interests of the Unaffiliated Stockholders;
 .	The Special Committee retained and was advised by BNY and
its own independent legal counsel to assist it in
evaluating the Merger;
 .	The Special Committee engaged in extensive negotiations
and deliberations in evaluating the Merger and the cash
per share to be paid in the Merger, with a view to
obtaining the highest value reasonably available for the Unaffiliated Stockholders;
 .	The  $0.26 per share in cash to be paid in the Merger and
the other terms and conditions of the Merger Agreement
resulted from active bargaining between the independent
Special Committee and Holdco and their respective
advisors;
 .	The Special Committee is a mechanism well established
under Delaware law in transactions of this type, in order
to safeguard the interests of the Unaffiliated
Stockholders, and diligently evaluated the Merger,
including terms that were related to the interests of
Holdco and the Principal Stockholders and their
affiliates; and
 .	The ability of the Board of Directors of ERS, under
certain circumstances, to consider alternative proposals and terminate the Merger Agreement if the ERS Board determines that the failure to do so would be inconsistent with their fiduciary duties under Delaware law.
In view of the foregoing, the Board of Directors of ERS believes that sufficient procedural safeguards existed to ensure the fairness of the Merger and permitted the Special Committee effectively to represent the interests of the Unaffiliated Stockholders.
The Board of Directors of ERS gave little consideration to the book value of ERS because the Board believed that this value was not relevant to the market value of ERS' business. The Board of Directors of ERS did not consider whether the cash per share to be paid in the Merger constitutes fair value in relation to the liquidation value of ERS because there was no interest by third parties in purchasing ERS' electronic shelf label business. In addition, the Board of Directors of ERS did not consider the going concern value of ERS because of the decision by it to wind-down ERS' electronic shelf label business. See "Special Factors - Background of the Merger" and "The Company - Recent Developments - Winding-Down of ESL Operations." None of ERS, Holdco, Merger Sub, either of the Principal Stockholders nor any of G.P. I, G.P. II, G.F. Corp. nor The Failing Trust, have purchased ERS Common Stock in the past two years (see "Certain Transactions and Relationships - Other Relationships" below for a description of arrangements to contribute ERS Common Stock to Holdco) nor have there been any firm offers (other than the Merger) to acquire ERS in the past two years, thus these events were not considered by the Board.
After considering the factors determined by the ERS Board to be relevant to its evaluation of the Merger, the Board concluded that the positive factors outweighed the negative factors. In view of the variety of factors considered by the Board of Directors of ERS and the complexity of these matters, the Board did not find it practicable to, and it did not, quantify or otherwise attempt to assign relative weights to the factors considered in making its determination, nor did it evaluate whether these factors were of equal importance. In considering the factors described above, individual members of the Board may have given different weight to the various factors. In considering the determination of the Special Committee, the Board of Directors of ERS believed that the analysis of the Special Committee was reasonable and adopted the Special Committee's conclusion and the analysis underlying the conclusion.

Opinion of BNY to the Special Committee
At the July 2, 2001 meeting of the Special Committee, BNY delivered its opinion to the effect that, as of the date thereof and subject to the assumptions and qualifications set forth therein, the consideration to be received in the Merger was fair, from a financial point of view, to the Unaffiliated Stockholders.
The full text of the BNY opinion, which sets forth the assumptions made, matters considered and qualifications and limitations on the review undertaken by BNY, is attached as Annex B to this Information Statement. BNY has consented to the use of its opinion in this Information Statement. The summary of the material features of the BNY opinion set forth herein is qualified in its entirety by reference to the full text of the opinion. The Unaffiliated Stockholders are urged to read carefully the BNY opinion in its entirety.
The BNY opinion is expressly intended for the benefit and use of the Special Committee and does not constitute a recommendation to the Special Committee or any holders of ERS Common Stock. BNY was not requested to opine as to, and its opinion does not address, ERS' underlying business decision to proceed with or effect the Merger.
The consideration to be received by the Unaffiliated Stockholders in the Merger was determined by Holdco and the Board's independent Special Committee through negotiations, which resulted in Holdco increasing its offer from $0.24 to $0.26 per share of ERS Common Stock. Although BNY was consulted and provided certain advice to the Special Committee from time to time during the course of such negotiations, the consideration to be received was not based on any recommendation by BNY. The Special Committee did not provide special instructions to, or place any limitations upon, BNY with respect to the procedures to be followed or factors to be considered by BNY in performing its analyses or rendering its opinion.

In the course of performing its review and analyses for
rendering its opinion, BNY:
 .	reviewed and compared certain publicly available
financial statements and other publicly available
information of ERS, and comparative companies;
 .	reviewed and compared non-public financial statements of
NewCheck, and publicly available information for
comparative companies;
 .	reviewed and analyzed certain internal financial
statements and other financial and operating data
concerning ERS and NewCheck, and certain internal
projections of NewCheck;
 .	discussed the past and current operations and financial
condition and the prospects of ERS and NewCheck;
 .	reviewed the reported prices and trading activity for the
ERS Common Stock;
 .	compared the financial performance of ERS and NewCheck
with that of certain other companies which are comparable
to ERS and NewCheck;
 .	compared the financial performance of ERS and NewCheck
with that of certain other companies that have been
acquired;
 .	reviewed precedent transactions by other public companies
involved in the electronic shelf labeling and automated
checkout machine businesses;
 .	reviewed the Merger Agreement and certain related
documents; and
 .	performed such other analysis and considered such other
factors as BNY deemed relevant and appropriate.

BNY relied upon and assumed without independent verification the accuracy and completeness of all information about ERS and NewCheck that BNY reviewed. With respect to the projections, BNY assumed that such projections had been prepared on bases reflecting the best currently available estimates and judgments of the management of ERS and NewCheck as to expected future performance. BNY did not assume any responsibility for the information or forecasts provided to it. BNY relied upon assurances of ERS and NewCheck management that they were unaware of any facts that would make the information or forecasts provided to BNY incomplete or misleading. BNY did not perform or obtain an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of ERS and NewCheck, nor was BNY furnished with any such appraisals.

BNY noted that the Principal Stockholders own a majority of the outstanding shares of ERS Common Stock. BNY also noted that the Principal Stockholders have represented to BNY and to the Special Committee that they do not have any intention to sell any shares. Accordingly, neither BNY nor the Special Committee solicited, nor was BNY asked to solicit, third party acquisition interest in ERS or its assets in liquidation. BNY assumed that the representations and warranties made in the Merger Agreement were true and that the Merger will be completed in accordance with the Merger Agreement. BNY's opinion was necessarily based upon financial market, economic and other conditions, and information made available to BNY, as they existed on, and could be evaluated as of, the date of its opinion.
In connection with preparing and rendering its opinion, BNY performed a variety of valuation, financial and comparative analyses. BNY made numerous assumptions with respect to industry performance, general business, financial, market and economic conditions and other matters, many of which are beyond the control of ERS, NewCheck and BNY. The summary of such analyses, is set forth below. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances at hand. Accordingly, a fairness opinion is not readily susceptible to summary description. BNY believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the processes underlying the analyses conducted by BNY. The analyses which BNY performed are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by the analyses. The analyses are not appraisals and the estimates of values of companies do not reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. Accordingly, such estimates are inherently subject to substantial uncertainties.
The following is a summary of the material valuation, financial and comparative analyses performed by BNY in arriving at its opinion as of the date thereof.
Comparative Company Analysis. BNY compared certain ratios and multiples of ERS and NewCheck to the corresponding ratios and multiples of certain publicly-traded companies that BNY considered to have operations similar to the operations of ERS and NewCheck (the "Comparable Companies"). BNY considered that, in view of ERS' plans to wind down its electronic shelf label business, the value of ERS is substantially represented by its interest in NewCheck. In connection with such consideration, BNY reviewed (1) the unsuccessful efforts of ERS' management in eliciting unaffiliated party interest in potential marketing arrangements, joint venture arrangements, other customer alliances and financing arrangements, and management's background in the relevant circumstances of the electronic shelf label business; (2) the inability of ERS, notwithstanding sustained effort since inception, to realize value on the assets used in that business, and the continuation of losses in the operation of that business; and (3) the unlikelihood of any subsequent return on ERS' electronic shelf label business following the Board's determination to wind-down the business in a relatively short time period and the costs of winding down the operation.
The Comparable Companies for NewCheck were selected by screening publicly-traded companies that have a primary SIC code of 3578 (calculating and accounting equipment) or 7373 (computer integrated systems designs), plus any additional companies specializing in automated self-service technology.
The Comparable Companies for NewCheck included Adept
Technology, Inc., Diebold, Inc., Micros Systems, Inc., NCR Corporation ("NCR"), Optimal Robotics Corporation ("Optimal"), PSC, Inc. ("PSC"), Radiant Systems, Inc., Scansource, Inc., Symbol Technologies, Inc., and Zamba Corporation. The multiples and ratios were calculated based on publicly available financial information and research reports, and were adjusted for certain extraordinary and non-recurring items. BNY compared the total enterprise value to revenue; earnings before interest, taxes, depreciation and amortization ("EBITDA"); and earnings before interest and taxes ("EBIT"). Total enterprise value for a given company was defined as the equity market value plus total debt and preferred stock, less cash and cash equivalents, plus the value of any minority stakes in consolidated businesses. All multiples were based on a twenty trading day average as of June 29, 2001.

The multiples of total enterprise value/revenue for the latest twelve months of actual results ended March 31, 2001
("LTM"), total enterprise value/LTM EBITDA and total enterprise value/EBIT were calculated for the following comparable companies:

					Total Enterprise Value as a multiple of LTM:
					       Revenue	       EBITDA		EBIT
Adept Technology, Inc.				0.8x		NM		NM
Diebold, Inc.					1.3x		 8.0x		10.8x
Micros Systems, Inc.				1.1x		NM		NM
NCR Corporation					0.7x		 6.7x		15.2x
Optimal Robotics Corp				6.3x		60.0x		69.8x
PSC, Inc.					0.6x		 9.9x		NM
Radiant Systems, Inc.				3.2x		34.2x		NM
ScanSource, Inc.					0.6x		10.2x		11.6x
Symbol Technologies, Inc.				3.6x		33.1x		65.6x
Zamba Corporation				0.7x		42.2x		NM
Mean						1.9x		25.5x		34.6x
Median						0.9x		21.6x		15.2x
High						6.3x		60.0x		69.8x
Low						0.6x		 6.7x		10.8x

Note:  NM represents "not meaningful."

BNY chose the Comparable Companies because they have general business, operating and financial characteristics similar to those of NewCheck. BNY noted that among the ten Comparable Companies, only NCR, PSC and Optimal market a competing product. Of these Comparable Companies, NCR was eliminated because the revenue it generates from the sale of self checkout machines is insignificant relative to its total revenue base, and PSC was eliminated since they had only recently entered the self checkout market and will not have the capability to ship a product until early third quarter. BNY therefore chose Optimal as the most comparable company to NewCheck.
BNY focused on valuing NewCheck on the basis of a multiple of revenue since NewCheck has generated negative EBITDA and EBIT historically. BNY reviewed NewCheck's LTM actual results ended March 31, 2001 as well as management's "worst case" and "best case" projections for 2001, utilizing projections of NewCheck's results of operations limited to monthly projections of revenues for the period from May through December 2001, inclusive. The principal assumption utilized by management for such projections consisted of the number of retail stores that might acquire NewCheck's retailing technology. Management also made the general assumption that there would be no unanticipated changes in general business and market conditions. The projections utilized by BNY provided a "worst case" and "best case" projected revenue of $27.0 million and $31.0 million, respectively, compared to actual LTM results of $12.7 million. Accordingly, the projections represented a "worst case" growth of revenues for 2001 equal to a multiple of
2.1 of actual LTM results and a multiple of 2.4 of actual LTM results for "best case" growth of revenues in 2001.

Management's projections were not prepared with a view to public disclosure or complying with either the published guidelines of the Commission regarding projections or forecasts or the American Institute of Certified Public Accountants' Guide for Prospective Financial Statements. Such projections were also not prepared in accordance with generally accepted accounting principles and were not audited or reviewed by independent auditors, nor did any independent auditors perform any other services with respect thereto. Such projections are inherently subject to significant business, economic and competitive uncertainties, contingencies and risks, all of which are difficult to quantify and many of which are beyond the control of management. Accordingly, there can be no assurance that the results contemplated by such projections will be realized, and it is likely that future results would vary form the projections, possibly by material amounts. Inclusion of any information regarding such projections in this Information Statement should not be regarded as a representation by any person that the results would be achieved.

BNY computed an implied enterprise value for NewCheck and value per common share for ERS by discounting, by between 40% and 60%, Optimal's LTM revenue multiple of 6.3 times and 2001 projected revenue multiple of 4.6 times, and applying these discounted multiples to NewCheck's LTM and 2001 projected revenue. As a result, BNY applied multiples ranging from 2.52 to 3.78 to NewCheck's LTM and multiples ranging from 1.85 to 2.77 to NewCheck's 2001 projected revenue. BNY applied a discount to Optimal's revenue multiples given BNY's perception of the relative development and position of Optimal and NewCheck, and the fact that Optimal is publicly traded, whereas NewCheck is a privately held company (which merits a discount due to its lack of marketability). BNY weighted each of "worst case," "best case" and LTM equally, resulting in a valuation range for ERS' common shares of $.08 to $.40 per share.

The following table presents the range of values for ERS' common shares obtained by applying the foregoing methodology:

			Common Share - Valuation Table (1)
        Management				Weighted
--------------------------------
"Worst Case"  "Best Case"	  LTM(2)	Average(3)	Discount
----------------- ---------------     ------------       --------------      -----------
      $0.06	  $0.19		  $0.00		   $0.08	  60.0%

      $0.17	  $0.31		  $0.00		   $0.16	  55.0%
      $0.27	  $0.43		  $0.00	 	   $0.23	  50.0%
      $0.38	  $0.55		  $0.00		   $0.31	  45.0%

      $0.49	  $0.67		  $0.03		   $0.40	  40.0%

(1) Negative values are shown as $0.00.
(2) Latest twelve months of actual results.
(3) Weights each of "worst case", "best case" and LTM 33.3%.

BNY noted that no company in the foregoing analysis is identical to NewCheck. Accordingly, BNY did not rely solely on the mathematical results of the analysis, but also made qualitative judgments concerning differences in financial and operating characteristics of NewCheck and the Comparable Companies and other factors that could affect the values of each.

Comparable Transaction Analysis. BNY reviewed certain publicly-available financial information related to 15 merger and acquisition transactions involving self-service automated technology companies completed over the prior four years that it deemed generally comparable to NewCheck. For each of the comparable transactions, BNY reviewed certain publicly-available financial information for the acquired companies including revenue, EBITDA and EBIT, as adjusted for certain extraordinary and non-recurring items.

These transactions were selected by screening transactions in which the target had a primary SIC code of 3578 (calculating and accounting equipment) or 7373 (computer integrated systems designs), plus any additional companies specializing in automated self-service technology.

For each of the comparative transactions, BNY reviewed certain publicly-available financial information for the acquired companies including revenue, EBITDA and EBIT, as adjusted for certain extraordinary and non-recurring items. BNY compared the total enterprise value to revenue, EBITDA and EBIT. Total enterprise value for a given company was defined as the equity value of the announced acquisition plus total debt assumed and preferred stock, less cash and cash equivalents, plus the value of any minority stakes in consolidated businesses. The results were as follows:

Closing									Purchase Price as Multiple of LTM:
Date		Target			Acquirer				Sales	    EBITDA	     EBIT
Dec-00		Telxon Corporation	Symbol Technologies, Inc.		1.0x	        NM	      NM
Jan-00		Percon, Inc.		PSC, Inc.			1.7x	       9.2x		    11.2x
Jul-98		Ise Data AB		Symbol Technologies, Inc.		0.5x	        NA		      NA
Jan-98		Interbold		Diebold, Inc.			0.3x  	        NA		      NA

Mean				0.9x	      9.2x		    11.2x
Median				0.8x	      9.2x		    11.2x
High				1.7x	      9.2x		    11.2x
Low				0.3x	      9.2x		    11.2x

No target company in the comparative analyses summarized above is identical to NewCheck. Accordingly, any analysis of the fairness of the consideration to be received by the Unaffiliated Stockholders involves complex considerations and judgments concerning differences in the potential financial and operating characteristics of the comparative transactions and other factors in relation to the acquisition values of the comparative companies. Moreover, BNY noted that of the 15 comparable transactions, none were truly comparable to NewCheck, in that many of their products and services did not overlap with those provided by NewCheck. Accordingly, BNY excluded its analysis of comparable transactions in reaching its valuation conclusions and did not calculate any values based on this analysis.
Discounted Cash Flow Analysis. In the course of its analysis, BNY considered the traditional discounted cash flow analysis (estimating the present value of the future free cash flows for NewCheck's business plus the present value of the terminal value) but excluded this methodology given the early stage of NewCheck's business and the difficulty in accurately projecting business results over a three-to five-year period, and the fact that NewCheck's management had not prepared projections beyond 2001. Historical Stock Price Analysis. BNY reviewed the historical closing prices for the ERS Common Stock over the one-year period prior to announcement of the merger transaction and the winding-down of the electronic shelf label business. BNY chose this time period because the ERS Common Stock price during this period (and not prior periods) reflects ERS' acquisition of an interest in NewCheck and ERS' restructuring of its $147.3 million principal amount at maturity of its Senior Discount Notes, both material factors in respect of ERS' business and prospects. Over the twelve months ended May 2, 2001, ERS' Common Stock traded between a high of $1.16 on August 1, 2000 and a low of $.12 on April 5, 2001.
BNY observed that the ERS Common Stock had declined significantly over the past twelve months due to ERS' deteriorating financial condition and the factors that contributed to its May 2, 2001 press release announcing the winding down of its electronic shelf label business as a result of apparent insufficient interest in the retail community for the electronic shelf label systems to justify or attract further economic investment in the foreseeable future.
Control Premium Analysis. BNY also observed that, based on the proposed offer of $0.26 per share of ERS Common Stock, the following premia were applicable as of May 2, 2001:

    1 Day
    1 Week
    1 Month
Offer Premium to ERS' Common Stock
  100.0%
   116.7%
    116.7%
Mergerstat Control Premium Study (1)
    26.8%
     35.6%
      32.5%
______________
(1) Represents the median control premium for domestic transactions closed in the first quarter of 2001.

BNY compared these premia with those of the average control premium paid for domestic transactions in the first quarter of 2001. BNY noted that while the Principal Stockholders already have effective control of ERS, the premia offered compared favorably to recent control premiums paid by buyers. BNY further noted that while premia analyses are an indicia of value, such analyses by themselves were not sufficient to reach conclusions as to financial fairness.

Conclusion. For the reasons described above, BNY did not give any weight to the comparable transaction analysis, the discounted cash flow analysis or the control premium analysis. Rather, BNY gave weight solely to the valuation range computed by the comparable company analysis in its valuation of ERS because it included comparative companies most similar to NewCheck. In utilizing the comparative company approach, BNY weighted management's "worst case" and "best case" projections for 2001 and LTM results equally, resulting in a valuation range for ERS' common shares of $0.08 to $0.40 per share (after discounting Optimal's revenue multiple by between 40% and 60% as set forth above).

Other. BNY was engaged by ERS and the Special Committee of the ERS Board of Directors to act as the financial advisor to the Special Committee based on BNY's experience and expertise as well as its familiarity with ERS and NewCheck. BNY is a nationally recognized investment banking firm that is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions. BNY has previously provided various investment banking and financial advisory services to ERS and NewCheck, for which BNY received customary fees for the rendering of these services. In connection with corporate finance services rendered following BNY's engagement in August 1996, ERS paid BNY $120,000 and issued to BNY its three-year warrants exercisable with respect to 250,000 shares of ERS Common Stock (which expired without exercise). In January 1997, the initial purchasers of ERS' Senior Discount Notes paid a transaction sourcing fee of $500,000 to BNY. In connection with private placement services rendered to NewCheck following BNY's engagement in August 1997 (and prior to ERS' relationship with NewCheck), NewCheck paid BNY approximately $607,000 and issued to BNY its five-year warrants exercisable with respect to 7,112 shares of NewCheck's common stock, $.0001 par value ("NewCheck Common Stock") (adjusted for NewCheck's subsequent reverse stock split). BNY received from ERS an aggregate of approximately $556,000 in connection with the restructuring of ERS' debt subsequent to BNY's engagement in October 1999. In February 2000, NewCheck issued 20,216 shares of its Series C Cumulative Convertible Preferred Stock, $.0001 par value ("NewCheck Senior Preferred Stock"), to BNY in connection with advising ERS in its investment in NewCheck, and in January 2001 BNY was paid $50,000 by ERS in connection with contemplated financing activities.
Pursuant to the terms of its engagement letter dated June 12, 2001, the Special Committee has agreed to have ERS pay BNY a total fee of $150,000, which is not conditioned on the consummation of the transaction, in connection with the delivery of its oral and written opinion, reimburse BNY for reasonable out-of-pocket expenses (including fees and disbursements of counsel) and indemnify BNY against liabilities and expenses in connection with its engagement.

Position  of Holdco and Principal Stockholders and Their
Affiliates as to the Fairness of the Merger

	Holdco and Merger Sub, each of the Principal Stockholders, and each of G.P. I, G.P. II, G.F. Corp. and The Failing Trust (the "Principal Stockholder Affiliates"), have considered the analysis and findings of the Special Committee and the full Board of Directors of ERS, including those factors weighing in favor of the Merger and those considered risks and potentially negative factors (described in detail in "-Recommendations of the Special Committee and the Board of Directors; Reasons for Approving the Merger Agreement"), with respect to the fairness of the Merger and the amount to be paid to Unaffiliated Stockholders and, based in part on such analysis, believe that the Merger and the Merger Agreement, and the transactions contemplated thereby, are fair to the Unaffiliated Stockholders. In particular, each of Holdco and Merger Sub, each of the Principal Stockholders and each of the Principal Stockholder Affiliates, believe that the consideration to be received in the Merger by the Unaffiliated Stockholders is substantively fair to them, based on a number of factors which weigh in favor of the Merger, including, without limitation, the following:

 .	the $0.26 per share in cash price to be paid in the Merger
represents a 100.0% premium over the trading price of the ERS Common Stock on the last day on which shares of ERS
Common Stock traded prior to ERS' announcement on May 2, 2001 of the merger proposal and, accordingly, provides liquidity to the Unaffiliated Stockholders in a manner unavailable to them through the public markets;

 .	the Merger will provide consideration to the Unaffiliated
Stockholders entirely in cash and is not subject to any financing contingency thereby eliminating potential uncertainty regarding completion of the transaction that might otherwise have arisen from the inability of Holdco to raise funds for the transaction;

 .	the Special Committee of the ERS Board of Directors and its
advisors successfully negotiated an increase in the cash per share to be paid in the Merger from $0.24 to $0.26 per share in cash, which underscored the efforts of the Special
Committee in maximizing value to the Unaffiliated
Stockholders.

In connection with its determination, each of Holdco and Merger Sub, each of the Principal Stockholders and each of the Principal Stockholder Affiliates considered the determination of the Special Committee and the ERS Board not to assign value to ERS' electronic shelf label business and the factors taken into account by the Special Committee and the ERS Board supporting such determination, and, consequently, the conclusion that the value of ERS was substantially represented by NewCheck. Each of Holdco and Merger Sub, each of the Principal Stockholders and each of the Principal Stockholder Affiliates considered the assets and operations attendant to the electronic shelf label business, the historical and substantial losses of the electronic shelf label business and the failure of ERS to develop that business or realize upon such assets since inception despite sustained and proactive efforts until the determination by the Board to wind-down the business, the inability of ERS management to identify any meaningful strategic alternative for the electronic shelf label business notwithstanding its expertise in the pertinent market and those interested in the market, the costs attendant to winding down the electronic shelf label business and the unlikelihood that ERS or its stockholders would see any return on the investment in the electronic shelf label business. Each of Holdco and Merger Sub, each of the Principal Stockholders and each of the Principal Stockholders Affiliates concurred with the assessment of such factors by the Special Committee and the Board, and with the determination and conclusion of the Special Committee and the ERS Board, which, accordingly, each considered to weigh in favor of the substantive fairness of the Merger.

	In addition, each of Holdco and Merger Sub, each of the Principal Stockholders and each of the Principal Stockholder Affiliates, believe that the Merger is procedurally fair to the Unaffiliated Stockholders based on the following, among other factors which weigh in favor of the Merger:

 .	the $0.26 per share in cash to be paid in the Merger and
the other terms and conditions of the Merger Agreement, including terms that were related to the interests of Holdco, the Principal Stockholders and the Principal
Stockholder Affiliates, were the result of good faith negotiations between the representatives of Holdco and the Special Committee, which has been constituted effectively to represent the interests of the Unaffiliated
Stockholders, and consisted of a non-management, independent director of ERS who is not an affiliate of Holdco or the stockholders of Holdco;

 .	the Special Committee retained, was advised by, and
received an opinion from BNY, its independent financial advisor, to the effect that the consideration to be received by the Unaffiliated Stockholders in the Merger is fair from a financial point of view to the Unaffiliated
Stockholders;

 .	the Special Committee engaged its own legal counsel, not
affiliated with Holdco or its stockholders, to serve as independent legal advisor to the Special Committee; and

 .	if the Unaffiliated Stockholders do not believe that the
$0.26 per share in cash to be paid in the Merger is fair, they have the option of obtaining "fair value" for their shares by electing their statutory right to appraisal under Delaware law, thereby providing Unaffiliated Stockholders with an alternative procedure for determining fair value in the event of disagreement with the consideration in the Merger.

In reaching their conclusion, each of Holdco and Merger Sub, each of the Principal Stockholders and each of the Principal Stockholder Affiliates considered as a risk and potentially negative factor with respect to the procedural fairness of the Merger the fact that neither the ERS Board of Directors nor the Special Committee took any steps to procure offers from third parties with regard to strategic alternatives for ERS, nor did the ERS Board of Directors nor the Special Committee authorize BNY to seek out offers for strategic transactions from any third parties.

Holdco and Merger Sub,  each of the Principal Stockholders
and each of the Principal Stockholder Affiliates, gave little consideration to the book value of ERS because each of Holdco and Merger Sub, each of the Principal Stockholders and each of the Principal Stockholder Affiliates, believed that those values were
not relevant to the market value of ERS' business.   Each of
Holdco and Merger Sub, each of the Principal Stockholders and each of the Principal Stockholder Affiliates did not consider whether the cash per share to be paid in the Merger constitutes fair value in relation to the liquidation value of ERS because there was no interest by third parties in purchasing ERS' business. In addition, each of Holdco and Merger Sub, each of the Principal Stockholders and each of the Principal Stockholder Affiliates did not consider the going concern value of ERS because of the decision by the Board of Directors of ERS to wind-down ERS' electronic shelf label business. See "Special Factors - Background of the Merger" and "The Company - Recent Developments - Winding-Down of ESL Operations" below. None of ERS, Holdco, Merger Sub, either Principal Stockholder nor any of the Principal Stockholder Affiliates have purchased ERS Common Stock in the past two years (see "Certain Transactions and Relationships - Other Relationships" below for a description of arrangements to contribute ERS Common Stock to Holdco) nor have their been any firm offers (other than the Merger) to acquire ERS in the past two years, thus these events were not considered by Holdco or Merger Sub nor either of the Principal Stockholders nor any of the Principal Stockholder Affiliates.

	Prior to the decision of Holdco, and the Principal Stockholders, to pursue the Merger, the Principal Stockholders submitted various proposals to the Board involving the private placement to them and to the Principal Stockholder Affiliates of preferred stock accompanied by warrants, or common stock accompanied by warrants, in order to support ERS' liquidity. The Principal Stockholders and the Principal Stockholder Affiliates decided not to pursue these proposals and instead to pursue the Merger, because each of them believes that is in the best interests of the Unaffiliated Stockholders to avoid further erosion of stockholder value and for the Unaffiliated Stockholders to receive cash for their interests in ERS and for ERS to operate as a private company. In addition, although each of the Principal Stockholders and the Principal Stockholder Affiliates did not believe it to be in the best interests of the Unaffiliated Stockholders for the Unaffiliated Stockholders to sustain further erosion of stockholder value in order to participate in any speculative value attendant to a continuing investment in ERS, including its position in NewCheck, none of the Principal Stockholders or the Principal Stockholder Affiliates were interested in selling their ERS Common Stock rather than effectuating the Merger, since they believed that ERS, as a private company, would have a greater flexibility to focus on enhancing value in the emerging markets in which ERS might operate without the constraints of the public securities markets. See "- Background of the Merger" above and "Purpose and Structure of the Merger" below.

	Each of Holdco and Merger Sub, the Principal Stockholders and the Principal Stockholder Affiliates, have evaluated the factors listed above to support its determination as to the fairness of the Merger. Each of Holdco and Merger Sub, the Principal
Stockholders and the Principal Stockholder Affiliates considered these factors in their totality and did not quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching their conclusion. Moreover, although each of Holdco and Merger Sub, the Principal Stockholders and the Principal Stockholder Affiliates considered the analysis and findings of the Special Committee and of the full Board of Directors of ERS, including the BNY opinion, such analysis and findings were not addressed to them and, accordingly, they did not formally adopt any such analysis or findings.

Purposes and Structure of the Merger

	ERS' purposes in effectuating the Merger are to permit the Unaffiliated Stockholders to realize a substantial premium over the market price at which their shares traded prior to the announcement of the merger proposal, and to permit Holdco to acquire the entire common equity interest in ERS, raising its ownership of the common equity from approximately 60.2% to one hundred percent thereof. The proposed transaction has been structured as a going private cash merger of Merger Sub into ERS, as a result of which ERS will be the surviving corporation, in order to permit Holdco to own the entire common equity of a privately held corporation, and as a cash merger to provide the holders of ERS Common Stock (other than Holdco) with cash for all of their shares. The Special Committee of the Board of Directors of ERS determined to recommend the Merger at this time in order to avoid further erosion of stockholder value, in particular in the context of ERS' inability (1) to raise funds in order to complete the winding-down of electronic shelf label operations, (2) to service its debt obligations and (3) to provide additional funding to NewCheck.

	Holdco and Merger Sub, each of the Principal Stockholders and each of the Principal Stockholder Affiliates have supported the Merger at the present time for the same reasons as ERS, as described above. In addition, each of Holdco, Merger Sub, the Principal Stockholder and the Principal Stockholder Affiliates believe that, as a private company, ERS will have greater flexibility to focus on enhancing value in the emerging product markets in which ERS might operate, without the constraints imposed by the public securities markets.


Certain Effects of the Merger

	Upon consummation of the Merger, all of the common equity of ERS will be held by Holdco. As a result, following the Merger, the interest of Holdco in ERS' net book value and net income will increase from approximately 60.2% to one hundred percent thereof, entitling Holdco to the benefits, if any, resulting from such interest, including any income generated from ERS' operations, any future increase in ERS' value and the right to vote all of ERS' common equity. Similarly, Holdco will bear the risk of all of the losses, if any, generated by ERS' operations and any decrease in the value of ERS. As described below under "-Interests of Certain Persons in the Merger," Messrs. Garfinkle and Failing, in turn, beneficially own, respectively approximately 60.8% and 24.2% of the common stock, $.01 par value ("Holdco Common Stock"), of Holdco and Donald Zilkha, a director of ERS, beneficially owns approximately 1.8% of the Holdco Common Stock.

	ERS' net book value at September 30, 2001 was ($^ 18,893,000), or ($^ 0.89) per share. Excluding the effect of $5,100,000 common stock purchase warrants, the adjusted net book value at September 30, 2001 would have been $(13,793,000), or ($0.65) per share; this measure of book value would not be in accordance with generally accepted accounting principles. ERS' net loss for the nine-month period ended September 30, ^ 2001 was ($7,047,000), or ($0.33) per share, its net income for the year ended December 31, 2000 (after accounting for an extraordinary item) was $41,207,000, or $1.94 per share, and its net loss for the year ended December 31, 2000 (before accounting for the extraordinary item) was ($23,621,000), or ($1.11) per share. During the year ended December 31, 2000, ERS recorded an extraordinary item of $64,828,000, or $3.04 per share, as the result of the acquisition of its Senior Discount Notes for amounts less than the face amount thereof. See "Special Factors - Background of the Merger."

The Unaffiliated Stockholders will not have the opportunity to participate in the earnings and growth of ERS after the Merger and will not have the right to vote on any corporate matters. Instead, the Unaffiliated Stockholders will have the right to receive $0.26 in cash, without interest, for each share of ERS Common Stock held by them, other than shares in respect of which dissenter's rights have been perfected. The Unaffiliated Stockholders will not face the risk of any losses generated by ERS' operations or any decline in the value of ERS after the Merger.

Following completion of the Merger, the ERS Common Stock will no longer be authorized to be quoted on the OTC Bulletin Board. In addition, the registration of the ERS Common Stock will be terminated under the Exchange Act, upon application of ERS to the Commission, and ERS will no longer file reports with the Commission, and the listing of the ERS Common Stock on AIM would be cancelled. Accordingly, following the Merger, there will be no publicly-traded ERS stock outstanding.

	Neither ERS, nor any of Holdco, Merger Sub, the Principal Stockholders nor the Principal Stockholder Affiliates, have any specific plans or proposals for any extraordinary corporate transaction involving ERS, other than the Merger, or for any sale or transfer of all or substantially all of the assets held by ERS after completion of the Merger, including any plans or proposals to dispose of the intellectual property rights attendant to the electronic shelf label business. However, the surviving corporation and Holdco will continue to evaluate ERS' business and operations after the consummation of the Merger and make such changes as are deemed appropriate from time to time.

	Following the consummation of the Merger, ERS' directors, officers and management immediately before the Merger will remain as the directors, officers and management of the surviving corporation immediately after the Merger.

	It is expected that, if the Merger is not consummated, ERS' current management, under the general direction of Board of Directors of ERS, will continue to manage ERS.

Interests of Certain Persons in the Merger

	In considering the recommendations of the Special Committee and the Board of Directors of ERS with respect to the Merger
Agreement and related matters, the Unaffiliated Stockholders should be aware that members of ERS' management and Board of Directors have certain interests that are described below that may present them with actual or potential conflicts of interest in connection with the Merger Agreement and the transactions contemplated thereby.

	Holdco Stockholders. Mr. Garfinkle, the Chairman of the Board and a director of ERS, and the beneficial owner of approximately 37.0% of the ERS Common Stock, is Chairman of the Board and Chief Executive Officer and a director of Holdco, and the beneficial owner of approximately 60.8% of the Holdco Common Stock. Mr. Failing, the Vice Chairman of the Board and Chief Executive Officer and a director of ERS, and the beneficial owner of approximately 14.7% of the outstanding ERS Common Stock, is a director of Holdco and the beneficial owner of approximately 24.2% of the Holdco Common Stock. Donald Zilkha, a director of ERS and the beneficial owner of approximately 0.5% of the ERS Common Stock is the beneficial owner of approximately 1.8% of the Holdco Common Stock.

	ERS Stock Options. After the Effective Time, all outstanding options to acquire ERS Common Stock which are outstanding under ERS' 1993 Employee Stock Option Plan and 1993 Director Stock
Option Plan (the "Stock Option Plans') will be assumed by Holdco upon the same terms and conditions as contained under such plans, except that each such option will be exercisable for a number of shares of Holdco Common Stock equal to the number of shares of ERS Common Stock subject to such option immediately prior to the effectiveness of the Merger, at an option price per share of Holdco Common Stock equal to the exercise price per share of ERS Common Stock subject to such option in effect on such date. See
"The Company - Security Ownership of Principal Stockholders and Management" for information concerning options held by directors and executive officers of ERS.

	Indemnification of Officers and Directors of ERS. Pursuant to the Merger Agreement, from and after the effectiveness of the Merger, Holdco will, to the extent permitted by Delaware law, honor all obligations of ERS pursuant to ERS' certificate of incorporation, by-laws and agreements with directors, which provide in various respects for indemnification of officers and directors of ERS with respect to events occurring before the consummation of the Merger. In addition, Holdco has agreed to maintain in effect for six years from and after the effectiveness of the Merger, the current directors' and officers' liability insurance policies maintained by ERS (provided that Holdco may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time.

	Special Committee Compensation. Mr. Diamond has or will receive fees aggregating $19,500 from ERS for services rendered as a member of the Special Committee of the Board of Directors of ERS, calculated at the rate of $1,500 for each meeting of the Special Committee attended by legal counsel or BNY. Such compensation was payable regardless of the recommendation of the Special Committee with respect to the Merger.

Certain United States Federal Income Tax
  Consequences

U.S. Stockholders. The receipt of cash for shares of ERS Common Stock by a U.S. stockholder in the Merger (including by reason of exercise of appraisal rights) will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a U.S. stockholder will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount received in exchange for the shares of ERS Common Stock sold and such stockholder's adjusted tax basis in such shares. Assuming the shares constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss. If, at the time of the Merger, the shares of ERS Common Stock then exchanged have been held for more than one year by such stockholder, such gain or loss will be long-term capital gain or loss (other than, with respect to the exercise of appraisal rights, amounts, if any, which are or are deemed to be interest for federal income tax purposes, which amounts will be taxed as ordinary income). Under current law, long-term capital gains of individuals are generally taxed at lower rates than items of ordinary income and short-term capital gains. Capital losses are only deductible to the extent of capital gains plus, in the case of taxpayers other than corporations, $3,000 of ordinary income. Capital losses that are not currently deductible may be carried forward to other years, subject to certain limitations.

	Non-U.S. Stockholders. Non-U.S. stockholders generally will not be subject to U.S. federal income tax on the receipt of cash for shares of ERS Common Stock pursuant to the Merger, unless such non-U.S. stockholder's gain is effectively connected with a U.S. trade or business, or, in the case of gain recognized by an individual non-U.S. stockholder, such individual is present in the U.S. for 183 days or more during the taxable year and certain other conditions are satisfied.

	Backup Withholding. Stockholders may be subject to "backup withholding" at a rate of 30.5% under U.S. tax law when they receive payments of cash pursuant to the Merger. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from backup withholding, including corporations and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Each stockholder should consult with his own tax advisor as to his qualification for exemption from withholding and the procedure for obtaining such exemption. To avoid the imposition of backup withholding, U.S. stockholders and non-U.S. stockholders should follow the instructions set forth below.

	U.S. Stockholders. In order to avoid "backup withholding" on payments of cash pursuant to the Merger (including any cash paid pursuant to the exercise of appraisal rights), a U.S. stockholder surrendering shares of ERS Common Stock in the Merger must, unless an exemption applies, provide the paying agent with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a U.S. stockholder does not provide such stockholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Merger may be subject to backup withholding of 30.5%. All
U.S. stockholders surrendering shares of ERS Common Stock pursuant to the Merger should complete and sign the Substitute Form W-9 included as part of the letter of transmittal which will be sent by the paying agent following the effective date of the Merger to provide the information and certification necessary to avoid backup withholding.

	The Reclassification, the transfer of the ERS Common Stock by the Principal Stockholders, and the Merger generally are expected to be tax free transactions to ERS, and to Holdco and Merger Sub, and to each of the Principal Stockholders and to each of the Principal Stockholder Affiliates, for U.S. federal income tax purposes, However, the amount of ERS' net operating loss carryforwards that may be utilized annually to offset future taxable income and tax liability may be significantly limited as a result of certain past and/or future ownership changes, including the Merger, pursuant to
Section 382 of the Internal Revenue Code of 1986, as amended (the
"Code").

	Non-U.S. Stockholders. In order to avoid 30.5% backup withholding, non-U.S. stockholders other than corporations should properly complete and provide to the paying agent the Substitute Form W-8BEN included as part of the letter of transmittal which will be sent by the paying agent after the effective date of the Merger. Foreign corporations should follow the instructions above with respect to the completion of Substitute Form W-9.

	For purposes of this information statement, "U.S. stockholder" and "non-U.S. stockholder" have the following meanings:

	"U.S. stockholder" means one of (1) a citizen or resident of the United States, including an alien individual (such as a citizen of another country) who is a lawful permanent resident of the United States or meets the "substantial presence test" under Section 7701(b) of the Code (for example, because the alien individual is present in the United States for 183 days or more in the current calendar year), (2) a corporation or partnership created or organized in the United States or under the laws of the United States or any political subdivision, or (3) an estate or trust which is not a foreign estate or trust under Section 7701(a) (31) of the Code.

	"Non-U.S. stockholder" means any stockholder that is not a U.S. stockholder, except for non-U.S. stockholders, if any, who are subject to United States federal income tax on payments received pursuant to the Merger because such payments are effectively connected with their conduct of a U.S. trade or business. Any such stockholder receiving payments that are effectively connected with the conduct of a U.S. trade or business should contact an independent tax advisor with respect to the backup withholding and other U.S. tax consequences of receiving payments pursuant to the Merger.

	THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE TO CERTAIN STOCKHOLDERS, DEPENDING ON THEIR CIRCUMSTANCES, INCLUDING STOCKHOLDERS WHO ACQUIRED SHARES PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, STOCKHOLDERS WHO ARE IN SPECIAL TAX SITUATIONS (SUCH AS FINANCIAL INSTITUTIONS, INSURANCE COMPANIES, OR TAX-EXEMPT ORGANIZATIONS), OR TO PERSONS HOLDING SHARES OF ERS COMMON STOCK AS PART OF A "STRADDLE," "HEDGE" OR "CONVERSION TRANSACTION".

	THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT
LAW. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, AND STATE, LOCAL AND FOREIGN TAX LAWS.

Certain United Kingdom Tax
  Consequences

The following paragraphs (which are intended as a general guide only) are based on current legislation and practice of the U.K. Inland Revenue. They summarize certain limited aspects of the U.K. taxation consequences of the Merger and they relate to the position of holders of ERS Common Stock who are the beneficial owners of the ERS Common Stock, who hold their ERS Common Stock as an investment (otherwise than under a Personal Equity Plan or an Individual Savings Account, and rather than as securities realized in the course of a trade) and who are resident or ordinarily resident in the U.K. for tax purposes. The paragraphs below do not address the position of stockholders who are subject to tax in any jurisdiction other than the U.K.

IF YOU ARE IN ANY DOUBT AS TO YOUR TAXATION POSITION OR IF
YOU ARE SUBJECT TO TAXATION IN ANY JURISDICTION OTHER THAN THE
UNITED KINGDOM, YOU SHOULD CONSULT AN APPROPRIATE INDEPENDENT
PROFESSIONAL ADVISOR WITHOUT DELAY.

U.K. Taxation of Chargeable Gains.  Liability  to  U.K.
taxation of chargeable gains will depend on the individual circumstances of each holder of ERS Common Stock.

A U.K. resident individual holder of ERS Common Stock who receives cash pursuant to the Merger will be treated as making a disposal, or part disposal, of his or her ERS Common Stock for the purpose of U.K. capital gains tax. Where the disposal consideration for the ERS Common Stock exceeds the allowable expenditure on such stock (that is, the cost of acquisition and related costs, as increased by indexation relief up to April 1998) a liability to U.K. capital gains tax may arise. Depending on the availability of the annual capital gains exemption and taper relief, such gain may be reduced.

In the event that the disposal consideration for the ERS
Common Stock does not exceed the allowable expenditure, an allowable loss will result (although indexation relief can only reduce a gain; it cannot create or increase a loss). This loss will automatically be offset against total chargeable gains for the current tax year (before the application of the annual capital gains exemption). Any unrelieved loss is carried forward and set against chargeable gains accruing in the next subsequent year in which they arise. However, it is not possible for allowable losses to be carried back and set against gains of a previous year.

The computation of chargeable gains and allowable losses in relation to corporate stockholders is broadly the same as the computation in relation to individual stockholders, save that the annual capital gains exemption is not available and taper relief does not apply (although indexation relief applies to all accounting periods until the month of disposal).

Any gains (after taking into account indexation relief) arising to a U.K. resident corporate stockholder will be subject to corporation tax on chargeable gains. In the event that a corporate holder of ERS Common Stock suffers an allowable loss, such loss may be offset against chargeable gains of that or any subsequent accounting period but not against income.

Stamp Duty and Stamp Duty Reserve Tax ("SDRT"). No stamp duty or SDRT will be payable by holders of ERS Common Stock to the extent that their ERS Common Stock is converted into the right to receive cash consideration pursuant to the Merger.

HOLDERS OF ERS COMMON STOCK IN ANY DOUBT AS TO THEIR U.K.
TAXATION POSITION SHOULD CONSULT AN APPROPRIATE INDEPENDENT
PROFESSIONAL ADVISER.


THE MERGER
Basic Terms of Merger Agreement

	The full text of the Merger Agreement is attached as Annex A to this Information Statement and is incorporated herein by reference.
The description of the material provisions of the Merger Agreement set forth below is qualified in its entirety by reference to the full text of the Merger Agreement. Unaffiliated Stockholders are urged to read carefully the Merger Agreement in its entirety.

	The Merger; Conversion Ratio. Pursuant to the terms of the Merger Agreement, each share of ERS Common Stock other than dissenting shares outstanding immediately prior to the Effective Time (as defined below) will, by virtue of the Merger and following the Reclassification, be converted into the right to receive $0.26 in cash, without interest. Pursuant to the terms of the Merger Agreement, each share of ERS Series A-1 Preferred
Stock, and each share of ERS Class B Common Stock, outstanding immediately prior to the Effective Time will, by virtue of the Merger, continue unchanged and remain outstanding as shares of the capital stock of ERS.

	At the Effective Time, Merger Sub will be merged into and with ERS, the separate corporate existence of Merger Sub will cease and ERS will continue as the surviving corporation, as a subsidiary of Holdco. From and after the Effective Time, ERS, as the surviving corporation, will possess all the assets, rights, privileges, immunities and franchises and be subject to all of the liabilities, obligations and penalties of ERS and Merger Sub, as provided under Delaware law.

	ERS Stock Options. At the Effective Time, all options to acquire ERS Common Stock which are outstanding at the Effective Time under ERS' Stock Option Plans will be assumed by Holdco upon the same terms and conditions as contained under such plans, except that each such option will be exercisable for a number of shares of Holdco Common Stock equal to the number of shares of ERS Common Stock subject to such option immediately prior to the Effective Time, at an option price per share of Holdco Common Stock equal to the exercise price per share of ERS Common Stock subject to such option in effect on such date.

	ERS Warrants. Each warrant to acquire ERS Common Stock which is outstanding at the Effective Time under the Warrant Agreement dated January 24, 1997 (the "Warrant Agreement") between ERS and American Stock Transfer and Trust Company, as warrant agent, subsequent to the Effective Time will, by virtue of the provisions of the Warrant Agreement, be converted into and represent the right to receive, in lieu of each share of ERS Common Stock issuable pursuant to such warrant prior to the Effective Time, an amount, if any, equal to the amount by which the cash per share to be paid in the Merger exceeds the current exercise price per share of such warrant.

Effective Time of the Merger. The Merger Agreement provides that the Merger will become effective at the time a certificate of merger (the "Certificate of Merger") is duly filed with the Secretary of State of Delaware. The time at which the Merger will become effective is referred to herein as the "Effective Time." Such filing, together with all other filings or recordings required by Delaware law in connection with the Merger, will be made within five business days after the satisfaction or, to the extent permitted under the Merger Agreement, waiver of all conditions to the Merger contained in the Merger Agreement.

Exchange Procedure. Prior to the Effective Time, Holdco will designate American Stock Transfer and Trust Company or, at its election, a bank or trust company or similar entity, reasonably satisfactory to ERS, which is authorized to act as the exchange agent in the Merger (the "Exchange Agent"). As soon as possible after the Effective Time but no later than ten days after the Effective Time, the Exchange Agent will send a notice and letter of transmittal to each record holder of ERS Common Stock outstanding immediately prior to the Effective Time, advising such record holder of the terms of the exchange effected by the Merger and the procedure for surrendering to the Exchange Agent such record holder's certificate(s) evidencing ERS Common Stock for exchange for the cash per share to be paid in the Merger. Upon surrender to the Exchange Agent of all of a record holder's certificate(s) formerly representing ERS Common Stock, together with a duly executed letter of Transmittal, the certificate(s) will be cancelled and such holder will be entitled to receive in exchange therefor $0.26 per share in cash, without interest, for which the ERS Common Stock theretofore represented by the certificate(s) so surrendered shall have been exchanged.

Any holder of ERS Common Stock may request that any cash payment to be made upon surrender of ERS Common Stock be paid in a name other than that in which the certificate is registered. If any payment of cash is to be made to a person other than the person in whose name such certificate is registered, the certificate so surrendered must be properly endorsed and otherwise in proper form for transfer and the person requesting the exchange must either (i) pay to the Exchange Agent any transfer or other taxes required by reason of such issuance or (ii) establish to the satisfaction of the Exchange Agent that such transfer or other taxes have been paid or are not applicable.

Certain Covenants. ERS has agreed that, during the period prior to the Effective Time (except to the extent that Holdco shall otherwise agree in writing), ERS will and will cause each of its Significant Subsidiaries (as defined in the Merger Agreement) to make no purchase, sale, or lease in respect of, nor introduce any method of management or operation in respect of, its business or its assets and properties, except in a manner consistent with prior practice but consistent with the determination by the Board of Directors of ERS to wind-down ERS' electronic shelf label operations.

In addition, ERS has agreed that, during the period prior to the Effective Time (except to the extent that Holdco shall otherwise agree in writing), it will not and will cause each of its Significant Subsidiaries not to: (1) make or propose any change to their respective certificates of incorporation or by-laws, except for the Reclassification Amendment; or (2) issue, grant, sell or encumber any shares of their capital stock, or any security, option, warrant, put, call subscription or other right of any kind, fixed or contingent that directly or indirectly calls for the acquisition, issuance, sale, pledge or other disposition of any shares of capital stock or other equity interest, enter into any agreement, commitment or understanding calling for any such transaction or make any other changes in their equity capital structure, except for the issuance of ERS Common Stock upon exercise of options to acquire ERS Common Stock or warrants to acquire ERS Common Stock which were outstanding prior to the execution and delivery of the Merger Agreement; (3) split combine or reclassify any of its capital stock; or (4) declare, set aside or pay any dividend on or make any other distribution (whether in cash, stock, securities, indebtedness, rights or property or any combination thereof) in respect of any shares if its capital stock or other equity interests, or redeem or otherwise acquire any shares of the capital stock of ERS.

	Holdco has agreed that it will not and will cause its directors, officers and the stockholders of Holdco not to take any action which would be reasonably likely to cause ERS to breach any of the above covenants.

ERS has also agreed that neither ERS nor any of its Significant Subsidiaries nor their respective officers, directors, employees, agents or representatives will, directly or indirectly, initiate or solicit discussions, inquiries or proposals or, participate in any negotiation or discussion, for the purpose of or with the intention of leading to any proposal concerning any merger, consolidation or other business combination involving ERS or any Significant Subsidiary of ERS or any acquisition of 20% or more of the equity interest in ERS or any equity interest in any of its Significant Subsidiaries or 20% or more of the assets of ERS or any Significant Subsidiary of ERS, taken as a whole, except for the Merger, unless the Board of Directors of ERS, after consultation with counsel, determines that the exercise of its fiduciary responsibilities requires that such information be furnished or such negotiations be commenced.

Representations and Warranties. ERS, Holdco and Merger Sub have made a number of representations and warranties to one another. ERS has made representations and warranties to Holdco concerning, among other things, organization, good standing and qualification to do business, corporate power and authority, conflicts, capitalization, subsidiaries, securities filings, disputes and litigation, and Holdco and Merger Sub have made representations and warranties to ERS concerning, among other things, organization, good standing and qualification to do business, conflicts, capitalization, corporate power and authority, and sufficiency of funds.

 	Conditions to Consummation of the Merger. The respective obligations of each of ERS, Holdco and Merger Sub and ERS to consummate the transactions contemplated by the Merger Agreement and to effect the Merger are subject to the satisfaction or waiver, if permissible by law, at or prior to the Effective Time of the following conditions: (1) this Information Statement shall have been filed with the Commission and mailed to stockholders, and all applicable notice provisions shall have expired; (2) the Reclassification Amendment and the Certificate of Merger shall have been duly filed in accordance with the requirements of Delaware law; and (3) no order, stay, judgment, injunction or decree shall have been issued and be in effect by any court restraining or prohibiting the consummation of the transactions contemplated in the Merger Agreement and no statute, rule or regulation shall have been promulgated or enacted by any foreign or United States federal or state government, government authority or government agency, which would prevent or make illegal the consummation of the transactions contemplated in the Merger Agreement including the Merger.

Subject to satisfaction or waiver, if permissible by law, the obligations of Holdco and Merger Sub to consummate the transactions contemplated by the Merger Agreement and to effectuate the Merger are subject to the representations and warranties of ERS contained in the Merger Agreement being true and correct in all respects at and as of the date of closing (the "Closing Date") under the Merger Agreement with the same effect as through all such representations and warranties were made at and as of the Closing Date, and the compliance by ERS with all of its covenants contained in the Merger Agreement in all respects. The foregoing condition will not apply, if any inaccuracy of any representation or warranty, or any breach of any covenant, would not have a material adverse effect on the business or financial condition of ERS and its subsidiaries, taken as a whole, or their ability to consummate the Merger Agreement other than any event or effect relating to general political or economic conditions, the industry in which ERS or any of its subsidiaries operates or the winding-down of ERS' electronic shelf label business.

Subject to the satisfaction or waiver, if permissible by law, the obligations of ERS to consummate the transactions contemplated by the Merger Agreement and to effectuate the Merger are subject to the representations and warranties of Holdco and Merger Sub contained in the Merger Agreement being true and correct in all respects at and as of the Closing Date with the same effect as though all such representations and warranties were made at and as of the Closing Date, and the compliance by Holdco and Merger Sub with their respective covenants contained under the Merger Agreement in all respects. The foregoing condition will not apply, if any inaccuracy of any representation or warranty, or any breach of any covenant, would not have a material adverse effect on the business or financial condition of Holdco and Merger Sub, taken as a whole, or their ability to consummate the Merger Agreement other than any event or effect relating to general political or economic conditions.

Amendments. At any time prior to the Effective Time, the parties may, by written agreement, make any modification or amendment of the Merger Agreement approved by their respective boards of directors.

Indemnification. Pursuant to the Merger Agreement, from and after the Effective Time, Holdco will, to the extent permitted by Delaware law, honor all obligations of ERS pursuant to ERS' certificate of incorporation, by-laws and agreements with directors, which provide in various respects for indemnification of officers and directors of ERS with respect to events occurring before the consummation of the Merger. In addition, Holdco has agreed to maintain in effect for six years from and after the Effective Time, the current directors' and officers' liability insurance policies maintained by ERS (provided that Holdco may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time.

Termination. The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time: (a) by the consent of the parties thereto, or (b) by either ERS or Holdco if: (1) a permanent injunction is entered, enforced or deemed applicable to the Merger Agreement which prohibits the consummation of the transactions contemplated thereby and all appeals of such injunction shall have been taken and shall have been unsuccessful; (2) if any governmental entity, the consent of which is a condition to the obligation of such party to consummate the transactions contemplated thereby, shall have determined not to grant its consent and all appeal of such determination shall have been taken and shall have been unsuccessful; or (3) the Closing shall not have occurred on or prior to December 1, 2001. In addition, the Merger Agreement may be terminated prior to the Effective Time by ERS, if the Board of Directors of ERS determines in good faith that termination is necessary for the Board of Directors to act in a manner consistent with its fiduciary duties to stockholders.

Dissenters' Rights

	The following is a discussion of the material provisions of
Section 262 of the General Corporation Law of the State of
Delaware (the "GCL"). The text of Section 262 is reproduced in full as Annex C to this Information Statement.

	Stockholders of ERS, including holders of ERS Common Stock and holders of ERS Series A-1 Preferred Stock, who follow the procedures specified in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware court. Such stockholders must strictly comply with the procedures set forth in Section 262. Failure to follow any of such procedures may result in a termination or waiver of appraisal rights under Section 262.

	This Information Statement, including the appendices, as mailed to the stockholders on November 29, 2001 shall serve as notice to the stockholders of ERS entitled to appraisal rights that appraisal rights are available for any and all of their shares.

	Within 20 days after the mailing of such notice, a stockholder of ERS may demand an appraisal of his or her shares by delivering a written demand for an appraisal to the Secretary of ERS at 488 Main Avenue, Norwalk, Connecticut 06851. Failure to deliver such written demand will constitute a waiver of such stockholder's appraisal rights. Such written demand for appraisal must reasonably inform ERS of the identity of the stockholder of record and that such record stockholder intends thereby to demand appraisal of his or her shares.

	The written demand for appraisal must be made by or for the holder of record of shares registered in his or her name. Accordingly, such demand should be executed by or for such stockholder of record, fully and correctly, as such stockholder's name appears on his or her stock certificates. If the applicable shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in such capacity and if the applicable shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand should be executed by or for all joint owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner(s) and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner(s). If a stockholder holds shares through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as the holder of record.

	A record owner, such as a broker, who holds shares as nominee for other persons may exercise appraisal rights with respect to the shares held for all or less than all of such other persons. In such case, the written demand should set forth the class and number of shares covered by it. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares standing in the name of such holders of record.

	Within 120 days after the Effective Time, ERS or any stockholder who has satisfied the foregoing conditions and is otherwise entitled to appraisal rights under Section 262, may file a petition in the Delaware court demanding a determination of the value of shares held by all stockholders entitled to appraisal rights. If no such petition is filed, appraisal rights will be lost for all stockholders who had previously demanded appraisal of their shares. ERS does not currently intend to file a petition with respect to the appraisal of the value of any shares and does not foresee initiating any negotiations with respect to the "fair value" of such shares. Accordingly, such stockholders should regard it as their obligation to take all steps necessary to perfect their appraisal rights in the manner prescribed in Section 262.

	Within 120 days after the date of the Effective Time, any stockholder who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from ERS a statement setting forth the aggregate number and class of shares with respect to which demands for appraisal were received by ERS, and the number of holders of such shares. Such statement must be mailed within ten days after the written request therefor has been received by ERS or within ten days after expiration of the time for delivery of demands for appraisal under
Section 262, whichever is later.

	If a petition for an appraisal is timely filed, after a hearing on such petition the Delaware court will determine the stockholders of ERS entitled to appraisal rights and will appraise the value of the shares owned by such stockholders, determining the "fair value" thereof exclusive of any element of value arising from the accomplishment or expectation of the Merger. The Delaware court will direct payment of the fair value of such shares with a fair rate of interest, if any, on such fair value to stockholders entitled thereto upon surrender to ERS of stock certificates. Upon application of a stockholder, the Delaware court may, in its discretion, order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal proceeding, including without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to appraisal.

	Although ERS believes that the $0.26 per share of ERS Common Stock offered in the Merger is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware court and holders of ERS Common Stock should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, $0.26 per share in cash of ERS Common Stock. Moreover, Holdco and ERS do not presently anticipate offering more than $0.26 per share in cash of ERS
Common Stock to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the "fair value" of a share of ERS Common Stock is less than $0.26 in cash. Section 262 provides that "fair value" is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger. . . " In determining the "fair value" of any shares, the Delaware court is required to take into account all relevant factors. Therefore, such determination could be based upon considerations other than, or in addition to, the price paid in the Merger, including, without limitation, the market value of shares and the asset value and earning capacity of ERS.

	ERS, Holdco and Merger Sub have not, in connection with the Merger Agreement, and the transactions contemplated thereby, made any provision to grant unaffiliated security holders access to the corporate files of any of them or to obtain counsel or appraisal services at their expense.

	Any stockholder who demands an appraisal in compliance with
Section 262 will not, after the Effective Time, be entitled to exercise any voting rights attendant to his or her shares for any purpose nor be entitled to the payment of any dividends or other distributions on his or her shares.

	If no petition for an appraisal is filed within 120 days after the Effective Time, or if a stockholder delivers to ERS a written withdrawal of his or her demand for an appraisal and an acceptance of the Merger, either within 60 days after the Effective Time or with the written approval of ERS thereafter (which ERS reserves the right to give or withhold, in its discretion), then the right of such stockholder to an appraisal will cease and such stockholder will be entitled to receive in cash, without interest, the consideration to which he or she would have been entitled had he or she not demanded appraisal of his or her shares. No appraisal proceeding in the Delaware court will be dismissed as to any stockholder without the approval of the Delaware court, which approval may be conditioned on such terms as the Delaware court deems just.

Stockholder Consent to the Merger

	Under Section 228 of the GCL, unless otherwise provided in a corporation's certificate of incorporation, any action required to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a written consent to that action is signed by stockholders having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all shares were present and voted.

	On July 2, 2001, stockholders of Holdco holding in excess of a majority of the outstanding shares of ERS Common Stock, constituting the sole class of voting securities of ERS, executed and delivered to ERS their consent adopting the Merger Agreement, and authorizing the transactions contemplated thereby, including the Reclassification Amendment. Pursuant to Section 228 of the
GCL, ERS has delivered notice of the stockholders consent to all holders of ERS Common Stock who did not participate therein. The stockholder consent is sufficient under the GCL to approve the Merger Agreement and the Reclassification Amendment without the concurrence of any other stockholders. Therefore, no further action of the Unaffiliated Stockholders is necessary.

Financing of the Merger; Fees and Expenses

	The total amount of funds required to consummate the Merger and to pay related fees and expenses is estimated to be approximately $2,910,000. ERS, Holdco and Merger Sub have agreed that, whether or not the Merger is effected, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such costs and expenses. The subscription agreements between Holdco and its stockholders provide, in exchange for Holdco equity, for cash contributions in amounts aggregating $3,000,000, subject only to Holdco's notice that such amounts are required to consummate the Merger, and, accordingly, Holdco has sufficient funds to pay the aggregate cash to be paid in the Merger and to pay its and Merger Sub's portion of the fees and expenses to be incurred in connection with the Merger. All of the Holdco stockholders, including each of the Principal Stockholders and each of the Principal Stockholder Affiliates, intend to obtain such amounts from personal funds or working capital. See "Certain Transactions and Relationships - Other Relationships" for information concerning additional financial resources available to the equity of Holdco. The Merger is not conditioned on any financing arrangements.

	The estimated fees and expenses of ERS in connection with the Merger (excluding fees incurred by Holdco) are set forth in the table below:

	Financial advisor/nominated advisor fees
  and expenses. . . . . . . . . . . . . . . . .$270,000
	Legal, accounting and other professional fees
  and expenses. . . . . . . . . . . . . . . . . 215,000
	Special Committee fees. . . . . . . . . . . . .  19,500
	Exchange agent fees . . . . . . . . . . . . . .  15,000
	Copying and mailing costs . . . . . . . . . . .  20,000
	Filing fees . . . . . . . . . . . . . . . . . .     450
	Miscellaneous . . . . . . . . . . . . . . . . .  10,000

Accounting Treatment

	As required by generally accepted accounting principles, the Merger will be accounted for as a purchase of ERS by Holdco.

Certain Legal Matters

Neither ERS nor Holdco is aware of any license or regulatory permit that appears to be material to the business of ERS that might be adversely affected by the Merger, or any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required to consummate the Merger, other than approvals, filings or notices required under the federal securities laws and the filing of the Reclassification Amendment and the Certificate of Merger with the Secretary of State of Delaware.


THE RECLASSIFICATION AMENDMENT

	In connection with its approval of the Merger Agreement, and the transactions contemplated by the Merger Agreement, the Board also has approved an amendment to Article FOURTH of the certificate of incorporation of ERS that will be filed immediately prior to the Effective Time in order to: (i) create a new class B common stock, $.01 par value, of ERS with an authorization of 15,000,000 shares;
(ii) provide that the number of authorized shares of ERS Common
Stock will be reduced by an amount equal to the number of shares of ERS Class B Common Stock so created, from 35,000,000 shares to 20,000,000 shares; and (iii) reclassify each share of the ERS Common Stock contemporaneously contributed to Holdco as one share of ERS
Class B Common Stock. Stockholders of Holdco representing in excess of a majority of the outstanding shares of ERS Common Stock have adopted the Reclassification Amendment.

	Under the Reclassification Amendment, each outstanding share of ERS Common Stock and each outstanding share of ERS Class B Common
Stock will be of equal rank, and will have identical powers, preferences, qualifications, restrictions and other rights. The ERS Common Stock and the ERS Class B Common Stock will vote together as a single class on all matters to be voted on by the stockholders of ERS, and will not be split, divided, or combined unless, at the same time, ERS splits, divides or combines the shares of both the ERS
Common Stock and the ERS Class B Common Stock in the same proportion and manner. The Reclassification Amendment provides that, in the event of any merger or consolidation of ERS with or into any other entity, the holders of ERS Common Stock and the holders of ERS Class
B Common Stock will be entitled to the per share consideration allocated to them, respectively, in such merger or consolidation.

	ERS is presently authorized to issue 37,000,000 shares of capital stock, of which 35,000,000 shares are ERS Common Stock and 2,000,000 shares are preferred stock, $1.00 par value ("ERS Preferred Stock"), of which 40,000 shares are designated as ERS Series A-1 Preferred Stock. See "The Company - ERS Capital Stock" below. On the date of this Information Statement, there were outstanding 21,345,383 shares of ERS Common Stock (of which 12,844,001 shares were held by the stockholders of Holdco, and committed to be contributed to Holdco), and 39,985 shares of ERS Series A-1 Preferred Stock. An additional 4,327,843 shares of ERS Common Stock were reserved for possible future issuance upon exercise of outstanding stock options and warrants. Holders of capital stock of ERS do not have any preemptive rights to subscribe for or purchase any shares of capital stock of ERS.

	The proposed amendment to Article FOURTH of the ERS certificate of incorporation will not increase the aggregate number of authorized shares of capital stock of ERS but will authorize
15,000,000 shares of ERS Class B Common Stock and decrease the authorized number of shares of ERS Common Stock by the number of shares of Class B Common Stock so created, from 35,000,000 shares to 20,000,000 shares. The authorized number of shares of ERS Preferred Stock, and of ERS Series A-1 Preferred Stock, will remain unchanged. The proposed Reclassification Amendment will not change any other aspect of Article FOURTH of the ERS certificate of incorporation.
The Reclassification Amendment will not of itself cause any change in the capital stock account or surplus account of ERS.

	The Reclassification Amendment is intended to authorize the shares of ERS Class B Common Stock necessary to effectuate the Merger in accordance with the terms of the Merger Agreement. Upon effectiveness of the Reclassification Amendment, any or all of the remaining part of the authorized but unissued shares of ERS Class B Common Stock may thereafter be issued for such purposes and on such conditions as the Board may determine, without further approval by the stockholders of ERS.

	Although, except for the Merger, and the transactions contemplated by the Merger Agreement, no commitments have been made, and no particular transactions are pending or intended, with respect to the issuance of any of the additional shares of ERS Class B Common Stock which will be authorized by the amendment to Article FOURTH of the ERS certificate of incorporation, ERS may in the future evaluate, explore or have discussions with respect to future potential acquisitions which may involve the issuance of the additional shares. The additional shares may also be used for any issuance in connection with future financings, employee benefit plans or other corporate purposes.

	ERS has not proposed the Reclassification Amendment as an anti-takeover measure nor is the proposal to amend the certificate of incorporation of ERS to authorize shares of ERS Class B Common Stock being made in response to any specific efforts known to management of ERS to obtain control or accumulate the securities of ERS. ERS' management has no knowledge of any such specific efforts.


PRICE OF ERS COMMON STOCK AND DIVIDEND POLICY

	The ERS Common Stock is currently quoted on the OTC Bulletin Board under the symbol "ERSI." During the calendar periods indicated in the following table until September 2, 1999, the ERS Common Stock was quoted on the Nasdaq SmallCap Market. The following table sets forth, for the calendar periods indicated, the range of quarterly high and low sales prices for the ERS Common Stock, as reported on the Nasdaq SmallCap Market through September 2, 1999, and the range of high and low bid prices for the ERS Common Stock as reported on the OTC Bulletin Board from and after September 2, 1999. Quotations represent prices between dealers, do not include retail mark-ups, mark-downs or commissions, and may not represent actual transactions.

			1999		    		High		Low
			----				----		---
	First Quarter. . . . .   	$3.13	$1.06
	Second Quarter . . . .   	 2.25	 1.13
	Third Quarter. . . . .   	 2.00	 0.63
	Fourth Quarter . . . .   	 2.06	 0.75

		2000  		     	High		Low
		----					----		---
	First Quarter. . . . .  		$1.03	$0.81
	Second Quarter . . . .  		 0.94	 0.47
	Third Quarter. . . . .  		 1.13	 0.56
	Fourth Quarter . . . .   	 0.94	 0.27

		2001  		     	High		Low
		----					----		---
	First Quarter. . . . .   	$0.72	$0.28
	Second Quarter . . . .    	 0.38	 0.11
	Third Quarter. . . . .   	 0.25	 0.14
	Fourth Quarter (through

	  November ^ 27, 2001).  	 0.24	 0.22


	On April 26, 2001, the last full trading day on which the ERS Common Stock traded prior to the public announcement of the Merger proposal, the closing price of the ERS Common Stock as reported on the OTC Bulletin Board was $0.13. On November ^ 27, 2001, the closing price of the ERS Common Stock as reported on the OTC
Bulletin Board was $0.^ 22.

	Since July 11, 1996, the ERS Common Stock has also been admitted to trading on the Alternative Investment Market of the London Stock Exchange.

	As of October 15, 2001, the number of record holders of the ERS Common Stock was 442.

	ERS has never paid or declared any cash dividends on the ERS Common Stock and does not intend to pay cash dividends on the ERS Common Stock in the foreseeable future. ERS intends to retain its earnings, if any, for utilization in its business. The payment of dividends in the future will depend upon the restrictions imposed by ERS' outstanding 8% Guaranteed Secured Notes, ERS' available earnings, the capital requirements of ERS, its general financial condition and other factors deemed pertinent by the Board of Directors. See Note 4 of the Notes to the Company's Consolidated Financial Statements contained in ERS' Annual Report on Form 10-K for the year ended December 31, 2000 incorporated by reference herein.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

	The following tables reflect summary historical consolidated financial data with respect to ERS for the periods indicated and should be read in conjunction with ERS' consolidated financial statements incorporated by reference herein.

	The following selected consolidated statement of operations and balance sheet data, insofar as it relates to each of the five years in the period ended December 31, 2000, has been derived from audited consolidated financial statements, including the consolidated balance sheet as of December 31, 2000 and 1999 and the related consolidated statement of operations for each of the three years in the period ended December 31, 2000 and the notes thereto contained in ERS' Annual Report on Form 10-K for the year ended December 31,
2000 incorporated by reference herein. As a result of the factors identified therein, the report of independent accountants to the consolidated financial statements included in ERS' Annual Report on Form 10-K for the year ended December 31, 2000 has been modified to emphasize the substantial doubt regarding ERS' ability to continue as a going concern. See also "The Company - Recent Developments - Liquidity" below.

The selected historical consolidated statement of operations data for the nine months ended September 30, 2001 and 2000 and the selected historical consolidated balance sheet data as of September 30, 2001 have been derived from unaudited condensed consolidated statements contained in ERS' Quarterly Report on Form 10-Q for the quarter ended September 30, 2001 incorporated by reference herein and which, in the opinion of management of ERS, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods. The unaudited interim period results are not necessarily indicative of the results to be expected for the full year.
       									Nine Months
	         									   Ended
					      Year Ended December 31,	 	 	 September 30,
								2000	1999	1998        1997       1996	2001	    2000
								------	------    -------        ------       ------          -----          ------
										 (Amounts in thousands, except per share data)
Consolidated Statement of
   Operations Data:
Revenues.......................$4,582	  $ 4,631     $ 3,764     $ 1,972   $ 5,002      $ 4,141    $ 3,566
Cost of goods sold............  4,965	     7,035        8,095        3,699      6,204         3,059       3,471
									-------	  ---------      --------      --------     --------       --------      --------
  Gross income (loss)..........   (383)      (2,404)     (4,331)      (1,727)   (1,202)        1,082           95
									-------	  ---------      --------      --------     --------       --------      --------
Operating expenses:
 Selling, general and
	 administrative......  7,119     11,476      12,671      12,394      6,310       3,160      5,154
Provision for ESL shutdown...	      --              --               --               --            --        1,289            --
 Research and development...,049       5,460        3,928         3,409     1,614       1,996        3,098
Depreciation and amortization.    881          402           375            301        162          607           826
Stock option compensation..         --            --               --               --          44              --                --
								--------  ---------      --------      ----------    --------     --------      --------
  Total operating expenses..  12,049    17,338      16,974       16,104    8,130       7,052        9,078
								--------  ---------      --------      ----------    --------     --------      --------
  Loss from operations...... ..  (12,432)  (19,742)   (21,305)     (17,831) (9,332)     (5,970)     (8,983)
								--------  ---------      --------      ----------    --------     --------      --------
Other income (expenses):
 Interest income............      1,101     2,680        3,982         4,982       302           22        1,045
 Interest expense...........    (5,629) (18,844)    (16,886)    (14,024)    (382)         (91)     (5,629)
Loss on disposals ..........      (247)       (787)        (104)              --          --            64             (2)
Loss on investments and
  and other assets...........  (3,273)           --              --                --          --      (1,072)     (2,120)
								--------  ---------      --------      ----------    --------    --------      --------
Impairment loss on investment   (3,141)           --               --              --           --            --             --
								--------  ---------      --------      ----------    --------     --------      --------
Total other expense, net...  (11,189)   (16,951)  (13,008)       (9,042)       (80)  (1,077)     (6,706)
								--------  ---------      --------      ----------    --------    --------      --------
Net loss before extraordinary
      item..........  (23,621) (36,693)    (34,313)     (26,873)  (9,412)   (7,047)   (15,689)
								--------  ---------       --------      ----------    --------   --------      --------
Extraordinary item:
   Gain on extinguishment of
       debt..........    64,828   34,582              --                --             --          --      64,828
								--------   ---------       --------      ----------   ----------  --------    ----------
Net income (loss)..... $41,207  $(2,111)   (34,313)   $(26,873) $ (9,412)  $(7,047) $49,139
								=====  ======   ======     ======   ======   =====  ======
Earnings (Loss) per share:
 Weighted average number
  of common shares out-
  standing..................     21,291    21,264      21,233       21,096     16,169 	 21,342     21,290
								=====  ======   ======     ======   ======    =====    ======
Basic and diluted income/(loss)
 per common share
	Loss per share before
      extraordinary items..    $  (1.11)    $ (1.73)    $ (1.62)   $  (1.27)    $(0.60)    $   (0.33)    $(0.74)
   Extraordinary item...         3.04          1.63             --               --             --               --          3.05
								--------   ---------       --------      ----------    --------        --------      --------
Net income (loss)....   $   1.94     $ (0.10)    $ (1.62)   $  (1.27)  $ (0.60)     $  (0.33)     $ 2.31
				=====	   ======    ======     ======   ======    =====    ======

							December 31,			      	 September 30,

										2000(1)   1999	     1998       1997       1996	        2001
									------	   ------      -------      ------       ------               ------
											    (Dollars in thousands)
Consolidated Balance
 Sheet Data:
Net working capital............  $ (1,029) 	$ 41,165  $ 65,697  $  88,372  $ 8,764    $ (6,711)
Total assets....................     7,430	   49,516     81,626    100,208   12,260	           949
Long-term debt.................     6,882	   98,208   124,057    113,102     4,989        6,882

Redeemable preferred stock.....	 ^ 200	           --	  --	       --	         --	        ^ 200

Common stock purchase warrants..     5,100	     5,100       5,100        5,100           --	        5,100

Stockholders' (deficit) equity................  (^ 11,844)   (56,854)   (54,742)  (20,476)    5,723      (^ 18,893)


____________
(1)	Revised, see Note 12 to the Notes to Consolidated Financial Statements contained in ERS'
Annual Report on Form 10-K for the year ended December 31, 2000 incorporated by reference herein.
											  Nine Months
												    Ended
							      Year Ended December 31,	 	     September 30,
										2000	     1999         1998        1997       1996	     2001       2000
										------	     ------          ------        ------       ------     ------       ------
Other:

  Book value per share(1).....	$(0.^ 55)   $(2.67)    $(2.58)    $(0.97)     $ 0.27   $ (1.^ 89)   $(0.^ 18)

  Ratio of earnings to fixed

      charges(^ 2).........	  (2.49)     (0.92)        (0.99)       (0.90)    (26.03)  ^  (27.14)       (1.34)

___________________

(1) Book value per share is calculated as the total stockholders' equity divided by the number of common shares outstanding at the end of  the respective periods.  The exercise price of ERS' common stock purchase warrants
($5.23 per share) exceeds the $0.26 per share in the merger consideration.  Excluding the common stock purchase  warrants in the amount of $5.1 million, book value per share at December 31, 2000, 1999, 1998 and
1997 would have been $(0.32), $(2.43), $(2.34), and $(0.72), respectively, and at September 30, 2001 and 2000 would have been $(0.65) and $0.06, respectively. This measure of book value would not be in accordance with generally accepted accounting principles.



^ (2) For purposes of determining the ratio of earnings to fixed charges, "earnings" consist of earnings before income or losses from equity investments and  fixed charges and "fixed charges" consist of interest on all debt and that portion of rental expense that ERS believes to be representative of interest.



THE COMPANY

Description of ERS

	ERS' operations have historically focused on the development and provision of electronic shelf label systems, designed to allow supermarket chains and other retailers to increase productivity, reduce labor costs and improve management information systems. The ERS ShelfNet(R) system has been designed as a productivity enhancing center store automation system, which replaces paper price tags on retail shelves with electronic liquid crystal display units and provides a suite of applications to enhance a retailer's pricing, inventory, shelf management, merchandising and promotional activities. The market for electronic shelf label systems remains in the development stage, and market acceptance of, and demand for, these systems are subject to a high level of uncertainty. During the second quarter of 2001, ERS announced that it has commenced the winding-down of its electronic shelf label operations on an orderly basis, as a result of insufficient interest in the retail community for ESL systems to justify or attract further economic investment in the reasonably foreseeable future.

	In February 2000, ERS acquired an interest in NewCheck, based in Jacksonville, Florida, which also does business under the name of Productivity Solutions, Inc. NewCheck is engaged in the development and commercialization of retailing productivity solutions, for use in supermarkets and other retail environments similar to those addressed by ERS' electronic shelf label system. NewCheck's ACMr
Self Checkout, an automated self-checkout machine, is designed to enable shoppers to scan their items at a self-checkout lane and then either pay at the lane or at a centrally-located pay station. ERS has the right to acquire additional securities of NewCheck and, under a management agreement extended to NewCheck, to manage NewCheck's operations.

	The principal executive offices of ERS are located at 488 Main Avenue, Norwalk, Connecticut 06851 (telephone: 203-849-2500).

Recent Developments

	Conversion of NewCheck Interim Financing. Effective July 25, 2001, and pursuant to action taken by the Board of Directors and stockholders of NewCheck, the interim financing extended to NewCheck by its stockholders has been converted into additional shares of NewCheck Senior Preferred Stock or, in the case of stockholders, such as ERS, holding an 8% Convertible Promissory Note (as held by ERS, the "NewCheck Convertible Note") issued by NewCheck in February 2000 (such notes convertible into shares of NewCheck Senior Preferred Stock), into a combination of shares and additional principal amounts of such note, allocated in the same proportion as subscriptions to shares and notes in the February 2000 placement. Accordingly, the aggregate principal amount of approximately $2,500,000 advanced by ERS to NewCheck as part of such interim arrangements, together with interest accrued thereon in the amount of approximately $95,600, has been converted into an aggregate of 104,478 additional shares of NewCheck Senior Preferred Stock and an additional $1,808,870 in principal amount of the NewCheck Convertible Note, such additional principal convertible into 243,783 shares of NewCheck Senior Preferred Stock. The shares of NewCheck Senior Preferred Stock acquired upon conversion of such interim arrangements, together with the shares acquired at closing in February 2000 by ERS, represent approximately 19% of NewCheck's outstanding voting securities.

See "Certain Transactions and Relationships - Certain
Transactions of ERS with Affiliates" below for a description of the transactions between ERS and NewCheck since the commencement of ERS' last fiscal year. As described in Note 8 of the Notes to Condensed Consolidated Financial Statements included in ERS' Quarterly Report on Form 10-Q for the three months ended September 30, 2001 incorporated herein by reference, at December 31, 2000 ERS recorded certain impairment changes with respect to its interest in NewCheck and, during the current fiscal year, has recorded additional equity losses to reflect the interim funding to NewCheck. The NewCheck Convertible Note will be subject to subordination arrangements entered into effective at the end of July 2001 with NewCheck's institutional lender, which will not affect the convertibility features of such note.

	Winding-Down of ESL Operations. ERS has substantially completed the winding down of its electronic shelf label operations, as announced during the second quarter of 2001. In connection with the winding down of electronic shelf label operations, ERS has discontinued its lease of premises in Boxborough, Massachusetts, formerly used for engineering and development activities, and has significantly reduced staff. At September 30, 2001, ERS had eight employees, consisting of management, general administrative and marketing personnel. In the context of winding down electronic shelf label operations, ERS has assigned directly to NewCheck certain employees who continue to be supervised by ERS' executive management.

	Debt Arrangements. On July 24, 2001, Holdco, as nominee for the stockholders of Holdco, acquired substantially all ERS' outstanding
10% Guaranteed Secured Notes (the "10% Notes") for cash equal to one-half of the aggregate of the principal amount of the 10% Notes plus accrued interest thereon. Upon consummation of the Merger, Holdco will be obligated to issue to the sellers an aggregate of five percent of the common equity of Holdco. In addition, the selling noteholders have extended an option to Holdco, exercisable at Holdco's option through July 2002, to acquire substantially all of ERS' 8% Guaranteed Secured Notes (the "8% Notes") for cash equal to one-half of the aggregate of the principal amount of the 8% Notes plus accrued interest thereon. In connection with the acquisition of the 10% Notes, substantially all of the restrictive covenants contained therein have been eliminated, as well all guaranties and collateral for such notes.

The transaction followed negotiations, commenced by ERS in December 2000, to restructure ERS' outstanding debt. On July 3, 2001, ERS entered into an agreement with Holdco (the "Consent Agreement") whereby, among other matters, ERS committed to certain contingent share issuance in exchange for specified waivers and assignment of rights by Holdco described below, and the execution and delivery by Holdco of definitive agreements with substantially all of the noteholders on July 18, 2001. The Consent Agreement further provides that any and all defaults under the 10% Notes (which had an original maturity date of August 1, 2001) are waived, until such time as Holdco, in its sole discretion, delivers notice of revocation of the waiver. In addition, the selling holders of 10% Notes have agreed that, in the event the Merger is not consummated prior to the end of the current fiscal year, in lieu of shares of Holdco equity they will acquire shares of ERS Common Stock aggregating five percent of the outstanding ERS Common Stock, and under the Consent Agreement ERS has agreed to issue such shares in exchange for the assignment to it of Holdco's option on the 8% Notes.

	Liquidity. Management of ERS does not believe that, absent additional financing, ERS' current resources will enable ERS to fund operations, including the completion of the winding-down of ESL operations, beyond the middle of December 2001. ERS has no current commitments for additional financing and there can be no assurance that any additional financing will be available on terms reasonable to ERS or at all. In connection with the arrangements described above under "-Debt Arrangements," the restrictions on incurring additional debt contained in ERS' 8% Notes and 10% Notes have been amended to allow Holdco to advance up to $500,000 of unsecured indebtedness free of such restrictions. As of the date of this Information Statement, Holdco has advanced an aggregate amount of approximately $337,000 to ERS, repayable on demand, but is not subject to any commitment to advance any additional amounts. See "Certain Transactions and Relationships - Certain Transactions of ERS with Affiliates" for additional information concerning such advances. In addition, ERS' obligations under the outstanding 10% Notes have been waived by Holdco, but the continuation of such waiver is within the discretion of Holdco. As a result of these factors, there is substantial doubt about ERS' ability to continue its operations as a going concern. See "Special Factors - Recommendation of the Special Committee; Reasons for Approving the Merger Agreement" above.

Management

Executive Officers and Directors. The executive officers and directors of ERS, and their respective ages and positions with ERS, are as follows:

Name				Age		Position

Norton Garfinkle		70		Chairman of the Board and
 Director

Bruce F. Failing, Jr.	5^ 3		Vice Chairman of the Board
							 and Chief Executive Officer and
 Director

Michael Persky			3^ 8		President and Director


Norman Tsang			3^ 7		Vice President, Marketing


David Diamond			4^ 3		Director

Donald Zilkha			50		Director

	Mr. Garfinkle, ERS' Chairman of the Board, is a founder of ERS. Since 1970, Mr. Garfinkle has also been the Chairman of Cambridge Management Corporation, which provides high performance image processing applications, and has also served during this period as Chairman of its affiliates, including Oxford Management Corporation, which specialize in the research and development of new technologies. From 1985 to 1988, Mr. Garfinkle was Chairman of Oral Research Laboratories, Inc., a manufacturer of dental hygiene products founded by Mr. Garfinkle. Mr. Garfinkle also served as a director of Actmedia, Inc. from 1975 to 1978 and from 1983 to 1988. ^

	Mr. Failing, ERS' Vice Chairman of the Board and Chief Executive Officer, is a founder of ERS, and served as President through February 1997. In 1973, Mr. Failing co-founded Actmedia, Inc., a provider of in-store advertising for the supermarket industry, and was President and Chief Executive Officer of Actmedia, Inc. until its sale in 1989.

	Mr. Persky has been President and Chief Operating Officer of ERS since 1998, having joined ERS and become Vice President-Marketing in 1997. Prior to joining ERS, Mr. Persky was Vice President-Marketing for Executone, Inc., a manufacturer of telephone systems, since 1996. Prior to 1996, Mr. Persky held various marketing positions with Octel Communications (formerly VMX, Inc.), a voice mail supplier, the last of which was as Marketing Director, Europe, Middle East and Africa.

Mr. Tsang has been Vice President, Marketing of ERS since
January 1999. Prior to joining ERS, Mr. Tsang was Vice President, Marketing of Star Markets Company, a regional supermarket and natural foods chain from prior to 1996 to December 1998, prior to which he was a consultant with McKinsey & Company, a strategic consulting company.

Mr. Diamond has been a director of ERS since 1996. Since 1997, Mr. Diamond has been Executive Vice President of Marketing and New Applications, Catalina Marketing Corporation. From prior to 1996 until 1997, Mr. Diamond was a consultant to suppliers of products and services to the supermarket industry.

Mr. Zilkha has been a director of ERS since 1993. Since prior to 1996, Mr. Zilkha has been President of Zilkha & Company, a private investment advisor.

No family relationship exists between any of the executive officers or directors of ERS.

	All of the executive officers and directors of ERS are citizens of the United States of America.

	Certain Agreements with Executive Officers. As described below under "Certain Transactions and Relationships - Certain Transactions of ERS with Affiliates," during the year ended December 31, 2000 ERS purchased an interest in NewCheck and extended a management agreement to NewCheck under which ERS will manage NewCheck's operations. In connection with the performance of these arrangements, ERS has allocated to Bruce F. Failing, Jr., ERS' Vice Chairman and Chief Executive Officer, a portion of the ten-year warrants, exercisable at a price per share of $.001 with respect to NewCheck Common Stock, and related registration rights, extended by NewCheck to ERS at closing, such portion covering 260,000 shares of the 1,110,000 shares of NewCheck Common Stock subject to the warrants extended to ERS. Mr. Failing was, prior to his exercise of these warrants, obligated to re-assign them to ERS in the event he was no longer employed by ERS, subject to specified exceptions, which included Mr. Failing's right to exercise these warrants for up to two years after any termination of employment without "cause" (as defined in such arrangements).

	ERS has also allocated to Michael B. Persky, its President and Chief Operating Officer, and to Norman Tsang, its Vice President, Marketing, portions of certain additional ten-year warrants, and related registration rights, extended by NewCheck to ERS at closing and exercisable at a price per share of $.001 with respect to NewCheck Common Stock in the event the equity value of NewCheck exceeds specified levels during the three years after closing. Of its maximum entitlement of up to 15% of NewCheck's equity, on a fully-diluted basis, ERS has allocated to Mr. Persky 2%, and to Mr. Tsang 1%, thereof. Such officers will be obligated to re-assign these warrants to ERS under the same arrangements that applied to Mr. Failing. During the year ended December 31, 2000, ERS also allocated to Jerry McAuliffe, its Vice President, Chief Financial Officer, through June 2001, and to Paul Lavoie, its Vice President, Sales, through June 200^ 1, certain additional portions of these warrants, and related registration rights, amounting to 0.7% and 0.3%, respectively, of such maximum entitlement. In connection with the separation arrangements entered into between ERS and, respectively, Messrs. McAuliffe and Lavoie, such warrants were re-assigned to ERS.

	During the year ended December 31, 2000, ERS entered into severance arrangements with Messrs. Persky, Tsang, McAuliffe and Lavoie, and with Frank Romano, its Vice President, Engineering through June 2001, which provided that, if the employment of such officer was terminated without "cause" or such officer resigned with "good reason" (as defined in the arrangements), ERS would continue payments of base salary and coverage under ERS' welfare plans (or equivalent coverage) for a specified period, calculated as six months in the case of Mr. Persky and three months in the case of the other such officers. Such arrangements also provided that option grants by ERS to such officers became immediately exercisable if employment was terminated in specified circumstances during the twelve-month period following a "change-of-control" of ERS (as defined therein), and that options granted by ERS to such officers remained outstanding for a period of two years following termination of employment in specified circumstances, and imposed on such officers confidentiality restrictions and, for one year after departure from ERS, non-competition and non-solicitation covenants. All such officers (other than Mr. Romano) have entered in severance arrangements extended by NewCheck on substantially similar terms in their respective capacities as officers of NewCheck. In connection with the separation arrangements entered into between ERS and, respectively, Messrs. McAuliffe, Lavoie and Romano, such option arrangements were surrendered and, in the case of Mr. Romano, the severance period was extended to six months.

	Messrs. Failing, Persky and Tsang also hold options granted by NewCheck under the NewCheck Corporation 1995 Stock Option Plan covering, respectively, 260,000 shares, 207,000 shares and 52,000 shares of NewCheck Common Stock. In the case of Mr. Failing, one-half of such options are exercisable at grant and the remainder on the first anniversary of grant and, in the case of the other officers, one-quarter of such options are exercisable on the first anniversary of grant with an additional one-sixteenth thereof exercisable each three-month period thereafter. Messrs. McAuliffe and Lavoie also were granted options by NewCheck under such plan covering, respectively, 31,000 shares and 21,000 shares which, in the case of Mr. Lavoie, expired in connection with separation and, in the case of Mr. McAuliffe remain exercisable for one year subsequent to separation as to the number of shares subject to exercise at the time of separation.

Security Ownership of Principal
 Stockholders and Management

	The following table sets forth certain information as of October 15, 2001 with respect to the number of shares of ERS Common Stock beneficially owned by (1) each person known by ERS to own beneficially more than 5% of the outstanding shares of ERS Common Stock, (2) each director of ERS, (3) ERS' Chief Executive Officer and each of the other four most highly-compensated executive officers of ERS during the most recent fiscal year and (4) all directors and executive officers of ERS as a group:

						  Number of Shares
						  of Common Stock		Percent
						Beneficially Owned(1) 	of Class
Systems Holding, Inc.
 488 Main Avenue
 Norwalk, Connecticut 06851	 	12,844,001(2)		  60.2%
    Norton Garfinkle
     133 East 62nd Street
     New York, NY 10021(3)		 7,890,758(4)(5)(6)	  37.0
    Bruce F. Failing, Jr.
     83 Pecksland Road
     Greenwich, CT 06831(3)		 3,145,637(5)(6)(7)	  14.7

    Hanseatic Americas LDC
     Deltec House
     Lyford Cay, Western District
     New Providence Island
     Bahamas(8)					   581,800(9)		   2.7

    The Selim K. Zilkha Trust
     750 Lauseanne Road
     Los Angeles, California 90077(8)580,834(10)		   2.7

    Donald E. Zilkha
     767 Fifth Avenue
     New York, New York 10153(3)(8)   97,472(11)		        (12)


     TMT Partners Ltd.
     777 Main Street, Suite 1212
     Fort Worth, Texas 76102(8)	   300,000(13)		   1.4

    The Nelson Family Trust
     c/o Karlitz Hayden & DeCruze LLP
     709 Westchester Avenue
     White Plains, New York 10604(8) 247,500(14)		   1.2

Fidelity International Limited
 Pembroke Hall
 42 Crow Lane
 Hamilton, Bermuda				 2,086,000(15)		   9.8

Michael B. Persky				        --(16)		    --
 488 Main Avenue
 Norwalk Connecticut 06851(3)

David Diamond			 	         1,000(17)		         (12)
 Catalina Marketing Corp.
 200 Carillon Parkway
 St. Petersburg, Florida 33716(3)

Norman Tsang					 	        --(18)		     --
 488 Main Avenue
 Norwalk, Connecticut 06851(3)

Paul Lavoie(19)						    --			     --

Frank Romano(19)					     5,250			         (12)

All executive officers and
  directors as a group
  (six persons)		             11,134,867(6)(20)	   52.2

_______________
(1) Except as otherwise indicated, as of October 15, 2001 all of such shares are owned with sole voting and investment power.

(2) Represents shares as to which Holdco has shared voting power as a result of voting arrangements contained in certain subscription agreements (the "Holdco Subscription Agreements") executed to Holdco by its investors and stockholders, which also provide for the contribution of such shares to Holdco
prior to consummation of the Merger. See "Certain Transactions and Relationships - Other Relationships" below. Such shares are beneficially owned by: (a) Norton Garfinkle and Bruce F.
Failing, Jr., both directors and the principal stockholders of Holdco (see "Information Concerning Holdco and Merger Sub"
below), and (b) Hanseatic Americas LDC, The Selim K. Zilkha
Trust, Donald E. Zilkha, TMT Partners Ltd. and The Nelson
Family Trust, constituting the additional investors in and stockholders of Holdco. In a Statement on Schedule 13D dated
July 2, 2001, as amended (the "Holdco Schedule 13D"), filed
with the Commission, Merger Sub has reported that it does not beneficially own any shares of ERS Common Stock.

(3) For additional information concerning the executive officers and directors of ERS, see "--Management - Executive Officers and Directors" above.

(4) Includes: (a) 600,000 shares held by Garfinkle Limited Partnership I, a Delaware limited partnership; and (b) 6,489,971 shares held by Garfinkle Limited Partnership II, a Delaware limited partnership, with respect to each of which G.F. Management Corp., a Delaware corporation all of the shares of which are held by Mr. Garfinkle, acts as general partner. For additional information concerning G.P. I, G.P. II and G.F. Corp., see "Information Concerning Holdco and Merger Sub" below.

(5) Such shares are subject to a stockholders agreement among the Principal Stockholders and the Principal Stockholders
Affiliates, as described below.

(6) Excludes additional shares of ERS Common Stock beneficially owned by Holdco. Messrs. Garfinkle and Failing are directors and the principal stockholders of Holdco.

(7) Includes: (a) 1,318,489 shares, as to which Mr. Failing has shared voting and investment power, held by The Failing Trust, established for the benefit of Mr. Failing's children; (b) 168,318 shares as to which Mr. Failing has shared voting and investment power held by Elizabeth Z. Failing de Moccorea, Mr. Failing's sister; and (c) 20,000 shares, as to which Mr. Failing has shared voting and investment power, held jointly by Mr. Failing and Leigh Q. Failing, his spouse. For additional information concerning The Failing Trust, see "Information Concerning Holdco and Merger Sub" below.

(8) These investors  in Holdco are reporting persons in the Holdco
Schedule 13D but have not affirmed that they are members of a "group" for purposes of Section 13(d) under the Exchange Act.

(9) Such shares may be deemed to be beneficially owned with shared voting and investment power by Hansabel Partners LLC, a Delaware limited liability company ("Hansabel") and the sole managing member of Hanseatic Americas LDC ("Americas"), a Bahamian limited duration company. Hansabel's sole managing member is Hanseatic Corporation, a New York corporation ("Hanseatic") in excess of a majority of shares of the capital stock of which is held by Wolfgang Traber. The principal businesses and offices of Hansabel, Hanseatic and Mr. Traber are located at 450 Park Avenue, Suite 2302, New York, New York 10022.

(10) Such shares are held with sole voting and investment power by Selim K. Zilkha, as trustee of The Selim K. Zilkha Trust.

(11) Excludes 45,000 shares issuable upon exercise of stock options granted by ERS and exercisable within 60 days of October 15, 2001. In the event such shares are included, Donald Zilkha would continue beneficially to own, within the meaning of Rule
13d-3 under the Exchange Act, less than one percent of the ERS
Common Stock.

(12) Less than one percent.

(13) Such shares may be deemed to be held with sole voting and investment power by Thomas Taylor, the sole executive officer and director of Taylor G.P. Inc., a Texas corporation ("TT Corp.") that acts as sole general partner of TMT Partners Ltd., a Texas limited partnership. Mr. Taylor and TT Corp. maintain their principal business and offices at 777 Main Street, Suite 1212, Fort Worth, Texas 76102.

(14) Such shares are held with shared voting and investment power by the two co-trustees of The Nelson Family Trust: (a) Richard
Hayden, c/o Karlitz, Hayden & DeCruze LLP, 709 Westchester
Avenue, White Plains, New York 10604; and (b) George Lindsey,
c/o Newsham Hybrids (USA) Inc., 316 North Tejon Street,
Colorado Springs, Colorado 80903.

(15) In a Statement on Schedule 13G filed with the Commission by Fidelity International Limited ("FIL"), FIL has reported that it beneficially owns such shares as investment adviser or the parent of the investment adviser to a number of non-U.S.
investment companies or investment trusts.

(16) Excludes 528,125 shares issuable upon exercise of stock options granted by ERS and exercisable within 60 days of October 15, 2001. In the event such shares are included, Mr. Persky would beneficially own, within the meaning of Rule 13d-3 under the Exchange Act, 2.4% of the ERS Common Stock.

(17) Represents shares beneficially owned jointly by Mr. Diamond and his wife, and excludes 45,000 shares issuable upon exercise of stock options granted by ERS and exercisable within 60 days of October 15, 2001. In the event such shares are included, Mr. Diamond would continue to beneficially own, within the meaning of Rule 13d-3 under the Exchange Act, less than one percent of the ERS Common Stock.

(18) Excludes 130,938 shares issuable upon exercise of stock options granted by ERS and exercisable within 60 days of October 15, 2001. In the event such shares are included, Mr. Tsang would beneficially own less than one percent of the ERS Common Stock.

(19) Such person ceased to be an executive officer of ERS in June
2001.

(20) Excludes 749,063 shares issuable upon exercise of stock options granted by ERS and exercisable within 60 days of October 15, 2001. In the event such shares are included, all executive officers and directors as a group would beneficially own 53.8% of the ERS Common Stock.

Since January 1, 1999, there have been no purchases of ERS
Common Stock by ERS or, to the best of the knowledge of ERS, by any of its affiliates (including the Principal Stockholders and the Principal Stockholder Affiliates) since the time they became affiliates, or by Holdco or, to the best of the knowledge of Holdco, by any of its affiliates (including the Principal Stockholders and the Principal Stockholder Affiliates) since the time they became affiliates. There has been no transaction involving shares of ERS Common Stock which was effected during the past 60 days by ERS or, to the best of the knowledge of ERS, any of its officers or directors (including the Principal Stockholders), or by Holdco, or to the best of the knowledge of Holdco, any of its officers or directors (including the Principal Stockholders). See "Certain Transactions and Relationships-Other Relationships" below for a description of arrangements to contribute ERS Common Stock to Holdco under the Holdco Subscription Agreements, on the contribution date thereunder (which Holdco anticipates will occur immediately prior to the Reclassification).

	Under the Holdco Subscription Agreements, each stockholder of Holdco has agreed to take all such action as shall reasonably be requested by Holdco to vote its shares of ERS Common Stock, and all shares of the capital stock of ERS (x) into which such shares may be reclassified or (y) distributed in respect of such shares or received in exchange for such shares, and/or exercise any consensual rights with respect thereto, to approve the Merger Agreement, and the consummation of the transactions contemplated by the Merger Agreement, including, without limitation, the approval of an amendment to ERS' certificate of incorporation whereby the outstanding shares of ERS Common Stock held by Holdco would be reclassified as shares of ERS Class B Common Stock, and against any proposal inconsistent with the foregoing transactions.

	The Principal Stockholders, together with the Principal
Stockholder Affiliates, are parties to an agreement dated March
1993, as amended (the "ERS Stockholder Agreement"), under which they have agreed that:

 .	through the year 2003, they will use their best efforts to
provide that the ERS Board will consist of not more than seven directors, six of whom (or such lesser number equivalent to the then current number of directors) will be designated by the Principal Stockholders in proportion to the respective beneficial holdings of shares of ERS Common Stock of the Principal Stockholders together with their affiliates;

 .	except for sales effected pursuant to Rule 144 and transfers to affiliates, family members or related trusts, neither Principal
Stockholder nor his affiliates may transfer any shares of ERS
Common Stock to any third party without first offering such shares to the other Principal Stockholder and his affiliates at the same price as offered by such third party;

 .	through the year 2003, in the event either Principal
Stockholder or his affiliates proposes to transfer shares of ERS Common Stock to a third party in a transaction pursuant to which control of ERS would change, the other Principal Stockholder and his affiliates will have the right, on the same terms, to participate in such transaction; and

 .	through the year 2003, Mr. Garfinkle has the option to acquire at fair market value all shares held by Mr. Failing and his affiliates upon the death or incapacity of Mr. Failing, which option may be assigned to ERS, subject to ERS' acceptance of such option.^

Such arrangements terminate in the event either Principal Stockholder together with his affiliates owns less than ten percent of the outstanding ERS Common Stock, or if the Principal Stockholders are unable to elect at least a majority of the ERS Board. The Principal Stockholders and the Principal Stockholder Affiliates have agreed that the ERS Stockholder Agreement will terminate upon consummation of the Merger. See "Certain Transactions and Relationships - Other Relationships" below for a description of stockholder arrangements among the Principal Stockholder and the Principal Stockholder Affiliates relating to Holdco.

	During the last five years, none of ERS, nor any executive officer or director thereof, nor any person controlling ERS, has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors), or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

ERS Capital Stock

	The following summary of certain provisions of ERS' capital stock describes all material provisions of, but does not purport to be complete and is subject to, and qualified in its entirety by, ERS' certificate of incorporation, as amended by the Reclassification Amendment, and ERS' by-laws and by the provisions of applicable law.

ERS Common Stock. On the date of this Information Statement, there were 21,345,383 shares of ERS Common Stock outstanding, and no shares of ERS Common Stock were held as treasury stock.
Holders of ERS Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of ERS Common Stock entitled to vote in any election of directors may elect all of the directors standing for election and take action requiring stockholder approval. See "The Merger - Stockholder Consent to the Merger" above. Holders of ERS Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the ERS Board out of funds legally available therefor, subject to any preferential dividend rights of outstanding ERS Preferred Stock. Upon the liquidation, dissolution or winding up of ERS, the holders of ERS Common Stock are entitled to receive ratably the net assets of ERS available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding ERS Preferred Stock. Holders of ERS Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of ERS Common Stock are fully-paid and nonassessable. The rights, preferences and privileges of holders of ERS Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of ERS Preferred Stock.

	ERS Class B Common Stock. Under the Reclassification Amendment, each share of ERS Common Stock contributed to Holdco will be reclassified as one share of ERS Class B Common Stock. On the date of this Information Statement, the stockholders of Holdco held 12,844,001 shares of ERS Common Stock, which were committed for contribution to Holdco. As described above under "The Reclassification Amendment," each outstanding share of ERS Common Stock and each outstanding share of ERS Class B Common Stock will be of equal rank, and will have identical powers, preferences, qualifications, restrictions and other rights. The ERS Common Stock and the ERS Class B Common Stock will vote together as a single class on all matters to be voted on by the stockholders of ERS, and will not be split, divided, or combined unless, at the same time, ERS splits, divides or combines the shares of both the ERS Common Stock and the ERS Class B Common Stock in the same proportion and manner. In the event of any merger or consolidation of ERS with or into any other entity, the holders of ERS Common Stock and the holders of ERS Class B Common Stock will be entitled to the per share consideration allotted to them, respectively, in such merger or consolidation.

	ERS Preferred Stock. The ERS Board is authorized, subject to any limitations prescribed by law, without further stockholders approval, to issue shares of ERS Preferred Stock in one or more series. Each such series of ERS Preferred Stock shall have such rights, preferences, privileges, and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences as shall be determined by the Board of Directors of ERS. On the date of this Information Statement, no shares of ERS Preferred Stock were held as treasury shares and no such shares were outstanding, except for 39,985 shares of ERS Series A-1 Preferred Stock.

	The ERS Series A-1 Preferred Stock does not entitle the holders to dividends or, except in limited circumstances, voting rights. The ERS Series A-1 Preferred Stock entitles the holders to a liquidation preference per share of $100 and, subject to specified exceptions, is subject to automatic conversion upon consummation of specified equity transactions aggregating at least $20 million over any twelve-month period into the same securities offered in such transaction and at the same price, payable by application of the liquidation preference of the ERS Series A-1 Preferred Stock. Under certain limited circumstances, up to five percent of the ERS Series A-1 Preferred Stock may be subject to mandatory redemption, at the option of the holder, following consummation of such equity transactions.

	The purpose of authorizing the Board of Directors of ERS to issue ERS Preferred Stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specified issuances. The issuance of ERS Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the outstanding voting stocks of ERS. ERS has no present plans to issue any additional shares of ERS Preferred Stock.

	Certain Charter Provisions. ERS has included in its certificate of incorporation provisions to eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the GCL and to indemnify its directors and officers to the fullest extent permitted by Section 145 of the GCL.

	Transfer Agent and Registrar. The transfer agent and registrar for the ERS Common Stock is American Stock Transfer &
Trust Company.


INFORMATION CONCERNING HOLDCO
AND MERGER SUB

	Each of Holdco and its wholly-owned subsidiary, Merger Sub, were organized by the Principal Stockholders in order to enter into the Merger Agreement, and to consummate the transactions described in this Information Statement. Holdco was incorporated in Delaware on April 20, 2001 and, since inception, its only activities have related to its organization and financing (as described under "Certain Transactions and Relationships - Other Relationships" below), the negotiation, execution and performance of The Merger Agreement, and the transactions contemplated thereby, and the purchase, as nominee for the stockholders of Holdco, of substantially all of ERS' 10% Notes (as described under "The Company - Recent Developments - Debt Arrangements" above), and related activities. Merger Sub was incorporated in Delaware on June 4, 2001 and, since inception, its only activities have related to its organization, and the execution and performance of the Merger Agreement, and related activities. Neither Holdco nor Merger Sub owns or leases any material physical properties, and neither is involved in any material litigation. Each of Holdco and Merger Sub maintain their business address at 488 Main Avenue, Norwalk, Connecticut 06851 (telephone: 203-849-2500).

	The directors of each of Holdco and Merger Sub consist of the Principal Stockholders and David Lyons, and the sole executive officer of each of Holdco and Merger Sub is Mr. Garfinkle. Mr. Garfinkle, individually and through G.P. I and G.P. II, with respect to which G.F. Corp. (all of the shares of which are held by Mr. Garfinkle) acts as sole general partner, beneficially owns approximately 60.8% of the Holdco Common Stock, and Mr. Failing beneficially owns approximately 24.2% of the Holdco Common Stock (including shares held by The Failing Trust and Mr. Failing's sister). Such shares are subject to a stockholders agreement as described under "Certain Transactions and Relationships - Other Relationships" below.

	For additional information concerning the Principal Stockholders, see "The Company - Management - Executive Officers and Directors" above. David Lyons, since January 2001 the President of eSynch Corporation, a software developer with offices at 15502 Mosher Avenue, Tustin, California 92780, and, prior thereto, Vice President, Acquisitions, Eastern Europe, of Expanets, a start-up consolidation venture financed by Northwestern Corporation, is a citizen of the United States of America.

	The business and principal offices of G.P. I and G.P. II, each created to act as holding companies, and of G.F. Corp., created to act as general partner, are located at 133 East 62nd Street, New
York, New York 10021.

	The co-trustees of The Failing Trust are: (i) Leigh Q. Failing, 83 Pecksland Road, Greenwich, Connecticut 06831, who has been engaged in community service from prior to 1996 and is a citizen of the United States of America; and (ii) Ernest N. Abate, 607 Bedford Street, Stamford, Connecticut 06901, who has been an attorney with Abate & Abate from prior to 1996 and is a citizen of the United
States of America.

	During the last five years, neither Holdco nor Merger Sub, nor any executive officer or director thereof, nor any of Messrs. Garfinkle or Failing, G.P. I, G.P. II, G.F. Corp., nor The Failing Trust nor any trustee thereof, has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors), or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.


CERTAIN TRANSACTIONS AND RELATIONSHIPS

Certain Transactions of ERS with Affiliates

	At October 15, 2001, Norton Garfinkle, Chairman of the Board and a director of ERS, together with G.P. I, G.P. II and G.F. Corp., beneficially owned approximately 37.0% of the outstanding ERS Common Stock, and Bruce F. Failing, Jr., Vice Chairman of the Board and Chief Executive Officer and a director of ERS, together with The Failing Trust (as to which Mr. Failing's spouse acts as co-trustee), beneficially owned approximately 14.7% of the ERS Common Stock. Messrs. Garfinkle and Failing have organized Holdco which, as a result of the arrangements under the Holdco Subscription Agreements, beneficially owns 60.2% of the ERS Common Stock.

	In connection with Holdco's acquisition of ERS' 10% Notes, ERS and Holdco have entered into the Consent Agreement, pursuant to which Holdco has granted to ERS waivers of certain provisions of the 10% Notes, the parties have confirmed the elimination of certain restrictive covenants under the 10% Notes and ERS has agreed, in the event the Merger is not consummated, to issue to the sellers of the 10% Notes shares of ERS Common Stock, aggregating five percent of the outstanding ERS Common Stock (in lieu of Holdco's obligation to issue five percent of its equity), in exchange for the assignment to ERS of Holdco's option to acquire 8% Notes. See "The Company -
Recent Developments-Debt Arrangements" above. Holdco has also advanced an aggregate amount of approximately $337,000 to ERS on an unsecured basis, which is repayable on demand, and accrues interest, payable quarterly, at the rate of 9% per annum until repayment.

	During the years ended December 31, 1999 and 2000, Oxford Management Corporation, a company controlled by Mr. Garfinkle, was reimbursed aggregate amounts of $22,500 and $90,000, respectively, for services rendered by Mr. Garfinkle in connection with the management of ERS' operations and as a marketing consultant. ERS' continuing arrangements with Oxford, which are terminable at any time by ERS or Oxford, provide for payments in the amount per month of $7,500 for services rendered by Mr. Garfinkle in connection with the management of ERS' operations and as a marketing consultant.

	The former stockholders of ERS' predecessor corporation, including Messrs. Garfinkle and Failing and their respective affiliates and related family trusts, became entitled to certain demand and incidental registration rights with respect to shares of ERS Common Stock held by them upon ERS' 1993 acquisition of its predecessor corporation, which, in the case of such demand registration rights, obligate ERS to register such shares, on two occasions, provided that the holders of at least 500,000 shares notify ERS that they intend to offer for sale in the aggregate at least 100,000 shares of ERS Common Stock. In addition, under agreements entered into by ERS in 1993 with the limited partners of a partnership affiliated with ERS' predecessor corporation (including Donald Zilkha, a director of ERS), such partners hold certain demand and incidental registration rights and co-sale rights. Holders of shares of ERS Common Stock obtained upon conversion of ERS' previously outstanding Series A Cumulative Convertible Preferred Stock, $1.00 par value^ , including G.P. II (an affiliate of Mr. Garfinkle), remain entitled to certain demand and incidental registration rights which, in the case of such demand rights, operate pursuant to the standards applicable to the shares obtained in 1993 carrying demand registration rights. Certain stockholders of ERS, including Messrs. Garfinkle and Failing and Donald Zilkha, and their respective affiliates, also became entitled to certain incidental registration rights with respect to shares of ERS Common Stock purchased by them in 1996 in a private placement by ERS.

	In February 2000, in exchange for payments aggregating $6.5 million, ERS acquired 262,802 shares of the newly-created NewCheck Senior Preferred Stock, together with the NewCheck Convertible Note in the aggregate principal amount of approximately $4.6 million, then convertible into an additional 613,205 shares of NewCheck Senior Preferred Stock. The shares of Senior Preferred Stock acquired at closing by ERS represented approximately 19% of NewCheck's then outstanding voting securities. Mr. Failing is a director of NewCheck and, since closing has been an executive officer of NewCheck, and his spouse, individually and as trustee, held approximately 8% of the then outstanding voting securities of NewCheck, consisting of shares of NewCheck Senior Preferred Stock acquired at closing and prior issued shares of NewCheck's Series B Preferred Stock, $.0001 par value (the "NewCheck Junior Preferred Stock").

The NewCheck Senior Preferred Stock: (1) is entitled, pursuant to its terms, to receive preferential dividends, payable in additional shares at the rate of 8% per annum on the liquidation preference per share; (2) is redeemable, at a price equal to the greater of the original issue price or fair market value, upon specified dates; (3) is convertible into shares of NewCheck Common Stock, at the election of the holder, and is automatically converted in specified circumstances; (4) in the event of specified events will, prior to other series of preferred stock, receive an amount equal to its liquidation preference (calculated initially as capital invested), and then participate on an "as converted" basis with the NewCheck Common Stock, and other participating series, in remaining amounts available for distribution; and (5) carries a number of votes equal to the number of shares of NewCheck Common Stock issuable upon conversion, and votes together with the NewCheck Common Stock and other voting securities of NewCheck.

The NewCheck Convertible Note accrues interest, payable at maturity, at the per annum rate of 8%, matures on the fifth anniversary of issue, is repayable (together with interest) in shares of NewCheck Senior Preferred Stock at the election of NewCheck, and is convertible after two years (and earlier in specified circumstances) into shares of NewCheck Senior Preferred Stock. As a condition to closing, the Junior Preferred Stock was amended so as to allow the senior preferences of the NewCheck Senior Preferred Stock, reduce the liquidation preference of the NewCheck Junior Preferred Stock, provide holders the right to participate in the proceeds of specified events, and eliminate certain covenants and other arrangements accruing to the benefit solely of the NewCheck Junior Preferred Stock.

ERS and NewCheck have also entered into a management agreement under which, for an initial term of five years, ERS will manage NewCheck's operations, in exchange for continuing reimbursements to ERS of the costs of performance and issuance to ERS at closing of ten-year warrants, exercisable after the first year to acquire shares of NewCheck Common Stock equal to approximately 8% of NewCheck's outstanding voting securities (giving effect to the exercise of such warrants, to the conversion of NewCheck's interim financing as described above under "The Company - Recent Developments - Conversion of NewCheck Interim Financing" and to the conversion of the NewCheck Convertible Note, and net of warrants assigned by ERS to Mr. Failing as described above under "The Company
- Management - Certain Agreements with Executive Officers." ERS received additional ten-year warrants that vest with respect to specified percentages of the outstanding NewCheck Common Stock in the event the equity value of NewCheck exceeds specified levels during the three years after closing. During the year ended December 31, 2000, NewCheck reimbursed ERS in the amount of $750,000 under such management arrangements (net of an aggregate of $350,375 in salary paid to ERS' executive officers in lieu of reimbursements to
ERS) and became obligated to reimburse ERS for additional amounts aggregating $913,000. NewCheck's arrangements with ERS and the other subscribers at closing extend, among other matters, to demand and incidental registration rights covering NewCheck's securities and rights-of-first offer regarding new issues of securities by NewCheck.

	In December 2000, ERS committed to its portion, in an amount up to approximately $2,500,000, of interim financing for the benefit of NewCheck, as part of arrangements entered into by NewCheck's principal stockholders. At December 31, 2000, ERS had advanced $497,000 under such arrangements, and during the current fiscal year advanced the remainder of its commitment. Such amounts accrued interest at the rate of 9% per annum and were repayable at specified times through August 2001, unless converted to additional equity of NewCheck at the election of NewCheck and with the consent of the requisite NewCheck stockholders. As described under "The Company - Recent Developments-Conversion of NewCheck Interim Financing" above, effective July 25, 2001 the interim financing advanced by ERS has been converted into an aggregate of 104,478 additional shares of NewCheck Senior Preferred Stock and an additional $1,808,870 principal amount of the NewCheck Convertible Note, convertible into 243,783 shares of NewCheck Senior Preferred Stock.

Other Relationships

In connection with the organization of Holdco, Holdco has entered into the Holdco Subscription Agreements with the stockholders of Holdco (which include the Principal Stockholders, the Principal Stockholder Affiliates, and Donald Zilkha, a director of ERS), providing for the voting and share contribution arrangements described under "The Company - Security Ownership of Principal Stockholders and Management" above. In addition, the Holdco subscription arrangements with the stockholders of Holdco provide for cash contributions in exchange for Holdco equity, in amounts aggregating $3,000,000, which will be applied to payment of the cash amounts payable in the Merger.

	In connection with the arrangements by Holdco, as nominee for the stockholders of Holdco, to acquire the 10% Notes for cash equal to one-half of the aggregate of the principal amount of the 10% Notes plus accrued interest thereon, the stockholders of Holdco have acquired participations in the 10% Notes so acquired in exchange for an amount aggregating approximately $2.8 million.
In addition, the stockholders of Holdco have a right-of-first offer to participate in the acquisition of 8% Notes in the event Holdco exercises its option with respect to 8% Notes. See "The Company -Recent Developments -Debt Arrangements" above. The stockholders of Holdco have also extended a credit facility to Holdco for general corporate purposes aggregating up to approximately $1.2 million, on a revolving basis, available for a period of five years, with advances to accrue interest at a rate of 9% per annum.

Messrs. Garfinkle and Failing, together with their related family groups, have entered into stockholder arrangements relating to Holdco which, in substantial part, apply the terms of the ERS Stockholder Agreement to their shareholdings in Holdco, through July 2004, and provide for the appointment by them of the Holdco Board of Directors in proportion to their interests in Holdco, required votes regarding specified corporate transactions and rights-of-first refusal and co-sale rights in favor of each other relating to Holdco Common Stock. The stockholders of Holdco are also subject to rights-of-first refusal in favor of Holdco, and hold co-sale rights, extended by Holdco, relating to their shares of Holdco Common Stock.

	The Principal Stockholders have historically engaged in other transactions with each other relating to the development of opportunities in selected retail environments. During the period commencing January 1, 1999, they, in August 1999, completed the sale to iVillage Inc. of Lamaze Publishing Company, Inc.
("Lamaze"), a multimedia provider of education information to expectant and new mothers, in exchange for aggregate consideration, to all stockholders of Lamaze (including the Principal Stockholders, together with their family trusts), of 1,748,693 shares of iVillage common stock. Mr. Garfinkle and Donald Zilkha have also, during such period, collaborated in investment transactions, with Mr. Garfinkle investing up to $100,000 in funds managed by Donald Zilkha and Donald Zilkha investing the same amount in funds managed by Mr. Garfinkle.

OTHER MATTERS

Independent Auditors

	The consolidated financial statements of ERS as of December 31, 1999 and 2000 and for each of the three years in the period ended December 31, 2000 incorporated in this Information Statement have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants.

Nominated Advisor

	Investec Henderson Crosthwaite, a division of Investec Bank
(UK) Limited, which is regulated in the United Kingdom by The Securities and Futures Authority, is acting for ERS and no-one else in connection with the transaction and arrangements referred to in this document and will not be responsible to anyone other than ERS for providing the protections afforded to customers of Investec Henderson Crosthwaite, nor for providing advice to any other person in relation to the transaction and arrangements described in this Information Statement.

Documents Accompanying Information Statement

	This Information Statement is accompanied by a copy of ERS' Annual Report on Form 10-K for the year ended December 31, 2000, as amended by Amendment No. 1 thereto on Form 10-K/A and Amendment No. 2 thereto on Form 10-K/A, and ERS' Quarterly Report on Form 10-Q for the three months ended September 30, 2001, as amended by Amendment No. 1 thereto on Form 10-Q/A.

Available Information

	ERS files annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any reports, statements or other information that ERS files at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. ERS' public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the Commission at http//www.sec.gov.

	The Commission allows ERS to "incorporate by reference" information into this document, which means that ERS may disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be a part of this document, except for any information superseded by information contained directly in this document. This document incorporates by reference certain documents that ERS has previously filed with the Commission. These documents contain important business information about ERS and its financial condition.

	ERS may have sent to you some of the documents incorporated by reference (as described above under "Documents Accompanying Information Statement"), but you may obtain any of them through ERS or the Commission's Internet World Wide Web site described above. Documents incorporated by reference are available from ERS without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this document. Stockholders may obtain documents incorporated by reference in this document by requesting them in writing or by telephone at the following address:

	Electronic Retailing Systems International, Inc.
	488 Main Avenue
	Norwalk, Connecticut 06851
	Attention:   Corporate Secretary

	ERS, Holdco, Merger Sub and the Principal Stockholders and their affiliates have filed a Transaction Statement on Schedule 13E-3 with the Commission with respect to the Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part thereof, is available for inspection or copying as set forth above. Statements contained in this Information Statement or in any document incorporated herein by reference as to the contents of any contract or other document referred to herein or therein shall be deemed qualified in its entirety by reference to such contract or other document filed as an exhibit to the Schedule 13E-3 or such other document.

	This document is dated November 29, 2001. You should not assume that the information contained in this document is accurate as of any date other than that date, and the mailing of this document to stockholders does not create any implication to the contrary.

Incorporation of Certain Documents by Reference

	The following documents previously filed with the Commission by ERS are incorporated by reference in this Information
Statement:

(i) ERS' Annual Report on Form 10-K for the year ended
December 31, 2000, as amended by Amendment No. 1 thereto on Form 10-K/A and Amendment No. 2 thereto on Form 10-
K/A;

(ii) ERS' Quarterly Report on Form 10-Q for the quarter ended
March 31, 2001, as amended by Amendment No. 1 thereto on
Form 10-K/A;


(iii) ERS' Quarterly Report on Form 10-Q for the quarter ended
June 30, 2001, as amended by Amendment No. 1 thereto on
Form 10-Q/A;


(iv) ERS' Quarterly Report on Form 10-Q for the quarter ended
September 30, 2001, as amended by Amendment No. 1 thereto on Form 10-Q/A;

(v)  ERS' Current Report on Form 8-K dated February 16,
2001;
(vi)  ERS' Current Report on Form 8-K dated May 2, 2001;
(vii) ERS' Current Report on Form 8-K dated July 2, 2001; and
(viii) ERS' Current Report on Form 8-K dated July 24, 2001.

Any statements contained in a document incorporated by reference herein or contained in this Information Statement shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

ANNEX A










	____________________________________ PRIVATE


	AGREEMENT AND PLAN OF MERGER

	Dated as of July 2, 2001

	among

	ELECTRONIC RETAILING SYSTEMS INTERNATIONAL, INC.,

	SYSTEMS HOLDING, INC.

	AND

	SYSTEMS MERGER SUB, INC.



	____________________________________



















	TABLE OF CONTENTS
	Page

ARTICLE I		THE MERGER	  A-8

	1.1		The Merger	  A-8
	1.2		Effect of Merger	  A-9
	1.3		Certificate of Incorporation
			and By-Laws	  A-9
	1.4		Effective Time of Merger	  A-9
	1.5		ERS Directors and Officers	  A-9
	1.6		Taking of Necessary Action;
			Further Action	  A-9

ARTICLE II	CONVERSION OF SHARES	  A-10

	2.1		Merger Sub Common Stock	  A-10
	2.2		ERS Series A-1 Stock	  A-10
	2.3		ERS Common Stock	  A-10
	2.4		ERS Class B Common Stock	  A-10
	2.5		Options to Purchase Shares of
			ERS Common Stock	  A-11
	2.6		ERS Warrants.	  A-11
	2.7		Holdco Common Stock	  A-12

ARTICLE III	DISSENTING SHARES;
			EXCHANGE OF CERTIFICATES	  A-12

	3.1		Dissenting Shares	  A-12
	3.2		Deposit of Funds	  A-12
	3.3		Exchange of Shares for Cash	  A-13
	3.4		ERS Stock Transfer Ledger	  A-14
	3.5		Exchange of Warrants	  A-14

ARTICLE IV	CLOSING	  A-14

	4.1		Time and Place of Closing	  A-14
	4.2 		Certificate of Merger	  A-15
	4.3		Other Certificates	  A-15

ARTICLE V		REPRESENTATIONS AND WARRANTIES OF ERS	  A-15

	5.1		Incorporation	  A-15
	5.2		Authorization	 A-16
	5.3		Conflicts	 A-16
	5.4		Capitalization	 A-17
	5.5		Subsidiaries; Additional Interests	 A-18
	5.6		Securities Filings	 A-18
	5.7		Disputes and Litigation	 A-18
	5.8		Brokers and Finders	 A-19
ARTICLE VI	REPRESENTATIONS AND WARRANTIES
			OF HOLDCO AND MERGER SUB   	 A-19

	6.1		Incorporation	 A-19
	6.2		Authorization	 A-19
	6.3		Conflicts	 A-20
	6.4		Capitalization	 A-21
	6.5		Brokers or Finders.	 A-21
	6.6		Sufficient Funds	 A-21

ARTICLE VII	CERTAIN COVENANTS	 A-22

	7.1		Information/Going Private Transaction
			Statement	 A-22
	7.2		Other Governmental and Judicial Filings	 A-23
	7.3		Conduct of Business of ERS	 A-23
	7.4		ERS Capitalization	 A-24
	7.5		Action by Holdco Stockholders	 A-24
	7.6		Due Diligence; SEC Filings;
			Confidentiality	 A-24
	7.7		Notification of Certain Matters	 A-25
	7.8		Forbearance	 A-26
	7.9		Indemnification	 A-26
	7.10		Additional Agreements	 A-27

ARTICLE VIII	PUBLICITY	 A-28

	8.1 		Publicity	 A-28

ARTICLE IX	CONDITIONS TO OBLIGATIONS
			OF EACH PARTY	 A-28

	9.1		Information/Going Private Transaction
			Statement	 A-28
	9.2		Reclassification Amendment.	 A-28
	9.3		No Prohibition on Consummation	 A-28

ARTICLE X		CONDITIONS TO OBLIGATIONS OF ERS	 A-29

ARTICLE XI	CONDITIONS TO OBLIGATIONS OF HOLDCO
			AND MERGER SUB	 A-29

ARTICLE XII	TERMINATION	 A-30

	12.1		Termination	 A-30
	12.2		Effect of Termination	 A-30




ARTICLE XIII	MISCELLANEOUS	 A-30

	13.1		Notices	 A-30
	13.2		Entire Agreement	 A-31
	13.3		Modification	 A-32
	13.4		Further Action	 A-32
	13.5		Expenses	 A-32
	13.6		Governing Law	 A-32
	13.7		Captions	 A-32
	13.8		Accounting Terms	 A-32
	13.9		Waiver	 A-32
	13.10	Assignment	 A-33
	13.11	No Third Party Beneficiary	 A-33
	13.12	Partial Invalidity	 A-33
	13.13	Counterparts	 A-33

 Exhibit A		-	Certificate of Amendment to Certificate
					of Incorporation


	 INDEX OF DEFINED TERMS

Agreement........................................	Recitals
AIM Rules........................................	Section 5.3

business day.....................................	Section 4.1

Certificate of Merger............................	Section 2.4
Closing..........................................	Section 4.1
Closing Date.....................................	Section 4.1
Code.............................................	Section 3.3
Constituent Corporations.........................	Recitals

Dissenting Shares................................	Section 3.1

Effective Time...................................	Section 2.4
ERS..............................................	Recitals
ERS' business or condition.......................	Section 5.5
ERS Preferred Stock..............................	Recitals
ERS Class B Common Stock.........................	Section 1.1
ERS Common Stock.................................	Recitals
ERS Form 10-K...................................	Section 5.6
ERS SEC Documents................................	Section 5.6
ERS Option Plans................................. Section 3.3(a)
ERS Options......................................	Section 3.3(a)
ERS Preferred Stock..............................	Recitals
ERS Principal Shares.............................	Recitals
ERS Series A-1 Stock............................. Recitals
ERS Warrants.....................................	Section 2.6
ESL Determination................................	Section 7.2
Exchange Act.....................................	Section 5.3
Exchange Agent...................................	Section 3.2(a)

Financial Advisor................................	Recitals

GCL..............................................	Recitals

Holdco ..........................................	Recitals
Holdco Common Stock..............................	Recitals
Holdco Stockholders..............................	Recitals

Indemnification Agreements.......................	Section 7.9(a)
Information/Going Private Transaction Statement..	Section 7.1

knowledge........................................	Section 5.7

Lien.............................................	Section 5.7

Material Adverse Effect..........................	Section
5.1(b)(i)
Merger...........................................	Recitals
Merger Consideration.............................	Section 2.3
Merger Sub.......................................	Recitals
Merger Sub Common Stock..........................	Recitals
NewCheck Agreements.............................	Section 5.5

Preliminary Information/Going Private
  Transaction Statement..........................	Section 7.1

Reclassification.................................	Recitals
Reclassification Amendment.......................	Section 9.2

Schedule 13E-3...................................	Section 7.1
Subsidiaries.....................................	Section
5.1(b)(ii)
SEC..............................................	Section 4.1
Securities Act...................................	Recitals
Significant Subsidiary...........................	Section 5.3
Special Committee................................	Recitals
Surviving Corporation............................	Section 1.1

Warrant Agreement................................ Section 3.4
Warrant Agent....................................	Section 3.4






















	 AGREEMENT AND PLAN OF MERGER

	AGREEMENT AND PLAN OF MERGER dated as of this 2nd day of July, 2001 (hereinafter referred to as this "Agreement"), by and among ELECTRONIC RETAILING SYSTEMS INTERNATIONAL, INC., a corporation organized and existing under the laws of the State of Delaware (hereinafter referred to as "ERS"), SYSTEMS HOLDING, INC., a corporation organized and existing under the laws of the State of Delaware (hereinafter referred to as "Holdco"), and SYSTEMS MERGER SUB, INC., a corporation organized and existing under the laws of the State of Delaware and a wholly-owned subsidiary of Holdco (hereinafter referred to as "Merger Sub" and, together with ERS, as the "Constituent Corporations").

	W I T N E S S E T H:

	WHEREAS, ERS, pursuant to its certificate of incorporation (as filed in the office of the Secretary of State of the State of Delaware on February 12, 1993, as subsequently amended), has an authorized capital stock consisting of: (x) 2,000,000 shares of preferred stock, $1.00 par value (hereinafter referred to as the "ERS Preferred Stock"), of which 40,000 shares have been designated as Series A-1 Convertible Preferred Stock (hereinafter referred to as "ERS Series A-1 Stock") and of which 39,985 shares are issued and outstanding; and (y) 35,000,000 shares of common stock, $.01 par value (hereinafter referred to as the "ERS Common Stock"), of which 21,345,383 shares are presently issued and outstanding; and

	WHEREAS, the holders (hereinafter referred to as the "Holdco Stockholders") of the common stock, $.01 par value (hereinafter referred to as the "Holdco Common Stock"), of Holdco, collectively, own in excess of a majority of the outstanding shares of ERS Common Stock, and have entered into agreements whereby all such shares (hereinafter referred to as the "ERS Principal Shares") will be contributed to Holdco as hereinafter set forth;

	WHEREAS, Merger Sub has been duly organized as a corporation under the laws of the State of Delaware, and, pursuant to its certificate of incorporation (as filed in the office of the Secretary of State of the State of Delaware on June 4, 2001), has an authorized capital stock consisting of 10,000 shares of common stock, $.01 par value (hereinafter referred to as the "Merger Sub Common Stock"), of which 1,000 shares are issued and outstanding and held by Holdco;

	WHEREAS, a special committee of the Board of Directors of ERS (hereinafter referred to as the "Special Committee"), consisting entirely of the non-management director of ERS who is not an affiliate (as defined under Rule 405 of the Securities Act of 1933 [the "Securities Act"]) of Holdco or the Holdco Stockholders, was established for, among other purposes, the purpose of evaluating the transactions contemplated by this Agreement and making a recommendation to the Board of Directors of ERS with regard to the transactions contemplated by this Agreement;

	WHEREAS, the Special Committee has received the opinion of BNY Capital Markets, Inc. (hereinafter referred to as the "Financial Advisor"), financial advisor to the Special Committee, which was selected by it, that the consideration to be received by the holders of ERS Common Stock, other than holders of ERS Principal Shares, pursuant to the Merger (as hereinafter defined) is fair to such holders from a financial point of view;

	WHEREAS, the Special Committee, has, after consultation with the Financial Advisor and legal counsel selected by the Special Committee, and in light of and subject to the terms and conditions set forth herein: (i) determined that (x) the Merger Consideration (as hereinafter defined), is fair to the holders of ERS Common Stock, other than holders of ERS Principal Shares, and (y) the Merger is advisable and in the best interests of ERS and the holders of ERS Common Stock, other than holders of ERS Principal Shares,
(ii) approved, and declared the advisability of, this Agreement and
(iii) determined to recommend that the Board of Directors of ERS adopt this Agreement;

	WHEREAS, the respective Boards of Directors of Merger Sub and of Holdco and, based on the recommendation and approval of the Special Committee, of ERS have deemed it advisable and in the best interests of such corporations and their stockholders, respectively, that: (x) following the reclassification (hereinafter referred to as the "Reclassification") of the ERS Principal Shares as shares of the class B common stock, $.01 par value (hereinafter referred to as "ERS Class B Common Stock"), of ERS, Merger Sub shall be merged into and with ERS (hereinafter referred to as the "Merger"), and (y) pursuant to the Merger, all remaining shares of ERS Common Stock shall be converted into and represent the right to receive cash as set forth herein; and

	WHEREAS, the Holdco Stockholders have, by written consent dated this date in accordance with the applicable provisions of the Delaware General Corporation Law (hereinafter referred to as the
"GCL"), authorized, approved, adopted and ratified the Merger, the Reclassification and this Agreement, constituting, for all purposes of the GCL, the act of the stockholders of ERS;

	NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:



 PRIVATE  ARTICLE I tc  \l 1 "ARTICLE I"

	THE MERGER

	 PRIVATE  1.1	The Merger tc  \l 2 "1.1	The Merger" .

	At the Effective Time (as hereinafter defined), in accordance with this Agreement and the GCL, Merger Sub shall be merged into and with ERS, the separate corporate existence of Merger Sub shall cease and ERS shall continue as the surviving corporation, governed by the laws of the State of Delaware, under the corporate name it possesses immediately prior to the Effective Time. ERS, from and after the Effective Time, is hereinafter sometimes referred to as the "Surviving Corporation."

	 PRIVATE  1.2	Effect of Merger tc  \l 2 "1.2	Effect of
Merger" .

	The effects of the Merger shall be as set forth in Sections 251 and 259 of the GCL.

	 PRIVATE  1.3	Certificate of Incorporation and By-Laws tc  \l 2
"1.3	Certificate of Incorporation and By-Laws" .

	The certificate of incorporation and the by-laws of ERS, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and by-laws of the Surviving
Corporation and thereafter shall continue to be its certificate of incorporation and by-laws until changed as provided therein and under the laws of the State of Delaware. The first annual meeting of the stockholders of the Surviving Corporation held after the Effective Time shall be the next annual meeting of stockholders provided for in the by-laws of ERS.

	 PRIVATE  1.4	Effective Time of Merger tc  \l 2 "1.4
	Effective Time of Merger" .

	The Merger shall become effective at the time of filing of a certificate of merger with respect to the Merger (hereinafter referred to as the "Certificate of Merger") in the office of the Secretary of State of the State of Delaware, as required by the GCL or such later time as is agreed on by the parties and specified in the Certificate of Merger. Such time is herein referred to as the "Effective Time."

	 PRIVATE  1.5	ERS Directors and Officers tc  \l 2 "1.5	ERS
Directors and Officers" .

	At the Effective Time and until their successors have been duly elected and have qualified, the Board of Directors of the Surviving Corporation shall consist of five members, and the members of the Board of Directors of ERS shall constitute the directors of the Surviving Corporation; and at the Effective Time and until their successors have been duly elected and have qualified, the officers of ERS shall constitute the officers of the Surviving Corporation, all in accordance with the Surviving Corporation's certificate of incorporation and by-laws or as otherwise provided by the GCL.

	 PRIVATE  1.6	Taking of Necessary Action; Further Action tc  \l
2 "1.6	Taking of Necessary Action; Further Action" .

	ERS, Holdco and Merger Sub, respectively, shall take all such lawful action as may be necessary or appropriate in order to effectuate the transactions contemplated by this Agreement. In case at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full title to all assets, rights, privileges, powers, immunities, purposes and franchises of either of the Constituent Corporations, the officers and directors of such corporation shall take all such lawful and necessary action.

	 PRIVATE  ARTICLE II tc  \l 1 "ARTICLE II"

	CONVERSION OF SHARES

	The manner and basis of converting in the Merger the outstanding shares of the capital stock of each of the Constituent Corporations into shares of the capital stock of the Surviving
Corporation are as follows:

 PRIVATE  	2.1	Merger Sub Common Stock tc  \l 2 "	2.1	Merger Sub
Common Stock" .

	Each share of the shares of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action by the holder thereof, be deemed cancelled and converted into and shall represent the right to receive one share of the class B common stock, $.01 par value, of the Surviving Corporation.

 PRIVATE  	2.2	ERS Series A-1 Stock tc  \l 2 "	2.2	ERS Series
A-1 Stock" .

	Each share of the outstanding shares of ERS Series A-1 Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action by the holder thereof, continue unchanged and remain outstanding as one share of the Series A-1 Convertible Preferred Stock, $1.00 par value, of the Surviving Corporation.

	 PRIVATE  2.3	ERS Common Stock tc  \l 2 "2.3	ERS Common
Stock" .

	Each share of ERS Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares, as defined and to the extent provided in Section 3.1 hereof, if any), shall, by virtue of the Merger and without any action by the holder thereof, be deemed cancelled and converted into and be exchanged for and represent the right to receive $0.26, without interest (herein referred to as the "Merger Consideration"), in cash, payable by Holdco in the manner hereinafter set forth under
Article III. All such shares of ERS Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon the surrender of such certificate in accordance with Section 3.3 hereof. Each share of ERS Common Stock held in the treasury of ERS shall be cancelled, and no payment shall be made in respect thereof.

	 PRIVATE  2.4	ERS Class B Common Stock tc  \l 2 "2.4	ERS
Class B Common Stock" .

	Each share of ERS Class B Common Stock issued and outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action by the holder thereof, continue unchanged and remain outstanding as one share of the class B common stock, $.01 par value, of the Surviving Corporation.

	 PRIVATE  2.5	Options to Purchase Shares of ERS Common Stock tc
\l 2 "2.5	Options to Purchase Shares of ERS Common Stock" .

		(a)	All options (hereinafter referred to as the "ERS
Options") to acquire ERS Common Stock outstanding, whether or not exercisable at the Effective Time, under the Electronic Retailing Systems International, Inc. 1993 Employee Stock Option Plan and the Electronic Retailing Systems International, Inc. 1993 Director Stock Option Plan (hereinafter, collectively, referred to as the "ERS
Option Plans"), shall remain outstanding following the Effective
Time. At the Effective Time, the ERS Options shall, by virtue of the Merger and without any further action on the part of ERS or the holder thereof, be assumed by Holdco and shall be exercisable for a number of shares of Holdco Common Stock equal to the number of shares of ERS Common Stock subject to such ERS Option immediately prior to the Effective Time (at an option price per share of Holdco Common Stock equal to the exercise price per share of ERS Common
Stock subject to such ERS Option in effect immediately prior to the Effective Time). From and after the Effective Time: (i) all references to ERS in the ERS Option Plans and the applicable stock option agreements issued thereunder shall be deemed to refer to Holdco, (ii) each reference to the name of such plans, respectively, therein shall be deemed a reference to the "Systems Holding, Inc. Subsidiary Employee Stock Option Plan" or the "Systems Holding Inc. Subsidiary Director Stock Option Plan", as the case may be, and
(iii) each reference to ERS Common Stock in the ERS Option Plans or any stock option agreements thereunder shall be deemed a reference to Holdco Common Stock. Subject to the foregoing, each ERS Option assumed by Holdco shall be exercisable upon the same terms and conditions as under the ERS Option Plans and the applicable option agreement issued thereunder.

	(b)	The assumption of ERS Options pursuant hereto shall not
confer on any holder thereof any additional benefits which such holder did not have immediately prior to the Effective Time, result in any acceleration of any vesting or exercise schedule for any ERS Option, or release any holder of any ERS Option of any obligations or restrictions applicable to his option or the shares obtainable upon exercise of such option. At the Effective Time, the ERS Option Plans shall, by virtue of the Merger and without any further action on the part of ERS, be deemed terminated, except for the rights of the holders of outstanding ERS Options subject to the terms and provisions hereinbefore set forth, and no further options shall be granted thereunder.

 PRIVATE  	2.6	ERS Warrants. tc  \l 2 "	2.6	ERS Warrants."

	All warrants (hereinafter referred to as the "ERS Warrants") to acquire ERS Common Stock outstanding at the Effective Time and issued pursuant to the Warrant Agreement dated January 24, 1997 (hereinafter referred to as the "Warrant Agreement") between ERS and American Stock Transfer & Trust Company, as warrant agent
(hereinafter referred to as the "Warrant Agent"), subsequent to the Effective Time shall, by virtue of Section 4.05(b) of the Warrant Agreement and without any action by any holder thereof, be converted into and represent the right to receive, in lieu of each share of ERS Common Stock issuable pursuant thereto prior to the Effective
Time, an amount, if any, equal to the amount by which the Merger Consideration exceeds the Exercise Price attendant thereto (as defined in the Warrant Agreement).

 PRIVATE  	2.7	Holdco Common Stock tc  \l 2 "	2.7	Holdco Common
Stock" .

	The Merger shall effect no change in any shares of Holdco
Common Stock issued by Holdco prior to the Effective Time.

	 PRIVATE  ARTICLE III tc  \l 1 "ARTICLE III"

	DISSENTING SHARES;
	EXCHANGE OF CERTIFICATES

	 PRIVATE  3.1	Dissenting Shares tc  \l 2 "3.1	Dissenting
Shares" .

	Notwithstanding anything in this Agreement to the contrary, shares of ERS Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who have not voted such shares in favor of the Merger or consented thereto in writing and, if entitled to elect to demand the appraisal of such shares pursuant to Section 262 of the GCL, shall have delivered a written demand for payment of the fair value of such shares within the time and in the manner provided in said
Section 262 (herein referred to as "Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the Merger Consideration provided for in Section 2.3 of this Agreement, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost his right to appraisal and payment under the GCL. If any such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, such holder's shares of ERS Common Stock shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration specified under Section 2.3 hereof, without any interest thereon.

 PRIVATE  	3.2	Deposit of Funds tc  \l 2 "	3.2	Deposit of
Funds" .

	Prior to the Effective Time, Holdco shall designate American Stock Transfer & Trust Company, and/or, at its election, such additional or alternative banks or trust companies or similar entities, reasonably satisfactory to ERS, which are authorized to exercise corporate trust or stock powers, to act as exchange agents for ERS Common Stock (hereinafter referred to, collectively, as the "Exchange Agent") in the Merger, pursuant to an agreement providing for the matters set forth in this Section 3.2 and such other matters as may be appropriate and the terms of which shall be reasonably satisfactory to the Special Committee and Holdco. Immediately prior to the Effective Time, Holdco shall deliver to the Exchange Agent, to be held for a period of 180 days following the Effective Time in a segregated account for the former holders of ERS Common Stock, cash in an amount equal to the aggregate amount to which the holders of shares of ERS Common Stock shall be entitled pursuant to Article II hereof.

 PRIVATE  	3.3	Exchange of Shares for Cash tc  \l 2 "	3.3
	Exchange of Shares for Cash" .

		(a)	As soon as practicable after the Effective Time, but
in no event later than ten days thereafter, the Exchange Agent shall send a notice and transmittal form to each holder of a certificate theretofore evidencing shares of ERS Common Stock, other than with respect to shares of ERS Common Stock cancelled pursuant to Section
2.3 hereof or Dissenting Shares, advising such holders of the terms of the exchange effected by the Merger and the procedure for surrendering to the Exchange Agent (who may appoint forwarding agents with the approval of Holdco) such record holder's certificate(s) evidencing ERS Common Stock in exchange for the Merger Consideration to which it is entitled. Each holder of a certificate theretofore evidencing shares of ERS Common Stock, upon surrender of the same to the Exchange Agent in accordance with such transmittal form, shall be entitled to receive, in exchange for such certificate, an amount equal to the Merger Consideration as contemplated in Section 2.3 hereof multiplied by the number of shares of ERS Common Stock theretofore represented by the certificate (such Merger Consideration to be mailed within ten business days of receipt of such certificate and transmittal form), and the certificate so surrendered shall forthwith be cancelled.

		(b)	If any payment for shares of ERS Common Stock is to
be made in cash to any person other than the registered holder thereof, it shall be a condition of such payment that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the payment amount of any stock transfer or similar taxes (whether imposed on the registered holder, transferee or otherwise) payable on account of the transfer to such person shall be deducted from the amount paid by the Exchange Agent, or otherwise paid in full to the Exchange Agent, or the Exchange
Agent may refuse to make payment of the Merger Consideration, unless satisfactory evidence of any exemption from such taxes is submitted.

		(c)	In the event any certificate representing any shares
of ERS Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration pursuant to Section 2.3. The
Exchange Agent or the Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate to give the Exchange Agent a bond in such reasonable sum as it may direct as indemnity against any claim that may be made against the Surviving Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

		(d)	One hundred eighty days following the Effective Time,
Holdco shall be entitled to require the Exchange Agent to deliver to Holdco any funds (including any interest and dividends received with respect thereto) not theretofore disbursed to holders of certificates representing shares of ERS Common Stock outstanding immediately prior to the Effective Time, and thereafter the former holders of such shares shall be entitled to look to Holdco (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the cash which would have been exchanged therefor, without any interest thereon, and Holdco shall be obligated to pay such cash as provided in this Section 3.3.

	 PRIVATE  3.4	ERS Stock Transfer Ledger tc  \l 2 "3.4	ERS
Stock Transfer Ledger" .

	At the Effective Time, it shall be deemed that the stock transfer books of ERS are closed, and no transfer of ERS Common Stock on the books of ERS shall thereafter be made or consummated. Until surrendered and exchanged in accordance with the provisions of
Section 3.3 hereof, the outstanding certificates evidencing shares of ERS Common Stock immediately prior to the Effective Time shall, from and after the Effective Time, be deemed for all corporate purposes to evidence the right to receive the Merger Consideration as provided for in Section 2.3, into which the shares of ERS Common Stock theretofore evidenced by such certificate or certificates shall have been so converted, as though such surrender and exchange had taken place. If, after the Effective Time, certificates representing shares of ERS Common Stock are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article III.

	 PRIVATE  3.5	Exchange of Warrants tc  \l 2 "3.5	Exchange of
Warrants" .

	As soon as is practicable after the Effective Time, Holdco shall notify the Warrant Agent of the occurrence thereof and of the amount, if any, calculated by subtracting the Exercise Price per share of ERS Common Stock pursuant to the Warrant Agreement from the Merger Consideration, and that thereafter each holder of ERS Warrants shall, upon surrender of his certificate in evidence thereof pursuant to Section 4.05(b) of the Warrant Agreement, be entitled to such amount in lieu of a share of ERS Common Stock thereunder.

	 PRIVATE  ARTICLE IV tc  \l 1 "ARTICLE IV"

	CLOSING

	 PRIVATE  4.1	Time and Place of Closing tc  \l 2 "4.1	Time
and Place of Closing" .

	ERS, Holdco and Merger Sub shall regularly communicate and consult with each other with respect to the fulfillment of the various conditions to the obligations under this Agreement of the parties hereto. The exchange of certificates and other documents contemplated by this Agreement (hereinafter referred to as the "Closing") shall be held at the offices of Krugman & Kailes LLP, Park 80 West-Plaza Two, Saddle Brook, New Jersey 07663, at 10:00 A.M., local time, at such time and date (hereinafter referred to as the "Closing Date") as the parties may determine, such date to fall within five business days after the satisfaction or waiver of the last of the conditions set forth in Articles IX, X and XI hereof to be satisfied or waived (other than conditions with respect to actions the parties shall take at the Closing), or such other time and date as may be agreed upon by the parties hereto. For purposes of this Agreement, "business day" shall mean any day on which the principal offices of the Securities and Exchange Commission (hereinafter referred to as the "SEC") in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York.

	 PRIVATE 4.2 Certificate of Merger tc \l 2 "4.2 Certificate of Merger" .

	In the event that, at or prior to the Closing, none of the parties has exercised any right it may have to terminate this Agreement, and no condition to the obligations of the parties exists that is not waived, the parties shall, on the Closing Date or as soon thereafter as is practicable cause an appropriate Certificate of Merger to be executed by the Constituent Corporations and filed with the Secretary of State of the State of Delaware in accordance with the GCL.

 PRIVATE  	4.3	Other Certificates tc  \l 2 "	4.3	Other
Certificates" .

	Each of the parties shall cooperate with each other party in delivering at Closing such additional certificates, instruments and other documents, in form and substance satisfactory to such other party or parties reasonably requesting such certificates, instruments and other documents in connection with the transactions contemplated hereunder.

	 PRIVATE  ARTICLE V tc  \l 1 "ARTICLE V"

	REPRESENTATIONS AND WARRANTIES OF ERS

	ERS represents, warrants and covenants that:

	 PRIVATE  5.1	Incorporation tc  \l 2 "5.1	Incorporation" .

	(a)	ERS is duly organized, validly existing and in good
standing under the laws of the State of Delaware and has full corporate power and authority to own or hold under lease the assets and properties which it owns or holds under lease, to conduct its business as currently conducted, to perform all its obligations under the agreements to which it is a party, including, without limitation, this Agreement, and to consummate the Merger. ERS is in good standing in each other jurisdiction wherein the failure so to qualify, individually or in the aggregate, would have a Material Adverse Effect (as hereinafter defined). The copies of ERS's certificate of incorporation and by-laws, each as currently in effect, which have been delivered to Holdco and Merger Sub are complete and correct.

	(b)	For purposes of this Agreement:

	(i)	"Material Adverse Effect" with respect to a party shall
mean any change in, or effect on such party or any "subsidiary" thereof (as hereinafter defined) which is, or is reasonably likely to be, materially adverse to: (x) the business or financial condition of such party and its subsidiaries, taken as a whole, or
(y) such party's ability to consummate the transactions contemplated hereby, other than any event or effect relating (I) to general political or economic conditions, (II) to the industry in which any of the parties or any of their subsidiaries operates or (III) with respect to ERS only, the ESL Determination (as hereinafter defined); and the term "Material Adverse Effect" used without a specific reference to a party shall mean a Material Adverse Effect with respect to ERS and its subsidiaries, taken as a whole; and

	(ii)	each reference to a "subsidiary" or "subsidiaries" of any
person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holder of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity; except, that, neither ERS, nor any subsidiary of ERS, shall, for purposes of this agreement, be construed as a "subsidiary" of Holdco.

	 PRIVATE  5.2	Authorization tc  \l 2 "5.2	Authorization" .

	The execution and delivery of this Agreement, the performance by ERS of its covenants and agreements hereunder and the consummation by ERS of the transactions contemplated hereby have been duly authorized by all necessary corporate action of ERS. When duly executed and delivered by the other parties hereto, this Agreement shall constitute the valid and legally binding obligation of ERS, enforceable against ERS in accordance with its terms, except as may be limited by bankruptcy, insolvency or other laws affecting generally the enforceability of creditors' rights and by limitations on the availability of equitable remedies.

	 PRIVATE  5.3	Conflicts tc  \l 2 "5.3	Conflicts" .

	Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein, will (i) violate any provision of ERS's certificate of incorporation or by-laws, as currently in effect, or, subject to compliance with the regulatory requirements hereinafter specified in this Section 5.3, any law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any court, government or governmental agency or instrumentality, domestic or foreign, binding upon ERS or any of its Significant Subsidiaries (as hereinafter defined), except for such violations which would not have a Material Adverse Effect, or (ii) subject to obtaining third party consents or other approvals and except for any such conflicts, breaches, creation, imposition or termination which would not have a Material Adverse Effect, conflict with or result in any breach of any of the terms of or the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature pursuant to, or create any cause for termination under, the terms of any contract or agreement to which ERS or any of its Significant Subsidiaries is a party or by which ERS or any of its Significant Subsidiaries or any of their respective properties or assets is bound. Except for (i) compliance
(x) with the federal Securities Exchange Act of 1934, as amended (hereinafter referred to as the "Exchange Act"), including, without limitation, with respect to the Information/Going Private
Transaction Statement (as hereinafter defined), and (y) with the admission rules (hereinafter referred to as the "AIM Rules") of the Alternative Investment Market of the London Stock Exchange Limited, and (ii) the filing of the Reclassification Amendment (as hereinafter defined) and the Certificate of Merger with the Secretary of State of Delaware, and except for any such consents, approvals, authorizations, filings or registrations with or notices to any such person or entity other than any governmental agency or instrumentality the failure to effectuate which would not have a Material Adverse Effect, no consents, approvals or authorizations, or registrations with any governmental agency or authority or any other person or entity and, filings with or notices to any such person or entity, are required in connection with the execution and delivery of this Agreement by ERS or the consummation by ERS of the transactions contemplated hereby. For purposes of this Agreement, the term "Significant Subsidiary" shall have the meaning given to such term in Rule 405 under the Securities Act.

	 PRIVATE  5.4	Capitalization tc  \l 2 "5.4	Capitalization" .

	The authorized capital stock of ERS, prior to the filing of the Reclassification Amendment, consists of: (x) 2,000,000 shares of ERS Preferred Stock, of which 40,000 shares have been designated as ERS Series A-1 Stock, and of which 39,985 shares are issued and outstanding on the date hereof; and (y) 35,000,000 shares of ERS
Common Stock, of which 21,345,383 shares are issued and outstanding on the date hereof. No shares of any class or series of the capital stock of ERS are held as treasury stock. All of the outstanding shares of ERS Common Stock are, and all outstanding shares of ERS Common Stock issuable upon exercise of ERS Options and upon exercise of ERS Warrants in accordance with their respective terms will be, duly authorized, validly issued and fully paid and non-assessable, issued without violation of the preemptive rights of any person.
There are no subscriptions, warrants, options, calls, commitments by or agreements to which ERS is bound relating to the issuance, conversion, or purchase of any shares of ERS Common Stock, or any other capital stock of ERS, except for: (i) the rights under ERS' certificate of incorporation provided to holders of ERS Series A-1 Stock; (ii) the ERS Options granted by ERS pursuant to the ERS
Option Plans, covering an aggregate of 3,003,884 shares of ERS
Common Stock; and warrants to purchase 2,538,258 shares of ERS
Common Stock, and except for this Agreement. ERS has delivered, or made available to Holdco and Merger Sub true and complete copies of each form of certificate or agreement evidencing options granted and outstanding under the ERS Option Plans. ERS is not a party to any agreement or arrangement relating to the voting or control of any of its capital stock.

	 PRIVATE  5.5	Subsidiaries; Additional Interests tc  \l 2 "5.5
	Subsidiaries; Additional Interests" .

	(a)	Except for Significant Subsidiaries and NewCheck
Corporation d/b/a Productivity Solutions, Inc., there is no corporation, partnership, joint venture, business trust or other legal entity in which ERS, directly or indirectly, beneficially or legally owns or holds any capital stock or other proprietary interest representing "control" (as defined pursuant to the Securities Act), material to the business or financial condition of ERS and its subsidiaries, taken as a whole (hereinafter referred to as "ERS' business or condition").

	 PRIVATE  5.6	Securities Filings tc  \l 2 "5.6	Securities
Filings" .

	ERS has made all filings with the SEC that it has been required to make under the Securities Act, and the rules and regulations promulgated thereunder, and the Exchange Act, and the rules and regulations promulgated thereunder. ERS has provided or made available to Holdco and Merger Sub complete and correct copies of all reports, registration statements, final prospectuses, definitive proxy statements and other filings made by ERS with the SEC, including all exhibits to such filings, since January 1, 1999 (all such documents that have been filed with the SEC, as amended, hereinafter referred to as the "SEC Documents"), including, without limitation, ERS's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as filed with the SEC on April 2, 2001, and Amendment No. 1 thereto on Form 10K/A, as filed with the SEC on April 24, 2001, ERS' Current Report on Form 8-K dated May 2, 2001, as filed with the SEC on such date, and ERS' Quarterly Report on Form 10-Q for the three months ended March 31, 2001, as filed with the SEC on May 21, 2001. The SEC Documents comply in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and, to the knowledge (as hereinafter defined) of ERS, neither any of the SEC Documents (as of the date of their respective filing with the SEC), or any information relating to ERS contained in this Agreement, contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.


	 PRIVATE  5.7	Disputes and Litigation tc  \l 2 "5.7	Disputes and
Litigation" .

	There is no action, suit, proceeding, or claim, pending or threatened, and no investigation by any court or government or, to the knowledge of ERS, governmental agency or instrumentality, domestic or foreign, pending or, to the knowledge of ERS, threatened, against ERS or any of its Significant Subsidiaries, before any court, government or governmental agency or instrumentality, domestic or foreign, nor is there any outstanding order, writ, judgment, stipulation, injunction, decree, determination, award, or other order of any court or government or governmental agency or instrumentality, domestic or foreign, against ERS or any of its Significant Subsidiaries, except for any such matter which, individually or in the aggregate, would not have a Material Adverse Effect. For purposes of this Agreement: (i) an individual will be deemed to have "knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter and (ii) a corporate entity will be deemed to have "knowledge" of a particular fact or other matter if any individual who is serving as a director or senior executive officer of such corporation or any subsidiary of it has actual knowledge of such fact or other matter.

 PRIVATE  5.8	Brokers and Finders tc  \l 2 "5.8	Brokers and
Finders" .

	Except for the fee payable to the Financial Advisor pursuant to the engagement letter between ERS and the Financial Advisor, and the fee payable to ERS' nominated advisor in connection with compliance under the AIM Rules pursuant to the engagement letter between ERS and such nominated advisor, copies of which have been provided to Holdco and Merger Sub prior to the execution of this Agreement, ERS has not employed any broker or finder or has incurred or will incur any broker's, finder's or similar fees, commissions or expenses, in each case in connection with the transactions contemplated by this Agreement.

	 PRIVATE  ARTICLE VI tc  \l 1 "ARTICLE VI"

	REPRESENTATIONS AND WARRANTIES
	   OF HOLDCO AND MERGER SUB

	Holdco and Merger Sub hereby, jointly and severally, represent, warrant, and covenant as follows:

	 PRIVATE  6.1	Incorporation tc  \l 2 "6.1	Incorporation" .

	Each of Holdco and Merger Sub is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has full corporate power and authority to own or hold under lease the assets and properties which it owns or holds under lease, to conduct its businesses as currently conducted, to perform all its obligations under the agreements to which it is a party, including, without limitation, this Agreement and to consummate the Merger. Each is in good standing in each other jurisdiction wherein the failure so to qualify, individually or in the aggregate, would have a Material Adverse Effect with respect to Holdco and Merger Sub, taken as a whole.

	 PRIVATE  6.2	Authorization tc  \l 2 "6.2	Authorization" .

	(a)	The execution and delivery of this Agreement by each of
Holdco and Merger Sub, the performance by each of them of their covenants and agreements hereunder and the consummation by each of the transactions contemplated hereby have been duly authorized by all necessary corporate action of each of them. When duly executed and delivered by ERS, this Agreement, shall constitute the valid and legally binding obligations of Holdco and Merger Sub, respectively, enforceable against Holdco and Merger Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency, or other laws affecting generally the enforceability of creditors' rights and by limitations on the availability of equitable remedies.

	(b)	Without limiting the generality of Paragraph (a) of this
Section 6.2, Holdco has received commitments from each holder of ERS Principal Shares, copies of which were made available to ERS prior to the execution of this Agreement, whereby such holder shall take all such action as shall reasonably be requested by Holdco to vote its ERS Principal Shares, and all shares of the capital stock of ERS
(x) into which such shares may be reclassified or (y) distributed in respect of such shares or received in exchange for such shares, and/or exercise any consensual rights with respect thereto, to approve this Agreement, and the consummation of the transactions contemplated by this Agreement, including, without limitation, the approval of the Reclassification Amendment, and against any proposal inconsistent with the foregoing transactions; and Holdco holds the irrevocable proxy of each such holder with respect to its ERS
Principal Shares in furtherance thereof.

	 PRIVATE  6.3	Conflicts tc  \l 2 "6.3	Conflicts" .

	Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein, will (i) violate any provision of the certificate of incorporation or of the by-laws of Holdco or Merger Sub, as currently in effect, or, subject to compliance with the regulatory requirements hereinafter specified in this Section 6.3, any law, rule, regulation, writ, judgment, injunction, decree, determination, award, or other order of any court, government or governmental agency or instrumentality, domestic or foreign, binding upon Holdco or Merger Sub, except for such violations which would not have a Material Adverse Effect with respect to Holdco and Merger Sub, taken as a whole, or (ii) subject to obtaining third party consents or other approvals and except for any such conflicts, breaches, creation, imposition or termination which would not have a Material Adverse Effect with respect to Holdco and Merger Sub, taken as a whole, conflict with or result in any breach of any of the terms of or constitute a default under or result in the termination of or the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature pursuant to the terms of any contract or agreement to which Holdco or Merger Sub are parties to or by which Holdco's or Merger Sub's or any of Holdco's or Merger Sub's assets and properties are bound. Except for compliance (x) with the Exchange Act, including, without limitation, with respect to the Information/Going Private Transaction Statement, and (y) with the AIM Rules, and except for any such consents, approvals, authorizations, filings or registrations with or notices to any such person or entity other than any governmental agency or instrumentality the failure to effectuate which would not have a Material Adverse Effect with respect to Holdco and Merger Sub, taken as a whole, no consents, approvals or authorizations, or filings or registrations with, or notices to, any governmental agency or authority or any other person or entity are required in connection with the execution and delivery of this Agreement by Holdco or Merger Sub or the consummation by Holdco or Merger Sub of the transactions contemplated hereby.

 PRIVATE  	6.4	Capitalization tc  \l 2 "	6.4	Capitalization" .

	(a)	The authorized capital stock of Holdco consists of: (x)
2,000,000 shares of preferred stock, $1.00 par value, none of which are issued and outstanding; and (y) 35,000,000 shares of Holdco
Common Stock, of which 21,345,383 shares are issued and outstanding.
No shares of any class or series of the capital stock of Holdco are held as treasury stock. The shares of Holdco Common Stock to be issued upon exercise of ERS Options to be assumed by Holdco in accordance with this Agreement will, upon exercise thereof in accordance with the terms thereof, be duly authorized, validly issued and fully-paid and non-assessable, issued without violation of the preemptive rights of any person. There are no subscriptions, warrants, options calls, commitments by or agreements to which Holdco is bound relating to the issuance, conversion, or purchase of any shares of Holdco Common Stock, or any other capital stock of Holdco, except as contemplated by this Agreement and except insofar as inuring to the benefit of holders of instruments of indebtedness of ERS.

	(b)	The authorized capital stock of Merger Sub consists of
10,000 shares of Merger Sub Common Stock, of which 1,000 shares are issued and outstanding. No shares of any class or series of the capital stock of Merger Sub are held as treasury stock. The shares of Merger Sub Common Stock to be converted in the Merger are duly authorized, validly issued and fully-paid and non-assessable, issued without violation of the preemptive rights of any person. There are no subscriptions, warrants, options, calls, commitments by or agreements to which Merger Sub is bound relating to the issuance, conversion, or purchase of any shares of Merger Sub Common Stock, or any other capital stock of Merger Sub, except as contemplated by this Agreement.

 PRIVATE  	6.5	Brokers or Finders. tc  \l 2 "	6.5	Brokers or
Finders."

	Neither Holdco nor Merger Sub has employed any broker or finder or has incurred or will incur any broker's, finder's or similar fees, commissions or expenses, in each case in connection with the transactions contemplated by this Agreement.

 PRIVATE  	6.6	Sufficient Funds tc  \l 2 "	6.6	Sufficient
Funds" .

	Holdco has commitments with respect to, and will have at the Effective Time, sufficient funds to enable Holdco to pay for all shares of ERS Common Stock converted into cash pursuant to the Merger, to perform Holdco's and Merger Sub's obligations under this Agreement and to pay all fees and expenses related to the transactions contemplated by this Agreement payable by them.

 PRIVATE  ARTICLE VII tc  \l 1 "ARTICLE VII"

	CERTAIN COVENANTS

	 PRIVATE  7.1	Information/Going Private Transaction Statement tc
\l 2 "7.1	Information/Going Private Transaction Statement" .

	(a)	As soon as practicable after the date hereof, ERS and
Holdco will collaborate in the preparation and filing with the SEC of a preliminary information statement (hereinafter referred to as the "Preliminary Information/Going Private Transaction Statement"), to be distributed to each holder of ERS Common Stock, containing the information required of ERS under Schedule 14C promulgated by the SEC and, to the extent appropriate, of Holdco, the Holdco Stockholders and ERS required under Schedule 13E-3 promulgated by the SEC, and further containing or accompanied by such other material as shall be necessary or appropriate to consummate the transactions contemplated hereunder. The parties hereto shall use all reasonable efforts to have such Preliminary Information/Going Private Transaction Statement and other materials, and any subsequent amendments or supplements thereto required to consummate the transactions contemplated hereunder, cleared by the SEC under the Exchange Act as promptly as practicable, and thereafter ERS shall, as promptly as practicable after such clearance, distribute a definitive information statement prepared as aforesaid (as so cleared, herein referred to as the "Information/Going Private Transaction Statement") and other materials, and any subsequent amendments or supplements thereto, to such holders. If at any time prior to the distribution of the Information/Going Private Transaction Statement any information relating to any party hereto or any of their respective officers, directors, stockholders or subsidiaries, should be discovered by any party hereto which should be set forth in an amendment or supplement to the Information/Going Private Transaction Statement so that the Information/Going Private Transaction Statement would not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly prepared, filed with the SEC and, to the extent required by law, disseminated to the holders of ERS Common Stock.

	(b)	Without limiting the generality of the foregoing
provisions of this Section 7.1, the parties shall use their respective reasonable efforts to respond to any comments of the SEC or its staff with respect to the Preliminary Information/Going Private Transaction Statement (or the Information/Going Private Transaction Statement), and in connection therewith each party shall: (x) notify the other parties promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Preliminary Information/Going Private Transaction Statement (or the Information/Going Private Transaction Statement) or for additional information, (y) supply the other parties with copies of all correspondence with the SEC or its staff with respect to the Preliminary Information/Going Private Transaction Statement (or the Information/Going Private Transaction Statement) or the Merger and
(z) permit the other parties and their counsel to participate in all communications with the SEC and its staff, including all meetings and telephone conferences, relating to the Preliminary Information/Going Private Transaction Statement, the Information/ Going Private Transaction Statement, the Merger or this Agreement.

	(c)	As soon as practicable after the date hereof, ERS and
Holdco will collaborate in the preparation and filing with the SEC by ERS, Holdco and the Holdco Stockholders of a Rule 13E-3 Transaction Statement on Schedule 13E-3, incorporating by reference, as appropriate, the Information/Going Private Transaction Statement (hereinafter referred to as the "Schedule 13E-3"), and subsequently with respect to any amendments thereto required to consummate the transactions contemplated hereunder.

	(d)	Neither the Preliminary Information/Going Private
Transaction Statement nor the Information/Going Private Transaction Statement, nor any supplement or amendment thereto, nor the Schedule 13E-3, shall contain any information, nor be in a form, not approved by ERS and Holdco, which approval shall not be unreasonably withheld or delayed. Holdco and ERS each represents and warrants to the other that, at the time each or any of the Preliminary Information/Going Private Transaction Statement, the Information/Going Private Transaction Statement, the Schedule 13E-3 or any other material as aforesaid is filed with the SEC or is cleared thereby, as the case may be, and at all times subsequent thereto up to and including the Effective Time, (in the case of ERS) none of the information set forth therein (to the extent provided by ERS) with respect to ERS, its directors, officers or stockholders (other than any directors, officers or stockholders of Holdco) or any of its subsidiaries or (in the case of Holdco) none of the information set forth therein (to the extent provided by Holdco) with respect to Holdco, its directors, officers, stockholders or any of its subsidiaries, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they are made, not misleading.

	 PRIVATE  7.2	Other Governmental and Judicial Filings tc  \l 2
"7.2	Other Governmental and Judicial Filings" .

	As soon as practicable after the date hereof, ERS, Holdco and Merger Sub will cooperate in the preparation and filing of all materials necessary or desirable to obtain the approval of the transactions contemplated hereby or the disclaimer of jurisdiction with respect thereto by any regulatory body or other governmental or judicial authority that has jurisdiction over the transactions contemplated hereby.

	 PRIVATE  7.3	Conduct of Business of ERS tc  \l 2 "7.3	Conduct
of Business of ERS" .

	ERS covenants and agrees that, except as consented to in writing by Holdco, from and after the date of this Agreement and until the Effective Time, ERS and its Significant Subsidiaries shall operate in the ordinary course of business (but consistent with the determination of the Board of Directors of ERS made on April 17, 2001 regarding the winding-down of ERS' electronic shelf label business [herein referred to as the "ESL Determination"]).

	 PRIVATE  7.4	ERS Capitalization tc  \l 2 "7.4	ERS
Capitalization" .

	Except as consented to in writing by Holdco, from and after the date of this Agreement and until the Effective Time:

		(a) No change shall be made or proposed in the certificate of incorporation or by-laws of ERS or of ERS-Connecticut, except for the Reclassification Amendment.

		(b) Neither ERS nor any of its Significant Subsidiaries shall: (i) issue, grant, sell or encumber any shares of its capital stock, (ii) issue, grant, sell or encumber any security, option, warrant, put, call, subscription or other right of any kind, fixed or contingent, that directly or indirectly calls for the acquisition, issuance, sale, pledge or other disposition of any shares of capital stock or other equity interests of ERS or any of its Significant Subsidiaries, (iii) enter into any agreement, commitment or understanding calling for any transaction referred to in clause (i) or (ii) of this Paragraph (b), or (iv) make any other changes in its equity capital structure except, in all such cases under this Paragraph (b), for the issuance of shares of ERS Common Stock upon exercise of the ERS Options or the ERS Warrants which are outstanding prior to the execution and delivery of this Agreement.

		(c) Neither ERS nor any of its Significant Subsidiaries shall split, combine or reclassify any shares of its capital stock, except pursuant to the Reclassification Amendment, or declare, set aside or pay any dividend or other distribution (whether in cash, stock, securities, indebtedness, rights or property or any combination thereof) in respect of any shares of its capital stock or other equity interests, or redeem or otherwise acquire any shares of the capital stock or other equity interests.

 PRIVATE  	7.5	Action by Holdco Stockholders tc  \l 2 "	7.5	Action
by Holdco Stockholders" .

	Holdco shall not and will cause its directors, officers and the Holdco Stockholders not to take any actions which would be reasonably likely to cause ERS to breach its covenants and agreements contained in Sections 7.3 and 7.4.

	 PRIVATE  7.6	Due Diligence; SEC Filings; Confidentiality tc  \l
2 "7.6	Due Diligence; SEC Filings; Confidentiality" .

	(a)	ERS shall afford Holdco and its officers, employees,
accountants, counsel and other authorized representatives reasonable access, during ordinary business hours, to its properties, books and records, and those of its Significant Subsidiaries, and shall use its reasonable best efforts to cause its representatives to, furnish to Holdco such additional financial and operating data and other information as to its and its Significant Subsidiaries' respective businesses and properties as Holdco may from time to time reasonably request. ERS shall furnish Holdco with copies of all filings with the SEC by it subsequent to the date hereof, which shall be prepared in all material respects in accordance with the rules and regulations promulgated by the SEC if any such filings are made prior to the Effective Time.

	(b)	Between the date of this Agreement and the Effective Time,
ERS, Holdco and Merger Sub will maintain in confidence, and will cause their respective representatives to maintain in confidence and not divulge to any third party, and take reasonable precautions to protect (including, without limitation, all precautions any such party employs with respect to its confidential materials) and not make any use whatsoever at any time (except to evaluate internally its relationship with the disclosing party), any written, oral or other information obtained from any other party in connection with this Agreement or the contemplated Transactions. The foregoing will not apply with respect to any information that the receiving party can document (i) is or becomes (through no improper action or inaction by the receiving party or any representative thereof) generally available to the public, (ii) was in its possession or known by it without restriction prior to receipt from the disclosing party, provided the receiving party complies with restrictions imposed thereon by third parties, or (iii) was rightfully disclosed to it by a third party without restriction, provided the receiving party complies with restrictions imposed thereon by third parties. Notwithstanding the foregoing, the receiving party may make disclosures required by applicable law provided the receiving party uses reasonable efforts to limit disclosure and to obtain confidential treatment or a protective order and has allowed the disclosing party to participate in the proceeding. The provisions of this Paragraph (b) shall not in any manner operate to limit in any respect the use by any director or officer of ERS of any information or material consistent with his duties in such capacity.

	 PRIVATE  7.7	Notification of Certain Matters tc  \l 2 "7.7
	Notification of Certain Matters" .

		(a)	Between the date hereof and the Effective Time, each
party will give prompt notice in writing to the other parties, of:
(i) the occurrence, or failure to occur, of any event, which occurrence or failure would be likely to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect from the date hereof to the Effective Time, (ii) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement, (iii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement, and (iv) any material failure of the notifying party or any officer, director, employee or agent thereof to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

		(b)	The giving of any such notice under this Section 7.7
shall in no way change or modify the representations and warranties or the conditions to any party's obligations contained herein or otherwise affect the remedies available to any party hereunder.



 PRIVATE  7.8	Forbearance tc  \l 2 "7.8	Forbearance" .

	ERS agrees that, from and after the date hereof and until the Effective Time, it shall not, and shall not permit any of its Significant Subsidiaries, or any officers, directors, employees, agents or representatives of ERS or of any of its Significant Subsidiaries to, directly or indirectly, initiate or solicit discussions, inquiries or proposals, or participate in any negotiation or discussion for the purpose or with the intention of leading to any proposal, concerning any merger, consolidation or other business combination involving ERS or any of its Significant Subsidiaries, or any acquisition of 20% or more of the equity interest in ERS or any equity interest in any of its Significant Subsidiaries, or 20% or more of the assets of ERS and its Significant Subsidiaries, taken as a whole, or any similar transaction, or effectuate any such transaction, in each case, except for the Merger. Notwithstanding the foregoing, ERS may furnish information concerning its business, properties or assets, and may engage in negotiations and discussions in connection with such a transaction, if the Board of Directors of ERS, after consultation with counsel, determines that the exercise of its fiduciary responsibilities requires that such information be furnished or such negotiations be commenced. ERS shall use reasonable efforts to notify Holdco immediately of any such inquiry (including the material terms thereof and the person making such inquiry) which it may receive in respect of any possible such transaction.

	 PRIVATE  7.9	Indemnification tc  \l 2 "7.9
	Indemnification" .

	(a)	From and after the Effective Time, Holdco and the
Surviving Corporation shall, to the extent permitted by the GCL and other law, honor all obligations of ERS pursuant to Paragraph SIXTH of ERS's certificate of incorporation, and those indemnification agreements with directors, in each case in effect on the date hereof, which provide for indemnification of officers and directors of ERS with respect to events occurring prior to the Effective Time (hereinafter referred to as the "Indemnification Agreements"). With respect to the procedure determining entitlement of indemnification under the Indemnification Agreements, a "Change of Control" (as defined in the Indemnification Agreements) shall have been deemed to occur at the Effective Time.

	(b)	The Surviving Corporation shall maintain in effect for six
years from the Effective Time, the current directors' and officers' liability insurance policies maintained by ERS (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that (i) if the existing policies expire, are terminated or cancelled during such period, the Surviving Corporation will use commercially reasonable efforts to obtain substantially similar policies, (ii) the Surviving
Corporation shall not be required to spend as an annual premium therefor an amount in excess of 200% of the annual premium therefor as of the date of this Agreement and (iii) if, during such six-year period, such insurance coverage cannot be obtained at all or can only be obtained for an amount in excess of 200% of the current annual premium therefor, Holdco shall use commercially reasonable efforts to cause to be obtained as much directors' and officers' liability insurance coverage as can be obtained for an amount equal to 200% of the current annual premium therefor, on terms and conditions substantially similar to the existing directors' and officers' liability insurance.

	(c)	The provisions of this Section 7.9 are intended to be for
the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her personal representatives and shall be binding on the Surviving Corporation and its successors and assigns.

	 PRIVATE  7.10	Additional Agreements tc  \l 2 "7.10
	Additional Agreements" .

	Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with one another and use its reasonable efforts to complete in a timely manner the transactions contemplated by this Agreement, including (i) using its reasonable efforts to comply with any and all applicable rules and regulations, and to send all notices to, make all declarations, filings and registrations with, and obtain all consents, authorizations, approvals and waivers from third parties and governmental and regulatory bodies required to consummate the transactions contemplated hereby or comply with any and all applicable rules and regulations governing such transactions, including, without limitation, the AIM Rules, (ii) furnishing the other parties with all information necessary or advisable for the matters referred to in Section 7.1 hereof and any other statements or applications made by or on behalf of any party to any governmental or regulatory body in connection with the transactions contemplated by this Agreement, and (iii) using all reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and using all reasonable efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages.


	 PRIVATE  ARTICLE VIII tc  \l 1 "ARTICLE VIII"

	PUBLICITY

	 PRIVATE  8.1 Publicity tc  \l 2 "8.1 Publicity" .

	None of the parties hereto shall, nor shall any such party cause or allow any affiliate, directly or indirectly, to issue any press release or otherwise make any public announcement or statement with respect to the matters contemplated hereby without the prior approval of all parties (which consent shall not be unreasonably withheld or delayed); provided that nothing herein shall prohibit any party hereto or any of their affiliates from making any announcement or disclosure required to be made by it or them under applicable law if it or its affiliates determines in good faith that it is appropriate to do so and, if practicable, gives prior notice to the other parties hereto of such determination.

	 PRIVATE  ARTICLE IX tc  \l 1 "ARTICLE IX"

	CONDITIONS TO OBLIGATIONS
	       OF EACH PARTY

	The obligations of each of Holdco, Merger Sub and ERS to consummate the Merger and the Closing are subject to the following conditions precedent, any or all of which may be waived by such party at its sole discretion:

	 PRIVATE  9.1	Information/Going Private Transaction Statement tc
\l 2 "9.1	Information/Going Private Transaction Statement" .

	The Information/Going Private Transaction Statement shall have been filed with the SEC and distributed to holders of ERS Common Stock; prior to the first date on which the Information/Going
Private Transaction Statement is mailed to stockholders the Schedule 13E-3 shall have been filed with the SEC; and all applicable notice periods under the requirements of Rule 13e-3 and Rule 14C-2(b) shall have expired.

 PRIVATE  	9.2	Reclassification Amendment. tc  \l 2 "	9.2
	Reclassification Amendment."

	The ERS Principal Shares shall have been reclassified as an equivalent number of shares of ERS Class B Common Stock pursuant to the provisions of an amendment to the certificate of incorporation of ERS (herein referred to as the "Reclassification Amendment") in the form set forth in the certificate attached hereto as Exhibit A duly filed with the Secretary of State of Delaware in accordance with the requirements of the GCL immediately prior to the Effective Time.


	 PRIVATE  9.3	No Prohibition on Consummation tc  \l 2 "9.3	No
Prohibition on Consummation" .

	No order, stay, judgment, injunction or decree shall have been issued and be in effect by any court restraining or prohibiting the consummation of the transactions contemplated hereby. No statute, rule or regulation shall have been promulgated or enacted by any foreign or United States federal or state government, governmental authority or governmental agency, which would prevent or make illegal the consummation of the transactions contemplated hereby, including the Merger.

	 PRIVATE  ARTICLE X tc  \l 1 "ARTICLE X"

	CONDITIONS TO OBLIGATIONS OF ERS

	Subject to waiver by ERS, at its sole discretion, the obligation of ERS to consummate the Merger and the Closing is subject to the representations and warranties of Holdco and Merger Sub contained in this Agreement being true and correct in all respects at and as of the Closing Date with the same effect as though all such representations and warranties are made at and as of the Closing Date (except for representations and warranties which are as of a specific date or which relate to a specific period other than or not including the Closing Date, as the case may be, and except for changes therein contemplated or permitted by this Agreement) and the compliance by Holdco and Merger Sub with their respective covenants contained under this Agreement in all respects, except (i) where the failure of the representations and warranties set forth in the Agreement to be true and correct does not, individually or in the aggregate, have a Material Adverse Effect with respect to Holdco and Merger Sub, taken as a whole, or (ii) where the failure to perform or comply with the covenants contained in this Agreement does not, individually or in the aggregate, have a Material Adverse Effect with respect to Holdco and Merger Sub, taken as a whole; and the delivery by Holdco and Merger Sub to ERS of a certificate to that effect, dated the Closing Date, signed by its Chairman of the Board, its President and Chief Executive Officer or one of its Vice Presidents.

	 PRIVATE  ARTICLE XI tc  \l 1 "ARTICLE XI"

	CONDITIONS TO OBLIGATIONS OF HOLDCO AND MERGER SUB

	Subject to waiver by Holdco, at its sole discretion, the obligations of each of Holdco and Merger Sub to consummate the Merger and the Closing are subject to the representations and warranties of ERS contained in this Agreement being true and correct in all respects at and as of the Closing Date with the same effect as through all such representations and warranties are made at and as of the Closing Date (except for representations and warranties which are as of a specific date or which relate to a specific period other than or not including the Closing Date, as the case may be, and except for changes therein contemplated or permitted by this Agreement) and the compliance by ERS with all of its covenants contained in this Agreement in all respects, except (i) where the failure of the representations and warranties set forth in the Agreement to be true and correct, does not, individually or in the aggregate, have a Material Adverse Effect, or (ii) where the failure to perform or comply with the covenants contained in this Agreement does not, individually or in the aggregate, have a Material Adverse Effect; and ERS shall have delivered to Holdco a certificate to that effect, dated the Closing Date, signed by its Chairman of the Board, its President or one of its Vice Presidents.

	 PRIVATE  ARTICLE XII tc  \l 2 "ARTICLE XII"

	TERMINATION

	 PRIVATE  12.1	Termination tc  \l 2 "12.1	Termination" .

	This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time: (a) by the consent of all parties hereto; or (b) by either ERS or Holdco if: (i) a permanent injunction is entered, enforced or deemed applicable to this Agreement which prohibits the consummation of the transactions contemplated hereby and all appeals of such injunction shall have been taken and shall have been unsuccessful, (ii) any governmental entity, the consent of which is a condition to the obligation of such party to consummate the transactions contemplated hereby, shall have determined not to grant its consent and all appeal of such determination shall have been taken and shall have been unsuccessful, or (iii) the Closing shall not have occurred on or prior to December 1, 2001; or (c) by ERS, if the Board of Directors of ERS determines in good faith that termination of this Agreement is necessary for the Board of Directors to act in a manner consistent with its fiduciary duties to the stockholders of ERS, other than the holders of ERS Principal Shares, under applicable law by reason of an alternative proposal referred to in Section 7.8 having been made.

	 PRIVATE  12.2	Effect of Termination tc  \l 2 "12.2	Effect
of Termination" .

	In the event of termination of this Agreement pursuant to
Section 12.1 hereof, all rights of all parties hereto shall cease and terminate, except for such rights as any party may otherwise have for breach of contract (other than breaches which are not willful), including, without limitation, rights for any such breaches of any representations, warranties or covenants contained herein, and, provided that the provisions of this Section 12.2 and Sections 7.6(b), 13.5 and 13.6 shall survive any such termination.

	 PRIVATE  ARTICLE XIII tc  \l 1 "ARTICLE XIII"

	MISCELLANEOUS

	 PRIVATE  13.1	Notices tc  \l 2 "13.1	Notices" .

	All notices, requests or instruction hereunder shall be in writing and delivered personally, sent by registered or certified mail, postage prepaid, by telecopy (or like transmission) or by express mail by a reputable courier, as follows:

			(1)  if to ERS:

					488 Main Avenue
					Norwalk, Connecticut 06851-1007

					Attention: President

					Fax: (203) 849-2616

					with a copy to:

					Kenneth Lefkowitz, Esq.
					Hughes Hubbard & Reed LLP
					One Battery Park Plaza
					New York, New York 10004

					Fax: (212) 422-4726

               (2)  if to Holdco or Merger Sub:

					488 Main Avenue
					Norwalk, Connecticut 06851

                  		Attention: Chief Executive Officer

                  		Fax: (203) 849-2616

					with a copy to:

                  		Howard Kailes, Esq.
                  		Krugman & Kailes LLP
                  		Park 80 West - Plaza Two
                  		Saddle Brook, New Jersey  07663

					Fax: (201) 845-9627

Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices and other communications given to any party hereto in accordance with the provisions hereof shall be deemed to have been given on the date of receipt, provided that any notice or other communication that is received other than during regular business hours of the recipient shall be deemed to have been given at the opening of business on the next business day of the recipient.

	 PRIVATE  13.2	Entire Agreement tc  \l 2 "13.2	Entire
Agreement" .

	This Agreement and the documents referred to herein contain the entire agreement between the parties hereto with respect to the transactions contemplated hereby, and supersede all prior understandings, arrangements and agreements with respect to the subject matter hereof. No modification hereof shall be effective unless in writing and signed by the party against which it is sought to be enforced.

	 PRIVATE  13.3	Modification tc  \l 2 "13.3	Modification" .

	At any time prior to the Effective Time, the parties hereto may, by written agreement, make any modification or amendment of this Agreement approved by their respective Boards of Directors; provided however, that any and all such modifications and amendments shall conform to the requirements of the GCL.

	 PRIVATE  13.4	Further Action tc  \l 2 "13.4	Further Action" .

	Each of the parties hereto shall use such party's reasonable best efforts to take such actions as may be necessary or reasonably requested by the other parties hereto to carry out and consummate the transactions contemplated by this Agreement.

	 PRIVATE  13.5	Expenses tc  \l 2 "13.5	Expenses" .

	Each of the parties hereto shall bear such party's own expenses in connection with this Agreement and the transactions contemplated hereby.

	 PRIVATE  13.6	Governing Law tc  \l 2 "13.6	Governing Law" .

	This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable in the case of agreements made and to be performed entirely within such State.

	 PRIVATE  13.7	Captions tc  \l 2 "13.7	Captions" .

	The captions appearing herein are for the convenience of the parties only and shall not be construed to affect the meaning of the provisions of this Agreement.

	 PRIVATE  13.8	Accounting Terms tc  \l 2 "13.8	Accounting
Terms" .

	All accounting terms used herein which are not expressly defined in this Agreement shall have the respective meanings given to them in accordance with generally accepted accounting principles on the date hereof.

	 PRIVATE  13.9	Waiver tc  \l 2 "13.9	Waiver" .

	At any time prior to the Effective Time, the parties hereto may
(a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein, to the extent permitted by applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party. Except as otherwise expressly provided in this Agreement, neither the failure nor any delay on the part of any party to exercise any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise or waiver of any such right, power or privilege preclude any other or further exercise thereof, or the exercise of any other right, power, or privilege available to each party at law or in equity.

	 PRIVATE  13.10	Assignment tc  \l 2 "13.10	Assignment" .

	This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties and any such attempted assignment without consent shall be void.

	 PRIVATE  13.11 No Third Party Beneficiary tc  \l 2 "13.11	No
Third Party Beneficiary" .

	This Agreement is not intended, and shall not be construed, to confer any rights or remedies hereunder upon any party other than the parties hereto and those parties designated as directors and entitled to indemnification under Section 7.9, which parties shall be entitled to enforce their rights under such provisions to which they are entitled to benefits.

	 PRIVATE  13.12	 Partial Invalidity tc  \l 2 "13.12	Partial
Invalidity" .

	Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement, or any such terms in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

	 PRIVATE  13.13	 Counterparts tc  \l 2 "13.13	Counterparts" .

	This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, this Agreement has duly executed by the parties hereto as of the date first above written.

ATTEST:					ELECTRONIC RETAILING SYSTEMS
						   INTERNATIONAL, INC.


s/Howard Kailes           	By s/Norton Garfinkle
Assistant Secretary				Chairman of the Board

ATTEST:					SYSTEMS HOLDING, INC.


s/Howard Kailes           	By s/Norton Garfinkle
Assistant Secretary				Chairman of the Board

ATTEST:					SYSTEMS MERGER SUB, INC.



s/Howard Kailes           	By s/Norton Garfinkle
Assistant Secretary				Chairman of the Board


EXHIBIT A

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

ELECTRONIC RETAILING SYSTEMS INTERNATIONAL, INC.


	ELECTRONIC RETAILING SYSTEMS INTERNATIONAL, INC., a corporation organized and existing under the General Corporation
Law of the State of Delaware (the "Corporation") pursuant to the provisions of the General Corporation Law of the State of Delaware (the "GCL") does hereby certify as follows:

	FIRST: The Certificate of Incorporation is hereby amended by deleting the first sentence of the first paragraph of Article FOURTH in its present form and substituting therefor the following:

	"FOURTH: The total number of shares of capital stock which the corporation shall have the authority to issue is 37,000,000 shares of capital stock, consisting of 2,000,000 shares of preferred stock, $1.00 par value per share ("Preferred Stock"), 20,000,000 shares of common stock, $.01 par value per share (the "Common
Stock"), and 15,000,000 shares of class B common stock, $.01 par value (the "Class B Common Stock"). Each outstanding share of Common Stock and each outstanding share of Class B Common Stock shall be of equal rank, and shall have identical powers, preferences, qualifications, restrictions and other rights (and, without limiting the generality of the foregoing, shall vote together as a single class with all other outstanding shares of Common Stock and all other outstanding shares of Class B Common Stock on all matters to be voted on by the stockholders of the Corporation, and shall not be split, divided or combined unless, at the same time, the Corporation splits, divides or combines, as the case may be, the shares of both the Common Stock and the Class B Common Stock in the same proportion and manner), in each event subject to the operation of the immediately succeeding sentence.
Effective immediately prior to the Effective Time (as defined pursuant to the Agreement and Plan of Merger dated as of July 2, 2001 among the Corporation, Systems
Holding, Inc. ["Holdco"] and Systems Merger Sub, Inc.), and contemporaneously with the contribution to Holdco of the ERS Principal Shares (as defined thereunder), and without any further action on the part of the Corporation or its stockholders, each share of the Corporation's Common Stock contributed to Holdco shall be reclassified, changed and converted into one share of Class B Common Stock, and each certificate representing shares of Common Stock contributed to Holdco shall be deemed to represent the number of shares of Class B
Common Stock resulting from the foregoing reclassification; and thereafter, in the event of any merger or consolidation of the Corporation with or into another entity (whether or not the Corporation is the surviving entity), the holders of Common Stock and the holders of Class B Common Stock shall be entitled to the per share consideration allocated to them, respectively, in such merger or consolidation.

	SECOND:	The amendment to the certificate of
Incorporation of the Corporation set forth in this Certificate of Amendment has been duly adopted in accordance with the applicable provisions of Section 242 of the GCL (a) the Board of Directors of the Corporation having duly adopted resolutions setting forth such amendment and declaring it advisability at a meeting of the Board of Directors of the Corporation duly called and held on July 2, 2001 in conformity with the By-laws of the Corporation, and (b) the stockholders of the Corporation having duly adopted such amendment by the written consent of the holders of the majority of the outstanding stock entitled to vote thereon on July 2, 2001 in accordance with Section 228 of the GCL.

	IN WITNESS WHEREOF, ELECTRONIC RETAILING SYSTEMS
INTERNATIONAL, INC. has caused this certificate to be signed and attested by duly authorized officers as of the _____ day of
		, 2001.


						ELECTRONIC RETAILING SYSTEMS
							INTERNATIONAL, INC.



						By
ATTEST:




Annex B

July 2, 2001

Special Committee of the Board of Directors
Electronic Retailing Systems International, Inc.
488 Main Avenue
Norwalk, CT 06851

Dear Mr. Diamond:

We understand that Electronic Retailing Systems Inter-national, Inc. ("ERS" or the "Company"), is considering a proposal made by certain principal shareholders of ERS, acting through Systems Holding, Inc. ("Holdco"), an entity controlled by them, to merge with ERS, with each share of ERS common stock, par value $0.01 per share (the "Common Stock"), other than those shares owned by stockholders of Holdco, to be converted into and represent the right to receive a cash payment from Holdco of $0.26 (the "Transaction"). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement dated July 2, 2001 (the "Merger Agreement").

You have asked for our opinion as to whether the Transaction is fair from a financial point of view to the Company's "Public
Shareholders" (as defined below).

For purposes of the opinion set forth herein, we have:

(i) reviewed and compared certain publicly available financial statements and other publicly available information of ERS, and comparative companies;

(ii) reviewed and compared non-public financial statements of NewCheck Corporation d/b/a Productivity Solutions,
Inc. ("PSI"), and publicly available information for comparative companies;

(iii) reviewed and analyzed certain internal financial statements, projections and other financial and operating data concerning ERS and PSI;

(iii) discussed the past and current operations and financial condition and the prospects of ERS and PSI with senior executives of ERS and PSI;

(iv) reviewed the reported prices and trading activity for the Common Stock;

(v) compared the financial performance of ERS and PSI with that of certain other companies which are comparable to ERS and PSI;

(vi) compared the financial performance of ERS and PSI with that of certain other companies that have been acquired;

(vii) reviewed precedent transactions by other public companies involved in the electronic shelf labeling and automated checkout machine businesses;

(viii) reviewed the Merger Agreement and certain related documents; and

(ix) performed such other analyses and considered such other factors as we have deemed relevant and appropriate.

For the purpose of this opinion, the term "Public Shareholders" shall mean all holders of the Common Stock other than the stockholders of Holdco and their respective affiliates.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of ERS and PSI. We have not made any independent valuation or appraisal of the assets or liabilities of ERS or PSI. We were requested not to solicit, and did not solicit, interest from other parties with respect to an acquisition of or other business combination with the Company. We have assumed that the Transaction will be consummated in accordance with the terms set forth in the Merger Agreement. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

BNY Capital Markets, Inc. ("BNYCMI") is acting as financial advisor to the Special Committee to the extent set forth in the letter agreement between BNYCMI and the Company dated June 12, 2001, and will receive a fee for our services. In the past, BNYCMI and its predecessors have provided financial advisory and financing services for ERS and PSI and have received customary fees for the rendering of these services. BNYMCI is a wholly-owned subsidiary of The Bank of New York Company. In the ordinary course of business, The Bank of New York may from time to time trade in the securities of ERS for its own account, the accounts of investment funds under the management of The Bank of New York and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

This letter is for the information of the Special Committee as well as the full Board of Directors of ERS and may not be used for any other purpose without our prior written consent. In addition, this opinion does not in any manner address the prices at which the Common Stock or other securities of the Company will trade following the consummation of the Transaction.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Transaction is fair from a financial point of view to the Company's Public Shareholders.

Very truly yours,

s/BNY Capital Markets, Inc.

BNY Capital Markets, Inc.






















ANNEX C

DELAWARE GENERAL CORPORATION LAW - SECTION 262

SECTION 262. APPRAISAL RIGHTS. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)	Appraisal rights shall be available for the shares of
any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258,
Section 263 or Section 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. 	Shares of stock of the corporation surviving
or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. 	Shares of stock of any other corporation, or
depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. 	Cash in lieu of fractional shares or
fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.	Any combination of the shares of stock,
depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)	In the event all of the stock of a subsidiary
Delaware corporation party to a merger effected under Section
253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) 	Any corporation may provide in its certificate of
incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)	Appraisal rights shall be perfected as follows:

(1)	If a proposed merger or consolidation for which
appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or
(c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)	 If the merger or consolidation was approved
pursuant to Section 228 or Section 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date, provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

 (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections
(a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)	 Upon the filing of any such petition by a stockholder,
service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

 (g)	At the hearing on such petition, the Court shall
determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)	After determining the stockholders entitled to an
appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.


(i)	The Court shall direct the payment of the fair value of
the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

 (j)	The costs of the proceeding may be determined by the
Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

	(k)	From and after the effective date of the merger or
consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.



Appendix 1
Report of Independent Accountants

To the Board of Directors and Stockholders of Electronic Retailing Systems International, Inc.

In our opinion, the consolidated financial statements listed in the index on page F-1 present fairly, in all material respects, the financial position of Electronic Retailing Systems International, Inc. and its subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 12 to the financial statements, the Company has revised the balance sheet to reclassify a portion of the Series A-1 Preferred Stock within stockholders' equity.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations, has limited capital resources and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


s/PricewaterhouseCoopers LLP
Stamford, Connecticut
March 23, 2001, except for Note 12, which is as of November 28,
2001


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